Exhibit 2.1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

between

KNIGHT CAPITAL GROUP, INC.

and

BATS GLOBAL MARKETS, INC.

Dated January 27, 2015

i

5.3.	No Conflicts	38
5.4.	Title to Shares	38
5.5.	No Fees to Brokers	38

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER		39

6.1.	Organization, Good Standing and Authority	39
6.2.	No Conflict; No Violation; No Default	39
6.3.	Consents and Approvals	39
6.4.	Availability of Funds; Financing	40
6.5.	Litigation	41
6.6.	Investment Intent	41
6.7.	Due Diligence by Purchaser	41
6.8.	Solvency	41
6.9.	No Fees to Brokers	42
6.10.	No Other Representations or Warranties	42

ARTICLE 7 COVENANTS		42

7.1.	Pre-Closing Conversion	42
7.2.	Conduct of the Business	42
7.3.	Cooperation	45
7.4.	Pre-Closing Access	47
7.5.	Post-Closing Access	47
7.6.	Employee Benefit Matters	49
7.7.	Non-Competition and Non-Solicitation	52
7.8.	Insurance	54
7.9.	Transition Services Agreement	55
7.10.	Further Assurances	55
7.11.	Confidentiality	55
7.12.	Publicity; Notices	55
7.13.	Director Indemnification; Exculpation	55
7.14.	Release of Guarantees	56
7.15.	Trademark Matters	57
7.16.	Transition Plan	58
7.17.	Intercompany Items	59
7.18.	Financing Cooperation	60
7.19.	Maintenance of Financing	62
7.20.	Resignations	63

ARTICLE 8 CONDITIONS TO CLOSING		63

8.1.	Conditions Precedent to the Obligations of Purchaser and Seller	63
8.2.	Conditions Precedent to the Obligations of Purchaser	63
8.3.	Conditions Precedent to the Obligations of Seller	64

ARTICLE 9 TAX MATTERS		65

9.1.	Tax Covenants	65

ii

9.2.	Contest Provisions	67
9.3.	Tax Sharing Payments	68
9.4.	Termination of Tax Allocation Agreements	72
9.5.	Cooperation	72
9.6.	Transfer Taxes	72
9.7.	Survival	73

ARTICLE 10 SURVIVAL; INDEMNIFICATION		73

10.1.	Survival	73
10.2.	Indemnification	73
10.3.	Claims for Indemnification	74
10.4.	Indemnification Limitations	76
10.5.	Survival of Indemnity	78
10.6.	Exclusive Remedy	78
10.7.	Payments	78

ARTICLE 11 TERMINATION		78

11.1.	Termination	78
11.2.	Effect of Termination	79

ARTICLE 12 MISCELLANEOUS		80

12.1.	Notices	80
12.2.	Governing Law; Consent to Jurisdiction	81
12.3.	Counterparts	81
12.4.	Entire Agreement	81
12.5.	Amendment; Waiver	82
12.6.	Binding Effect; Assignment; Third-Party Beneficiaries	82
12.7.	Severability	82
12.8.	Expenses	83
12.9.	Scope of Agreements	83
12.10.	Waiver of Jury Trial	83
12.11.	Specific Performance	83
12.12.	No Recourse; Waiver of Claims	84

SCHEDULES AND EXHIBITS

Exhibit 1	Form of Transition Services Agreement

Purchaser’s Disclosure Schedules
Seller’s Disclosure Schedules

iii

SECURITIES PURCHASE AGREEMENT, dated January 27, 2015 (this “Agreement”), between Knight Capital Group, Inc., a Delaware corporation (“Seller”), and BATS Global Markets, Inc., a Delaware corporation (“Purchaser”).

RECITALS

A.                                    Seller is the direct parent corporation of Hotspot FX Holdings, Inc. (the “Company”).

B.                                    The Company will convert, no later than two (2) days prior to the Closing Date, to a Delaware limited liability company that is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes (such an entity, a “Disregarded Entity”).

C.                                    On the terms, and subject to the conditions set forth in this Agreement, Seller desires to sell and Purchaser desires to purchase all of the issued and outstanding equity interests of the converted Company (the “Shares”), and it is intended by both parties to treat the transaction as an acquisition by Purchaser of all of the assets of the Company from Seller for U.S. federal income tax purposes.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement and for other good and valuable consideration the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1.                            Specific Definitions.  As used in this Agreement, the following terms have the meanings assigned below:

“Accounting Policies” means GAAP and, to the extent consistent with GAAP, the accounting policies, principles, practices and methodologies used in the preparation of the Financial Statements, except that for purposes of Article 2 and Article 3, the defined terms contained in this Agreement shall govern whether or not such terms are consistent with GAAP.

“Action” means any civil, criminal or administrative action, suit, litigation, arbitration, regulatory inquiry, audit or investigation, hearing or other similar proceeding.

“Affiliate” means, with respect to any specified Person, any other Person, at the time of such determination, directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person, except, in the case of each of Seller, the Company and the Transferred Subsidiaries, the term Affiliate shall not include (i) Purchaser or any of their respective Affiliates (other than Seller) or (ii) the Excluded Affiliates, and, in the case of Purchaser, the term Affiliate shall not include Seller or its Affiliates (other than Purchaser and its controlled Affiliates and, from and after the Closing, the Company and the Transferred Subsidiaries).

“Agreement” has the meaning set forth in the Preamble.

“Allocable Target Pre-Option Period Tax Sharing Amount” means, with respect to a Pre-Option Taxable Year, the amount equal to (i) Target Pre-Option Annual Tax Sharing Amount multiplied by (ii) the fraction the numerator of which is the number of days in such Pre-Option Taxable Year and the denominator of which is the number of days in the Taxable Year of the Purchaser Consolidated Group that includes such Pre-Option Taxable Year.

“Amended Corporate Tax Rate” means the highest marginal United States federal income tax rate applicable a “C” corporation on the Closing Date, which rate shall take into account any change in or amendment to the tax laws of the United States in the calendar year of the Closing Date that is retroactive to the Closing Date (“Tax Law Change”).

“Automatic Transfer Regulations” means in the United Kingdom, Transfer of Undertakings (Protection of Employment) Regulations 2006, or in relation to any other relevant country, any comparable, equivalent or similar Law, rule, regime or regulation providing for the automatic transfer of employment pursuant to the transfer of a business or undertaking (whether pursuant to Council Directive 2001/23/EEC or otherwise).

“Benefit Plans” means all employment, consulting, benefit and compensation plans, programs, agreements, contracts, policies or arrangements, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, post-employment, retirement, severance, retention, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus, disability and health plans, in each case whether or not written, (i) that are sponsored, maintained, administered, contributed to or entered into for the current or future benefit of any Company Service Provider or (ii) for which the Company or any Transferred Subsidiary has or could reasonably have any direct or indirect Liability.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to close.

“Catch-Up Amount” has the meaning set forth in Section 9.3(a)(i)(C).

“Catch-Up Years” has the meaning set forth in Section 9.3(a)(i)(C).

“Chosen Courts” has the meaning set forth in Section 12.2.

“Claim Notice” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Balance Sheet” has the meaning set forth in Section 3.4(a).

“Closing Cash” means all cash and cash equivalents of the Company and the Transferred Subsidiaries on a consolidated basis as of the Effective Time, including the amount of any received but uncleared checks, drafts and wires issued prior to such time, less the amount necessary to cover all overdrafts and all outstanding checks and wire transfers that have been mailed, transmitted or otherwise delivered by the Company and the Transferred Subsidiaries but have not cleared their respective bank or other accounts prior to such time, determined in accordance with GAAP.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company and the Transferred Subsidiaries, calculated on a consolidated basis at the Effective Time in accordance with the Accounting Policies.

“Closing Net Working Capital” means the consolidated current assets of the Company and the Transferred Subsidiaries (excluding any current or deferred income Tax assets, Intercompany Receivables or Closing Cash) minus the consolidated current liabilities of the Company and the Transferred Subsidiaries (excluding any current or deferred income Tax liabilities, Indebtedness, Transaction Expenses or Intercompany Payables), in each case calculated as of the Effective Time in the manner set forth in Schedule 1.1(a) of Seller’s Disclosure Schedules.

“Closing Statement” has the meaning set forth in Section 3.4(a).

“Code” means the United States Internal Revenue Code of 1986.

“Combined Marks” has the meaning set forth in Section 7.15(e).

“Commitment Party” means each of the financial institutions providing the Financing Commitment or other agreement in connection with the Purchaser Financing or alternative debt financings (including the Lenders) in connection with the transactions contemplated hereby, including pursuant to any joinder agreement, supplement, or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates and the officers, directors, employees, agents, representatives, successors and assigns of the foregoing.

“Company” has the meaning set forth in the Recitals.

“Company Asset” means each asset that is held at Closing by the Company or any of the Transferred Subsidiaries that is treated as a disregarded entity for U.S. federal income tax purposes.

“Company Benefit Plans” has the meaning set forth in Section 4.8(a).

“Company Employee” means each employee of Seller Parent or any of its Subsidiaries, including the Company or the Transferred Subsidiaries, who is set forth on Schedule 1.1(b) of Seller’s Disclosure Schedules.

“Company Employee Schedule” has the meaning set forth in Section 4.16(c).

“Company Material Adverse Effect” means any circumstance, change or effect that (a) is materially adverse to the respective businesses, assets, operations or financial position of the Company and the Transferred Subsidiaries, taken as a whole, or (b) would prevent or materially impair the ability of Seller or any of Seller’s Affiliates to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that clause (a) of “Company Material Adverse Effect” shall not include any such circumstance, change or effect to the extent resulting from (i) any circumstance, change or effect generally affecting the industries in which the Company and the Transferred Subsidiaries operate; (ii) general economic, financial or securities market conditions; (iii) changes in Laws, regulations (or interpretations of Laws or regulations) or accounting principles; (iv) hurricanes, tornadoes, earthquakes, floods or other natural disasters; (v) changes in national or international political conditions, including engagement in hostilities, whether or not pursuant to the declaration of a natural disaster, emergency or war, or the occurrence of any terrorist or military attack; (vi) any change, effect, event or occurrence (including in respect of relationships with customers, suppliers or employees) arising out of the announcement of this Agreement or the transactions contemplated hereby (provided that this clause (vi) shall not apply with respect to any representation or warranty intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (vii) items that have been disclosed on Schedule 4.12 of Seller’s Disclosure Schedules; or (viii) any actions required to be taken (or required to be omitted to be taken) by Seller or any of its Affiliates under this Agreement or the Transition Services Agreement (other than actions taken or omitted to be taken in the ordinary course of business as required by Section 7.2), or which were taken with the written consent or at the direction of Purchaser, unless, in the case of each of the foregoing clauses (i)-(iii) and (v), such circumstance, change or effect has had a disproportionate impact on the businesses, assets, operations or financial position of the Company and the Transferred Subsidiaries, taken as a whole, relative to other similar companies in the industries in which the Company and the Transferred Subsidiaries operate (in which case, only such incremental disproportionate impact shall be taken into account in determining whether there has been a Company Material Adverse Effect if not otherwise excluded by another clause of this proviso).

“Company Service Provider” means any current or former employee, officer, director or independent contractor of the Company or the Transferred Subsidiaries, including any employee, director or independent contractor of Seller Parent or any of its Subsidiaries who is or was primarily engaged to provide services to the business of the Company or the Transferred Subsidiaries.

“Competing Business” has the meaning set forth in Section 7.7(a).

“Confidentiality Agreement” means the letter agreement, dated October 28, 2014, between Seller Parent and Purchaser.

“Constituent Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, association or formation, deed of incorporation, bylaws, limited liability company agreement, partnership agreement or other constitutive documents. (and, in each case, such similar instruments or documents as applicable under a relevant jurisdiction).

“Continuing Employee” has the meaning set forth in Section 7.6(a).

“Continuing Seller Performance Guarantees” has the meaning set forth in Section 7.14(b).

“Contract” means, with respect to any Person, any agreement, indenture, debt instrument, contract, lease or other binding commitment to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Conversion” has the meaning set forth in Section 7.1.

“Corporate Tax Rate Change” means any Tax Law Change that results in a difference between Amended Corporate Tax Rate and Current Corporate Tax Rate.

“Coverage Period” has the meaning set forth on Schedule 7.6(a) of Seller’s Disclosure Schedules.

“Cure Stub Period Days” has the meaning set forth in the definition of Volume Cure Measurement Period.

“Current Corporate Tax Rate” means thirty-five percent (35%).

“De Minimis Loss” means any Loss or series of related Losses that does not exceed $100,000.

“Disclosure Schedule” means, with respect to either party, the “Disclosure Schedules” delivered by such party to the other party on or before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations, warranties or covenants contained in this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to result in a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable; provided further that an item disclosed by either party in such party’s Disclosure Schedule shall be deemed to be a disclosure against any other representation, warranty or covenant of such party in this Agreement to the extent that the relevance of such disclosure is reasonably apparent from the context of such disclosure in such party’s Disclosure Schedule.

“Disputed Item” has the meaning set forth in Section 3.4(b).

“Disregarded Entity” has the meaning set forth in the Recitals.

“DOJ” means the United States Department of Justice.

“Effective Time” means 12:01 a.m. on the Closing Date.

“Excess Payment” has the meaning set forth in Section 9.3(a)(iv).

“Excluded Affiliates” means, to the extent they would otherwise be deemed Affiliates, Jefferies LLC or General Atlantic LLC or any of their respective Affiliates (other than Seller Parent and its controlled Affiliates).

“Encumbrance” means any lien, encumbrance, security interest, charge, mortgage, option, pledge, restriction on transfer or use or similar restriction.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Closing Statement” has the meaning set forth in Section 2.3.

“Estimated Purchase Price” has the meaning set forth in Section 2.3.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Final Determination” means, (1) with respect to a dispute as to indemnification for a Loss under Article 10, (i) a written agreement between the parties to such dispute resolving such dispute, (ii) a final and non-appealable order or judgment entered by a court of competent jurisdiction resolving such dispute or (iii) a final non-appealable determination rendered by an arbitration or like panel to which the parties submitted such dispute that resolves such dispute, or (2) any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determination), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD.

“Final Purchase Price” has the meaning set forth in Section 3.4(e).

“Financial Statements” has the meaning set forth in Section 4.10(a).

“Financing Commitment” has the meaning set forth in Section 6.4(b).

“Financing Commitment Required Information” has the meaning set forth in Section 7.18(b).

“FINRA” means the Financial Industry Regulatory Authority (including any predecessor entity, including the National Association of Securities Dealers, Inc.).

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“FX” has the meaning set forth in Section 7.7(a).

“GAAP” means U.S. generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, state, local, domestic, transnational or foreign agency, administrative body, panel, department or other legislative, judicial, governmental, quasi-governmental entity or Self-Regulatory Organization with competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Approval” has the meaning set forth in Section 4.3(b).

“Inactive Employee” has the meaning set forth in Section 7.6(b).

“Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person for amounts drawn under bankers’ acceptances, letters of credit or other financial guaranties, (iv) all obligations of such Person for the deferred purchase price of property or services (including any accounts payables which are sixty (60) days or more overdue), (v) all obligations of such Person as lessee under leases that are required to be recorded as capital leases in accordance with the GAAP, (vi) all payment obligations of such Person under any swap or hedge agreements, (vii) any accrued and unpaid interest on, and any prepayment premiums, penalties or other contractual charges in respect of, any of the items described in the foregoing clauses (i) through (vi) and (viii) all guarantees by and other contingent obligations of such Person of any Indebtedness of another Person.

“Indemnified Director” has the meaning set forth in Section 7.13(a).

“Indemnified Person” has the meaning set forth in Section 10.3(a).

“Indemnifying Person” has the meaning set forth in Section 10.3(a).

“Indemnity Cap” means an amount in dollars equal to twenty percent (20%) of the Purchase Price.

“Indemnity Threshold Amount” means an amount in dollars equal to one-half of a percent (0.5%) of the Purchase Price.

“Information” has the meaning set forth in Section 7.11.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (i) Trademarks, (ii) Patents, (iii) Trade Secrets, (iv) copyrights (including copyrights in databases and other compilations of information) and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof and (v) all other intellectual property or proprietary rights (including database rights and, in the case of each of (ii) to (iv), any such rights that may subsist in data and Software).

“Intercompany Payables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by the Company or either of the Transferred Subsidiaries to Seller or any of its Affiliates (other than the Company or either of the Transferred Subsidiaries).

“Intercompany Receivables” means all account, note or loan payables and all advances (cash or otherwise) or any other extensions of credit that are payable by Seller or any of its Affiliates (other than the Company or either of the Transferred Subsidiaries) to the Company or either of the Transferred Subsidiaries.

“International Benefit Plans” has the meaning set forth in Section 4.8(a).

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and other information technology equipment, and associated documentation.

“Knowledge” means (i) with respect to Seller, the actual knowledge, after reasonable inquiry, of any of the individuals whose names are listed on Schedule 1.1(c) of Seller’s Disclosure Schedules (it being understood that, in respect to matters related to Intellectual Property, such reasonable inquiry does not require Seller to perform any Patent clearance searches, seek any Patent freedom-to-operate opinions or otherwise conduct any investigations with respect to third party Patents; provided, however, that the foregoing does not exclude reasonable inquiry of employees reporting directly to such individuals) and (ii) with respect to Purchaser, the actual knowledge, after reasonable inquiry, of any of the officers of Purchaser or Purchaser’s Affiliates listed on Schedule 1.1(a) of Purchaser’s Disclosure Schedules.

“Law” means any law, statute, regulation, rule, order, injunction, order, license, approval or permit enacted, issued, promulgated, adjudged, entered or enforced by a Governmental Authority.

“Lenders” has the meaning set forth in Section 6.4(b).

“Liabilities” means any debt, liability or obligation, whether asserted or unasserted, determined, determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Licenses and Permits” means any permit, license, registration, consent, exemption, certificate, approval or other authorization provided or granted by or from a Governmental Authority in any jurisdiction that is required for (i) the operation of the business of the Company and the Transferred Subsidiaries, collectively, as conducted as of any date of determination, in compliance with all applicable Law or (ii) the ownership, possession, occupation or use of any assets of the Company or the Transferred Subsidiaries as of any date of determination.

“Loss” means any assessment, payment, damage, loss, cost, expense, penalty or other liability (including removal costs, remediation costs, closure costs, fines, penalties and reasonable expenses of investigation and ongoing monitoring, reasonable fees and expenses of outside counsel, and reasonable out-of-pocket disbursements) imposed on, incurred, suffered or sustained by a party, but not including any consequential, special, exemplary or punitive damage or loss (other than (i) to the extent awarded in a Final Determination in connection with a Third-Party Claim or (ii) any consequential damages or losses that are reasonably foreseeable).

“Material Contracts” has the meaning set forth in Section 4.9(a).

“Measurement Period” means the longest of the five (5) months after the date of this Agreement, the Subsequent Volume Trigger Event Measurement Period and the Volume Cure Measurement Period, as applicable.

“Non-Competition Period” has the meaning set forth in Section 7.7(a).

“Notice Period” has the meaning set forth in Section 10.3(b)(i).

“Outside Date” means the date that is one hundred eighty (180) days after the date hereof, subject to extension by written consent of Seller and Purchaser.

“Outstanding Company Shares” has the meaning set forth in Section 4.4(a).

“Owned Intellectual Property” means any and all Intellectual Property owned by the Company or any of the Transferred Subsidiaries.  For the avoidance of doubt, Owned Intellectual Property includes all Intellectual Property contemplated to be assigned or transferred to the Company pursuant to Section 7.15(f).

“Patent” means any patent, registration, invention, disclosure and application therefor, including division, continuation, continuation in part and renewal application, and including renewal, extension and reissue.

“Payment Year” has the meaning set forth in Section 9.3(a)(i)(C).

“Permitted Encumbrance” means any (i) lien or encumbrance on assets of the Company or the Transferred Subsidiaries incurred in the ordinary course of business (and not in connection with any financing) consistent with past practice and not materially affecting the use or ownership of such assets; (ii) lien or encumbrance for Taxes, assessments or other government charges not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements; (iii) mechanics’, materialmen’s or other similar lien or encumbrance which has arisen in the ordinary course of business; (iv) zoning, building, subdivision, environmental regulations, entitlement or other land use regulations or other similar government restrictions affecting real property and, in each case, not materially affecting the use or ownership of such real property; or (v) easement, quasi-easement, license, covenant, right of way, right of re-entry or other restriction, with respect to real property, including any other agreement, condition or restriction that would be shown by a current title report or other similar report or listing, in each case, not materially affecting the use or ownership of such real property.

“Person” means any individual, corporation, joint venture, partnership, limited liability company, trust, unincorporated association, Governmental Authority or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Post-Closing Taxable Year” means a Taxable Year of the Purchaser Consolidated Group that ends after the Closing Date, provided that if the Closing Date is not on the last day of a Taxable Year of the Purchaser Consolidated Group, the fourth (4th) Post-Closing Taxable Year after the Closing Date shall be deemed to end on the third (3rd) anniversary of the Closing Date and the fifth (5th) Post-Closing Taxable Year shall be deemed to begin on the day immediately after such anniversary.  By way of illustration only, if the Closing Date is on March 31, 2015, the fourth (4th) Post-Closing Taxable Year after the Closing Date is deemed to be the taxable period that begins on January 1, 2018 and ends on March 31, 2018 and the fifth (5th) Post-Closing Taxable Year after the Closing Date is deemed to be the taxable period that begins on April 1, 2018 and ends on December 31, 2018.

“Post-Option Taxable Year” means any Post-Closing Taxable Year that begins (or is deemed hereunder to begin) after the third (3rd) anniversary of the Closing Date.

“Pre-Option Taxable Year” means any Post-Closing Taxable Year that ends (or is deemed hereunder to end) on or before the third (3rd) anniversary of the Closing Date.

“Previously Disclosed” means, as of a given date, with respect to either party hereto, that the existence of a fact or condition was disclosed by such party to the other party through a Disclosure Schedule.

“Purchase Price” means $365,000,000, plus Closing Cash, plus the amount, if any, by which Closing Net Working Capital exceeds Target Net Working Capital, minus Closing Indebtedness, minus Transaction Expenses, minus the amount, if any, by which Closing Net Working Capital is less than Target Net Working Capital.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser 401(k) Plan” has the meaning set forth in Section 7.6(e).

“Purchaser Benefit Plans” has the meaning set forth in Section 7.6(d).

“Purchaser Consolidated Group” means the consolidated, combined, unitary or affiliated group of which Purchaser is a member.

“Purchaser Financing” has the meaning set forth in Section 6.4(b).

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Purchaser Material Adverse Effect” means any circumstance, change or effect that materially and adversely impairs Purchaser’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Purchaser Required Governmental Approvals” has the meaning set forth in Section 6.3.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” means, with respect to any Person, any officer, director, employee, advisor, agent or representative of such Person, or anyone acting on behalf of them or such Person.

“Required Governmental Approvals” means Purchaser Required Governmental Approvals and the HSR Approval.

“Restricted Entities” has the meaning set forth in Section 7.7(a).

“Sanctioned Country” has the meaning set forth in Section 4.6(e).

“Sanctions” has the meaning set forth in Section 4.6(e).

“Scheduled Intellectual Property” has the meaning set forth in Section 4.15(a).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Self-Regulatory Organization” means any self-regulatory organization in the securities and commodities field, including the National Futures Association, the Securities and Futures Authority Limited and FINRA.

“Seller” has the meaning assigned in the Preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 7.6(e) .

“Seller Benefit Plans” has the meaning set forth in Section 4.8(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Seller Parent” means KCG Holdings, Inc., a Delaware corporation.

“Seller Performance Guarantees” has the meaning set forth in Section 7.14(a).

“Seller Trademarks” means the names “KCG,” “Knight” or “GETCO” and any Internet domain name, Trademark, word, name or logo related thereto, or employing the word “KCG,” “Knight” or “GETCO” or any derivation, variation, translation or adaptation thereof, or any Internet domain name, Trademark, word, name or logo confusingly similar thereto or embodying any of the foregoing, whether alone or in combination with any other Internet domain names, Trademarks, words, names or logos, and whether Registered or unregistered (including, for the avoidance of doubt, any of “KCG,” “Knight” or “GETCO” used together with the name “Hotspot” or any other name currently or presently used by the Company or any of the Transferred Subsidiaries).

“Shares” has the meaning set forth in the Recitals.

“Software” means all computer software programs, applications, software interfaces, operating systems or embedded software programs or applications, including source code and object code.

“Solvent” has the meaning set forth in Section 6.8.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, as to any Person, any other Person Controlled by such Person, whether directly or indirectly, or any other Person who owns securities or other ownership interests having a majority of the economic interest or voting power of such Person.

“Subsequent Volume Trigger Event” occurs if after a Volume Cure Event has occurred (for such purposes, disregarding clause (ii) of “Volume Cure Event”), the publicly reported average daily notional FX trading volume on Hotspot FX for any sixty (60) Trading Day rolling period during the Subsequent Volume Trigger Event Measurement Period is seventy percent (70%) or less of the publicly reported average daily notional FX trading volume on Hotspot FX for the calendar month in the period from January 1, 2013 to December 31, 2014 with the lowest publicly reported average daily notional FX trading volume on Hotspot FX.

“Subsequent Volume Trigger Event Measurement Period” means the five (5) month anniversary period after the date of this Agreement; provided that if at the end of such five (5) month anniversary period the publicly reported notional FX trading volume on Hotspot FX for five (5) or more (but fewer than sixty (60)) Trading Days (such number of days, the “Subsequent Volume Trigger Stub Period Days”) within the thirty (30) Trading Days ending on such five (5) month anniversary date is seventy percent (70%) or less of the lowest publicly reported average daily notional FX trading volume on Hotspot FX for any calendar month from January 1, 2013 to December 31, 2014, then the Subsequent Volume Trigger Event Measurement Period will be extended for that number of Trading Days that, together with the Subsequent Volume Trigger Stub Period Days, equal thirty (30) Trading Days.

“Subsequent Volume Trigger Stub Period Days” has the meaning set forth in the definition of Subsequent Volume Trigger Event Measurement Period.

“Target Net Working Capital” means $7,500,000.

“Target Pre-Option Annual Tax Sharing Amount” means $6,552,000.

“Target Pre-Option Transaction Structure Tax Benefits Amount” means:

(i)                                     with respect to the first (1st) Pre-Option Taxable Year, $9,360,000 multiplied by the fraction the numerator of which is the number of days in the first Pre-Option Taxable Year and the denominator of which is the number of days in the Taxable Year of the Purchaser Consolidated Group that includes the Closing Date,

(ii)                                  with respect to the second (2nd) Pre-Option Taxable Year, $9,360,000,

(iii)                               with respect to the third (3rd) Pre-Option Taxable Year, $9,360,000, and

(iv)                              if the Closing Date is not on the last day of a Taxable Year of the Purchaser Consolidated Group, with respect to the fourth (4th) Pre-Option Taxable Year, $9,360,000 multiplied by the fraction the numerator of which is the number of days in the fourth Pre-Option Taxable Year and the denominator of which is the number of days in the Taxable Year of the Purchaser Consolidated Group that includes the third (3rd) anniversary of the Closing Date.

“Tax” means any and all United States federal, state and local, non-United States and other taxes, levies, fees, imposts, duties, tariffs and other charges in the nature of tax, together with any interest, penalties or additions imposed in connection therewith or with respect thereto, imposed by any Tax Authority, including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefits Sharing Percentage” means (i) with respect to each Pre-Option Taxable Year, seventy percent (70%) and (ii) with respect to each Post-Option Taxable Year, (A) if Purchaser is obligated to make the Tax Sharing Option Payment, zero percent (0%) and (B) if Purchaser is not obligated to make the Tax Sharing Option Payment, fifty percent (50%).

“Tax Claim” has the meaning set forth in Section 9.2(a).

“Tax Indemnifying Party” means the party required to make an indemnity payment pursuant to either Section 9.1(a) or Section 9.1(c), as applicable.

“Tax Indemnified Party” means the party entitled to receive an indemnity payment pursuant to either Section 9.1(a) or Section 9.1(c), as applicable.

“Tax Returns” means all returns, reports, elections, declarations, disclosures, information statements and other documentation (including any additional or supporting material) filed, or required to be filed, with respect to Taxes.

“Tax Sharing Acceleration Event” means the occurrence of any of the following events: (i) Purchaser shall default under any credit agreement, indenture, mortgage or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness, whether such Indebtedness now exists or is created after the date hereof, and such default shall have resulted in the acceleration of the maturity date of any Indebtedness of Purchaser then outstanding under both (if applicable) of the following (A) any definitive agreement relating to the Purchaser Financing and (B) to the extent there is less than $25,000,000 in aggregate principal amount of Indebtedness outstanding under such definitive agreement relating to the Purchaser Financing, any other Indebtedness with an aggregate principal amount greater than $25,000,000, (ii) Purchaser shall liquidate or dissolve, (iii) (A) Purchaser shall consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors or (B) the commencement by or against Purchaser of any bankruptcy, reorganization, receivership or insolvency proceeding in a court of competent jurisdiction, and, if such proceeding is involuntary on the part of Purchaser, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or (iv) any material continuing breach by Purchaser of Section 9.3(f) or any continuing failure by Purchaser to make any Tax Sharing Payments within thirty (30) days of the relevant due date, in each case under this clause (iv), for more than ten (10) days following Purchaser’s receipt of written notice of such breach or failure by Seller.

“Tax Sharing Agreement” means any agreement or arrangement (whether or not written) entered into prior to the Closing binding the Company or any of the Transferred Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit for the purpose of determining any Person’s Tax liability.

“Tax Sharing Option Payment” has the meaning set forth in Section 9.3(b).

“Tax Sharing Option Payment Amount” means $50,000,000; provided, however, that if there has been a Corporate Tax Rate Change, the Tax Sharing Option Payment Amount shall equal $50,000,000 multiplied by the ratio of Amended Corporate Tax Rate divided by Current Corporate Tax Rate.

“Tax Sharing Payment” means the payment made by Purchaser to Seller pursuant to Section 9.3(a) of the Agreement, taking into account any adjustments pursuant to clause (i), (iii) or (iv) of Section 9.3(a) of the Agreement.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code.

“Third-Party Claim” means any claim relating to a Loss by any Person not a party to this Agreement and not an Affiliate of any such party.

“Third-Party Consents” has the meaning set forth in Section 4.3.

“Trademark” means any trademark, service mark, brand name, Internet domain name, logo, symbol, trade dress, trade name, or other indicia of origin, any application or registration for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same.

“Trade Secrets” means trade secrets, confidential information and know-how, including processes, schematics, business methods, formulas, drawings, prototypes, models, designs, customer lists and supplier lists.

“Trading Day” means any day in which Hotspot FX is open for trading, provided that any trading day in which Hotspot FX is closed or otherwise completely out of the market for twenty-five (25%) or more of such trading day shall not be a “Trading Day” and the trading conducted on any such day shall not be taken into account in determining the average daily notional amount traded on Hotspot FX under this Agreement.

“Transaction Expenses” means (i) all fees, costs and expenses (including investment banking, legal, tax, consulting and accounting fees, costs and expenses) of Seller, the Company or the Transferred Subsidiaries incurred through the Closing (whether invoiced before or after the Closing) in connection with or arising out of the planning, structuring, negotiation or consummation of the transactions contemplated by this Agreement, in each case only to the extent payable by the Company or the Transferred Subsidiaries, (ii) any success, retention, sale or change of control payments arising in connection with, or accelerated by, the transactions contemplated by this Agreement (the “Transaction Payments”), solely to the extent such Transaction Payment is or is reasonably expected to become a Liability of the Company or any Transferred Subsidiary (for the avoidance of doubt, the parties hereby agree that (x) the 2015 guaranteed compensation contained in certain Benefit Plans and (y) any severance benefits payable to a Continuing Employee following the Closing Date pursuant to Section 7.6(a)(iv), in each case, are not “Transaction Payments”) and (iii) any amounts payable by the Company or any Transferred Subsidiary pursuant to or upon the termination of any agreement, contract, arrangement or commitment required to be terminated pursuant to Section 7.17; provided that for purposes of Article 2 and Article 3, any amounts referred to in this definition shall be Transaction Expenses only to the extent not paid by the Company or any Transferred Subsidiary prior to Closing.

“Transaction Payments” has the meaning set forth in the definition of “Transaction Expenses.”

“Transaction Structure Tax Benefits” means the reduction in income Tax liabilities, calculated on a “with and without basis,” of the Purchaser Consolidated Group attributable to the adjustment to the Tax basis of a Company Asset arising from the transactions described in this Agreement (or the treatment of payments under Section 9.3 as interest for U.S. federal, state or local income tax purposes), in each case, other than any such amount attributable to the payment of the Tax Sharing Option Payment Amount, as compared to a hypothetical transaction in which the Company is treated at Closing as a corporation for U.S. federal income tax purposes and Purchaser acquires all of the Shares at Closing without making any election under Section 338 or Section 338(h)(10) of the Code; provided that if the Closing Date is not on the last day of a Taxable Year of the Purchaser Consolidated Group, Transaction Structure Tax Benefits with respect to the fourth (4th) Post-Closing Taxable Year after the Closing Date and the fifth (5th) Post-Closing Taxable Year after the Closing Date shall, in each case, be deemed to be an amount equal to the Transaction Structure Tax Benefits with respect to the entire calendar year that includes the third (3rd) anniversary of the Closing Date multiplied by a fraction the numerator of which is the number of days in the relevant Post-Closing Taxable Year and the denominator of which is the number of days in such calendar year.

“Transfer Date” has the meaning set forth in Section 7.6(d).

“Transfer Taxes” has the meaning set forth in Section 9.6.

“Transferred Subsidiaries” means, collectively, each direct or indirect Subsidiary of the Company.

“Transition Services Agreement” means a Transition Services Agreement in the form attached as Exhibit 1 hereto, with such changes and other terms as the parties may mutually agree.

“Trigger Event” means a Volume Trigger Event or a Subsequent Volume Trigger Event.

“True-Up Tax Benefit Amount” means, with respect to a Pre-Option Taxable Year, an amount equal to (i) the Transaction Structure Tax Benefits with respect to such Pre-Option Taxable Year minus (ii) the Target Pre-Option Transaction Structure Tax Benefits Amount with respect to such Pre-Option Taxable Year.

“US Benefit Plans” has the meaning set forth in Section 4.8(a).

“Volume Cure Event” means (i) after a Volume Trigger Event has occurred (for such purposes, disregarding clause (ii) of “Volume Trigger Event”), the publicly reported average daily notional FX trading volume on Hotspot FX for any fifteen (15) Trading Day rolling period during the Volume Cure Measurement Period is at least eighty percent (80%) (or more) of the publicly reported average daily notional FX trading volume on Hotspot FX during the 2014 calendar year and (ii) no Subsequent Volume Trigger Event has occurred.

“Volume Cure Measurement Period” means the five (5) month anniversary period after the date of this Agreement; provided that if at the end of such five (5) month anniversary period the publicly reported notional FX trading volume on Hotspot FX for two (2) or more (but fewer than fifteen (15)) Trading Days (such number of days, the “Cure Stub Period Days”) within the thirty (30) Trading Days ending on such five (5) month anniversary date is at least eighty percent (80%) (or more) of the publicly reported average daily notional FX trading volume on Hotspot FX during the 2014 calendar year, then the Volume Cure Measurement Period will be extended for that number of Trading Days that, together with the Cure Stub Period Days, equal fifteen (15) Trading Days.

“Volume Trigger Event” means (i) within the five-month anniversary of the date of this Agreement, the publicly reported average daily notional FX trading volume on Hotspot FX for any sixty (60) Trading Day rolling period is seventy percent (70%) or less of the lowest publicly reported average daily notional FX trading volume on Hotspot FX for any calendar month from January 1, 2013 to December 31, 2014 and (ii) no Volume Cure Event has occurred.

1.2.                            Interpretation.  (a)  Unless the context otherwise requires:

(i)                                     References in this Agreement to specific Articles, Sections, Subsections, Exhibits or Schedules shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement;

(ii)                                  References to any agreement or other document are to such agreement or document as amended, modified, supplemented or replaced from time to time, but, in the case of the Disclosure Schedules, only to the extent each such amendment, modification, supplement or replacement is appropriately listed;

(iii)                               References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section;

(iv)                              References to any Governmental Authority include any successor to such Governmental Authority;

(v)                                 The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi)                              The terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(vii)                           The terms “Dollars” and “$” mean U.S. Dollars;

(viii)                        Wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; and

(ix)                              References in this Agreement to any gender includes each other gender.

(b)                         The table of contents and headings contained in this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)                          The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)                         Whenever a provision of this Agreement provides that an action is to be effected as of, on or by a certain date, and such date is not a Business Day, this Agreement shall be read so that such action is required to be effected as of, on or by (as applicable) the next succeeding Business Day.

ARTICLE 2

TERMS OF PURCHASE AND SALE

2.1.                            Shares to Be Purchased.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Encumbrances, except for restrictions arising under applicable Law.

2.2.                            Purchase Price.  The aggregate consideration for the Shares shall be an amount in cash equal to the Purchase Price.  The Purchase Price shall be estimated, subject to finalization and paid as and when provided in Section 2.3, Section 3.2 and Section 3.4.

2.3.                            Estimated Purchase Price.  At least five (5) Business Days prior to the Closing, Seller will prepare, or cause to be prepared, and deliver to Purchaser a certificate containing a statement (the “Estimated Closing Statement”) containing Seller’s good-faith estimate of the Purchase Price and each component thereof (the “Estimated Purchase Price”).  The Estimated Closing Statement and all estimates and calculations contained therein shall be prepared in accordance with the Accounting Policies and the terms of this Agreement and shall include reasonable supporting information and data necessary to support the calculations and estimates contained therein.  Prior to the Closing, Seller shall make its and the Company’s

Representatives reasonably available to Purchaser to discuss the Estimated Closing Statement and related supporting documentation during normal business hours and so as not to unreasonably interfere with the conduct of the business of Seller and its Affiliates.  No failure by Purchaser to dispute Seller’s calculation of the Estimated Purchase Price prior to Closing shall be considered agreement with such amount for purposes of calculating the Final Purchase Price or any component thereof, and any disagreement raised prior to the Closing over Seller’s good-faith estimate of such amount will not change the timing of the Closing or alter in any way Purchaser’s obligation to pay the Estimated Purchase Price at Closing.

ARTICLE 3

CLOSING

3.1.                            Closing Date and Place.  The consummation of the purchase and sale of the Shares (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad St., New York, New York, at 10:00 a.m., New York City time (a) on the tenth (10th) Business Day after the conditions set forth in Article 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction of those conditions) are satisfied or waived or (b) at such other time, date and place as Purchaser and Seller shall agree upon in writing; provided that, without the prior written consent of Purchaser, the Closing shall not occur prior to the date that is the later of (i) March 31, 2015 or (ii) twenty (20) Business Days after Seller has provided the Financing Commitment Required Information.

3.2.                            Closing Deliveries by Purchaser.  At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller:

(a)                                 An amount in cash equal to the Estimated Purchase Price, in immediately available funds, to one or more accounts that have been designated by Seller at least two (2) Business Days prior to the Closing Date;

(b)                                 Duly executed counterparts of the Transition Services Agreement, executed by Purchaser or its Affiliate(s), as applicable;

(c)                                  The certificate to be delivered pursuant to Section 8.3(c);

(d)                                 Evidence of the Purchaser Required Governmental Approvals; and

(e)                                  Secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer or assumption, in each case in form and substance reasonably satisfactory to Seller, as may be reasonably required to give effect to this Agreement and the Transition Services Agreement.

3.3.                            Closing Deliveries by Seller.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser:

(a)                                 If the Shares are certificated, one or more certificates representing the Shares, duly endorsed in the name of Purchaser or accompanied by stock powers (or similar transfer instruments);

(b)                                 The certificate to be delivered pursuant to Section 8.2(c);

(c)                                  Duly executed counterparts of the Transition Services Agreement, executed by Seller or its Affiliate(s), as applicable;

(d)                                 Evidence of the HSR Approval;

(e)                                  Secretary’s certificates, evidence of corporate existence and good standing, evidence of corporate approvals and other similar documents, and such other customary instruments of transfer or assumption, in each case in form and substance reasonably satisfactory to Purchaser, as may be reasonably required to give effect to this Agreement and the Transition Services Agreement;

(f)                                   Evidence that all agreements, contracts, arrangements or commitments required to be terminated pursuant to Section 7.17 have been duly terminated;

(g)                                  Duly executed resignations of all officers and directors of the Company and the Transferred Subsidiaries to the extent required pursuant to Section 7.20; and

(h)                                 A certification, signed under penalties of perjury and dated not more than 30 days prior to the Closing Date, that satisfies the requirements of Treasury Regulations Section 1.1445-2(b)(2) and confirms that Seller is not a “foreign person” as defined in Section 1445 of the Code.

3.4.                            Purchase Price Adjustment.  (a)  As promptly as practicable, but no later than sixty (60) days, after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a consolidated balance sheet of the Company and the Transferred Subsidiaries as of the Effective Time (the “Closing Balance Sheet”) and a certificate including a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Purchase Price and each component thereof.  The Closing Balance Sheet and Closing Statement and all calculations and determinations contained therein shall be prepared in accordance with the Accounting Policies and the terms of this Agreement and shall include such schedules and data reasonably necessary to support the calculations and estimates contained therein.  For the avoidance of doubt, the calculation of the Estimated Purchase Price and the Purchase Price hereunder shall disregard the effect of the transactions required to occur at Closing.

(b)                                 If Seller disagrees with Purchaser’s calculation of the Purchase Price set forth in the Closing Statement, or any component thereof, Seller may, within thirty (30) days after delivery of the Closing Statement, deliver a notice to Purchaser disagreeing with such calculation which specifies Seller’s calculation of such amount and, in reasonable detail, Seller’s grounds for such disagreement.  Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees (each, a “Disputed Item”), and Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of the Purchase Price contained therein.  During such thirty (30) day period, Purchaser shall make its and the Company’s Representatives reasonably available to Seller to discuss the Closing Statement and related supporting documentation during normal business hours and so as not to unreasonably interfere with the conduct of the business of Purchaser and its Affiliates.

(c)                                  If a notice of disagreement shall be duly delivered pursuant to Section 3.4(b), Purchaser and Seller shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the Disputed Items in order to determine, as may be required, the amount of the Purchase Price.  If Purchaser and Seller are unable to reach such agreement during such period, they shall promptly thereafter engage Deloitte Touche Tohmatsu Limited (or such other mutually agreed independent accountants of nationally recognized standing) promptly to review this Agreement and the Disputed Items for the purpose of calculating the Purchase Price.  The independent accountants shall be provided reasonable access to the books, records and other relevant information of the Company, Purchaser, Seller and their respective Representatives, to the extent necessary to calculate the Purchase Price.  In making such calculation, such independent accountants shall consider only the Disputed Items, the amount of which for any Disputed Item shall only be an amount between Purchaser’s calculations contained in the Closing Statement and Seller’s calculation delivered pursuant to Section 3.4(b), or an amount equal to either such calculation.  Such independent accountants shall deliver to Purchaser and Seller, as promptly as practicable, a report setting forth such calculation.  Such report shall be final and binding upon Purchaser and Seller.  The cost of such review and report shall be borne (i) by Purchaser if the difference between the Final Purchase Price and Purchaser’s calculation of the Purchase Price contained in the Closing Statement is greater than the difference between Final Purchase Price and Seller’s calculation of the Purchase Price delivered pursuant to Section 3.4(b), (ii) by Seller if the first such difference is less than the second such difference and (iii) otherwise equally by Purchaser and Seller.

(d)                                 Purchaser and Seller agree that they will, and agree to cause their respective independent accountants and, after the Closing, Purchaser will cause the Company and each Transferred Subsidiary to, cooperate and assist in the preparation of the Closing Balance Sheet and the calculation of Closing Net Working Capital and in the conduct of any reviews referred to in this Section 3.4, including making available to the extent necessary books, records, work papers and personnel.

(e)                                  If the Estimated Purchase Price exceeds the Final Purchase Price, Seller shall pay the amount of such excess to Purchaser.  If the Final Purchase Price exceeds the Estimated Purchase Price, Purchaser shall pay the amount of such excess to Seller.  “Final Purchase Price” means the Purchase Price (i) as shown in the Closing Statement delivered pursuant to Section 3.4(a), if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.4(b); or (ii) if such a notice of disagreement is delivered, as shown in the Closing Statement with respect to all items other than the Disputed Items and in the case of the Disputed Items (A) as agreed by Purchaser and Seller pursuant to Section 3.4(c) or (B) in the absence of such agreement, as shown in the independent accountant’s calculation delivered pursuant to Section 3.4(c).  Any payment pursuant to this Section 3.4 shall be made within five (5) Business Days after the Final Purchase Price has been determined by wire transfer of immediately available funds to one or more accounts designated by the relevant party or parties.

3.5.                            Withholding. Notwithstanding any provision contained herein to the contrary, Purchaser, the Company or any of their Subsidiaries, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. If Purchaser, the Company or any of their Subsidiaries so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction or withholding was made.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as Previously Disclosed by Seller, Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (or, (a) with respect to any representations and warranties expressly made as of a specific date or that expressly are limited to a period of time, only as of such date or period of time, as applicable, and (b) with respect to the representations and warranties made in (i) Section 4.16(b) and (ii) Section 4.18, only as of the date of this Agreement), as follows:

4.1.                            Organization.  The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each of the Company and the Transferred Subsidiaries has all requisite corporate power and authority to carry on its business as and where it is now being conducted and to own, lease and operate its properties and assets and is in good standing (to the extent applicable) as a foreign corporation or other entity, as applicable, in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except, in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect.  Seller has heretofore made available to Purchaser true and complete copies of the Constituent Documents of the Company and the Transferred Subsidiaries as currently in effect.

4.2.                            No Default.  Assuming the receipt of all Required Governmental Approvals, and the expiration of any related waiting periods, and the receipt of all Third-Party Consents, the execution, delivery and performance by Seller of this Agreement and the Transition Services Agreement, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) violate any provision of the Constituent Documents of either of the Company or the Transferred Subsidiaries, (b) result in a breach of or default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any Transferred Subsidiary or to a loss of any benefit to which the Company or any Transferred Subsidiary is entitled, under any Contract, or any judgment or decree to which any assets of either the Company or either of the Transferred Subsidiaries are subject or by which either of the Company or either of the Transferred Subsidiaries is bound, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole, (c) violate any Law binding upon the Company or either of the Transferred Subsidiaries, except for such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole, or (d) result in the creation of any Encumbrance on the Shares.

4.3.                            Consents and Approvals.  There are no consents, approvals, notices, orders, registrations, declarations or filings required to be obtained, made or given by or with respect to the Company or the Transferred Subsidiaries in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except (a) for the consents and approvals from a third party (other than a Governmental Authority) listed on Schedule 4.3 of Seller’s Disclosure Schedules (collectively, the “Third-Party Consents”), (b) for the approvals, notices, filings and expiration of applicable waiting periods required under the HSR Act (the “HSR Approval”) or (c) such consents, approvals, filings or notices the failure to obtain, make or give which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole.

4.4.                            Capitalization; Transferred Subsidiaries.  (a) The authorized capital stock of the Company consists of 1,000 shares of common stock.  As of the date hereof, there are outstanding 1,000 shares of common stock of the Company (“Outstanding Company Shares”), all of which are owned by Seller.  As of the Closing Date, the only outstanding shares of the Company shall be the Shares, all of which shall be owned by Seller.  The Outstanding Company Shares have been duly authorized and validly issued, and are fully paid and non-assessable and when issued, the Shares will be duly authorized and validly issued.  Seller owns all of the Outstanding Company Shares free and clear of all Encumbrances, except for restrictions on transfer arising under applicable securities Laws or pursuant to this Agreement.  Other than the Outstanding Company Shares and when issued, the Shares, there are no equity interests in the Company authorized or outstanding, and there are no outstanding securities convertible into or exchangeable or exercisable for, or any options, warrants, stock-based units (performance-based or otherwise) or other rights to purchase or subscribe for, shares of capital stock issued by the Company.  The Company is not party to any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance, sale, repurchase or redemption of any shares of the Company’s capital stock, any securities convertible into or exchangeable or exercisable for shares of such Company’s capital stock, or any options, warrants, stock-based units (performance-based or otherwise) or other rights to purchase or subscribe for shares of such Company’s capital stock, other than this Agreement.

(b)                                 Each Transferred Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  The Company owns all of the issued and outstanding equity interests of each Transferred Subsidiary, free and clear of all Encumbrances, except for restrictions on transfer arising under applicable securities Laws. Other than the equity interests of each Transferred Subsidiary owned by the Company, there are no equity interests in such Transferred Subsidiary, and there are no outstanding securities convertible into or exchangeable or exercisable for, or any options, warrants, interest-based units (performance-based or otherwise) or other rights to purchase or subscribe for, equity interests in any Transferred Subsidiary.  No Transferred Subsidiary is party to any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance, sale, repurchase or redemption of any such Transferred Subsidiary’s equity interests, any securities convertible into or exchangeable or exercisable for such Transferred Subsidiary’s equity interests, or any options, warrants, interest-based units (performance-based or otherwise) or other rights to purchase or subscribe for such Transferred Subsidiary’s equity interests.

(c)                                  There are no outstanding or authorized equity appreciation, phantom equity, profit participation or other similar rights with respect to the Company or any Transferred Subsidiary.  There are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company or any Transferred Subsidiary is a party or by which the Company or any Transferred Subsidiary is bound with respect to any equity interests of the Company or such Transferred Subsidiary, and none of the Outstanding Company Shares, Shares or the outstanding equity interests of the Transferred Subsidiaries are subject to, or were issued in violation of, any preemptive or similar right, purchase option, call option or right of first refusal or similar right.

4.5.                            Title to Property.  The Company and the Transferred Subsidiaries have, in the case of owned assets, good, valid and marketable title to, or in the case of leased assets, a valid, binding and enforceable leasehold interest in, all of the tangible assets (which, for the avoidance of doubt, does not include any Intellectual Property) owned or leased by them in connection with the conduct of the business of the Company and the Transferred Subsidiaries, as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole.  None of such owned assets are subject to any Encumbrances, except for Permitted Encumbrances.  Neither the Company nor any of the Transferred Subsidiaries owns any real property.  The assets, properties and rights of the Company and the Transferred Subsidiaries (including any assets, properties or rights that will be made available to the Company and the Transferred Subsidiaries, or for which other accommodations are provided for, pursuant to this Agreement (including Article 7), the Transition Services Agreement or any other agreement between the parties), include all of the assets, properties and rights that will be necessary to operate immediately after the Closing the businesses of the Company and the Transferred Subsidiaries as currently conducted in all material respects other than any non-industry specific assets, properties, and rights that would reasonably be expected to be held by a similarly sized corporate parent company to Seller Parent. For the avoidance of doubt, the foregoing representation and warranty is not intended to address matters of non-infringement of third party Intellectual Property by the Company and the Transferred Subsidiaries, which matters the parties acknowledge and agree are solely and exclusively addressed in Section 4.15(b).  The tangible assets of the Company and the Transferred Subsidiaries are in good operating condition and repair.

4.6.                            Compliance with Law.  (a)  Since January 1, 2012, the Company and the Transferred Subsidiaries have conducted their collective businesses in accordance in all material respects with all applicable Laws.

(b)                                 None of the Company or the Transferred Subsidiaries is a party or subject to any order, judgment, award or injunction of any Governmental Authority which imposes any material restrictions on the business of the Company and the Transferred Subsidiaries.  Since January 1, 2012, Seller has not received any material inquiry, formal or informal, from any Governmental Authority with respect to the Company or the Transferred Subsidiaries or any Company Service Provider, and, to Seller’s Knowledge, none of the Company or the Transferred Subsidiaries is under investigation by any Governmental Authority with regard to compliance with the rules, regulations or standards of conduct of any Governmental Authority.

(c)                                  Since January 1, 2012, the Company and the Transferred Subsidiaries have timely filed in accordance with applicable Law all material registrations, reports, statements, notices, and other material filings required to be so filed with any Governmental Authority, including all material amendments or supplements to any of the above.

(d)                                 None of the Company or any of the Transferred Subsidiaries has violated or committed any act or made any payment in violation of the FCPA, or any other applicable anti-corruption Law.  None of the Company, any of the Transferred Subsidiaries or, to Seller’s Knowledge, any of their respective directors, officers, partners, members, managers or employees or any of their respective agents or representatives has (i) used any corporate funds for contributions, gifts, entertainment or other expenses relating to political activity, or made any payment to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office), in each case, in violation of applicable Law or (ii) violated any applicable provisions of the FCPA, or any other applicable anti-corruption Laws.  No Action involving the Company or the Transferred Subsidiaries with respect to the FCPA or any other applicable anti-corruption Law is pending or, to Seller’s Knowledge, threatened.  The Company and the Transferred Subsidiaries are subject to policies and procedures instituted and maintained by Seller Parent that are designed to promote and achieve compliance with such Laws and will remain subject to such policies and procedures until the Closing.

(e)                                  None of Seller, the Company, any of the Transferred Subsidiaries or, to Seller’s Knowledge, any of their respective directors, officers, employees, agents or Affiliates is a Person that is, or is owned or controlled by Persons that are, (i) the subject or target of any sanctions administered or enforced by the U.S. government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (ii) is currently engaged, or has knowingly engaged during the past five years, in any unlawful dealings or transactions with (x) any Person that at the time of the dealing or transaction is or was the subject or target of Sanctions or (y) any country or territory that is the subject or target of Sanctions, including without limitation, currently, Cuba, Iran, North Korea, Sudan and Syria (each, a “Sanctioned Country”). None of Seller, the Company or any of the Transferred Subsidiaries is located, organized or resident in a Sanctioned Country.  The operations of the Company and each Transferred Subsidiary are and have been conducted at all times in compliance in all material respects with all applicable money laundering Laws, and to Seller’s Knowledge, no Action by or before any Governmental Authority involving the Company or any Transferred Subsidiary with respect to any such Laws is pending or threatened.

4.7.                            Permits.  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole, (i) the Company and the Transferred Subsidiaries have all Licenses and Permits, (ii) any Licenses and Permits that are material are in full force and effect and current, the Company and the Transferred Subsidiaries are in material compliance with such Licenses and Permits and, to Seller’s Knowledge, no suspension or cancellation of any such Licenses and Permits is threatened in writing and (iii) none of the Licenses and Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.  Except as set forth on Schedule 4.7 of Seller’s Disclosure Schedules, as of the date hereof, neither the Company nor any Transferred Subsidiary is required to register with or obtain or hold any Licenses and Permits from the SEC, the U.S. Commodity Futures Trading Commission, FINRA or any similar Governmental Authority in the United States or any other jurisdiction in connection with the current conduct of its business.  The Company and the Transferred Subsidiaries’ registration as a futures commission merchant with the U.S. Commodity Futures Trading Commission has expired, and the Company and the Transferred Subsidiaries have no Liabilities with respect to such registration or any conduct or regulation related thereto.

4.8.                            Employee Benefit Plans; ERISA.  (a) As of the date hereof, a true and complete list of each material Benefit Plan (which shall include all Company Benefit Plans) is set forth on Schedule 4.8(a) of Seller’s Disclosure Schedules.  Benefit Plans sponsored by Seller or Seller Parent are referred to as “Seller Benefit Plans” and Benefit Plans sponsored by the Company are referred to as “Company Benefit Plans”, and the Seller Benefit Plans and Company Benefit Plans have been separately identified on Schedule 4.8(a) of Seller’s Disclosure Schedules.  Benefit Plans that cover Company Service Providers located primarily within the United States are referred to as “US Benefit Plans” and Benefit Plans that are not US Benefit Plans are referred to as “International Benefit Plans”, and the US Benefit Plans and International Benefit Plans have been separately identified on Schedule 4.8(a) of Seller’s Disclosure Schedules.  Seller has made available to Purchaser true and complete copies of each Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such Benefit Plan or trust and the most recent Internal Revenue Service determination letter or other tax qualification documentation from a Governmental Authority for any such plan, to the extent applicable.

(b)                                 Each Benefit Plan is and has been operated and maintained in material compliance with its terms and ERISA, the Code and other applicable Laws.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and to Seller’s Knowledge, there are no existing circumstances that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan. With respect to any Benefit Plan that is subject to ERISA, none of the Company, the Transferred Subsidiaries or Seller has engaged in a transaction that, assuming the taxable period of such transaction expired as of the date of this Agreement, would be reasonably likely to subject any of the Company or the Transferred Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.  Each International Benefit Plan if intended to qualify for special tax treatment, complies in all material respects with the requirements for such treatment, and if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.  From and after the Closing Date, Purchaser and its Affiliates will receive the full benefit of any funds, accruals and reserves under the International Benefit Plans that are Company Benefit Plans.

(c)                                  Neither the Company, any of the Transferred Subsidiaries, nor any corporation or entity that would be deemed a “single employer” with the Company or any Transferred Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA, or any of their respective predecessors, has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability, directly or indirectly, with respect to (i) an employee benefit plan that is or was subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (ii) a “multiple employer plan” (as defined in Section 413 of the Code), (iii) a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(d)                                 Neither the Company nor any of the Transferred Subsidiaries has any current or projected liability for, and no Benefit Plan provides or promises to any Company Service Provider, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) other than coverage mandated by applicable Law.  No Company Service Provider whose employment transferred to Seller or any of its Affiliates by virtue of any Automatic Transfer Regulation has any right to enhanced early retirement or redundancy benefits by virtue of having had such rights in connection with their employment prior to such transfer.

(e)                                  As of the date of this Agreement, there is no pending or, to Seller’s Knowledge threatened, Action relating to the Benefit Plans that would be material to the Company or the Transferred Subsidiaries, taken as a whole.

(f)                                   Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any Company Service Provider to any payment or benefit, including any bonus, retention, retirement or severance pay or any increase in severance pay (other than severance pay required by applicable Law), (ii) accelerate the time of or trigger any payment or vesting under any Benefit Plan or increase the amount payable to any Company Service Provider or (iii) limit or restrict the right of the Company or any of its Affiliates to merge, amend or terminate any Company Benefit Plan.  Neither the Company nor any of the Transferred Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax.  No Benefit Plan, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

4.9.                            Material Contracts.  (a)  As of the date of this Agreement, Schedule 4.9(a) of Seller’s Disclosure Schedules lists each of the following Contracts of the Company and the Transferred Subsidiaries (collectively, “Material Contracts”):

(i)                                     Any Contract relating to any Indebtedness for borrowed money;

(ii)                                  Any Contract entered into within the last three (3) years (or any older Contract with meaningful ongoing obligations) relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise) contemplating an exchange of value in excess of $1,500,000;

(iii)                               Any Contract (other than Contracts with customers, which are addressed in clause (iv) below) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for (A) either annual or aggregate payments by the Company and the Transferred Subsidiaries of $500,000 or more or (B) annual payments to the Company and the Transferred Subsidiaries of $500,000 or more;

(iv)                              Any Contract with a customer accounting for five percent (5%) or more of the Company and the Transferred Subsidiaries’ revenues in the twelve (12) months prior to the date of this Agreement;

(v)                                 Any lease (including all amendments, extensions and renewals with respect thereto) of real or personal property providing for annual rentals of $250,000 or more that cannot be terminated on not more than sixty (60) days’ notice without payment by the Company or any Transferred Subsidiary of any material penalty;

(vi)                              Any partnership, joint venture or other similar Contract;

(vii)                           Any Contract containing covenants limiting in any material respect the freedom of the Company or the Transferred Subsidiaries to compete in any line of business or geographic area;

(viii)                        Any Contract pursuant to which (A) the Company or the Transferred Subsidiaries grant a license to material Intellectual Property owned by the Company or their respective Subsidiaries to a third party or (B) the Company or the Transferred Subsidiaries license Intellectual Property from a third party that are material to the operations of the Company or the Transferred Subsidiaries, taken as a whole (other than licenses for non-bespoke Software that is generally commercially available, including “off-the-shelf” and “shrink-wrap” Software);

(ix)                              Any Contract relating to the settlement of any Action within the past three (3) years with any Governmental Authority (regardless of amount);

(x)                                 Any Contract with Seller or any of its Affiliates (other than the Company and the Transferred Subsidiaries); and

(xi)                              Any other Contract (A) not made in the ordinary course of business and (B) involving reasonably anticipated payments to or from the

Company or the Transferred Subsidiaries in excess of $250,000 per annum and which do not expire or are not terminable at the option of the Company or any of the Transferred Subsidiaries without cost or penalty within a period of sixty (60) days.

(b)                                 Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole, each Material Contract is a valid and binding agreement of one or more of the Company or the Transferred Subsidiaries and is in full force and effect with respect to each such Company or Transferred Subsidiary party thereto and, to Seller’s Knowledge, is a valid and binding agreement of, and is in full force and effect with respect to, the applicable counterparty to such Material Contract.

(c)                                  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole: (i) there is no default or breach under any Material Contract by any of the Company or the Transferred Subsidiaries or, to Seller’s Knowledge, by any other third party, (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default or breach on the part of any of the Company or the Transferred Subsidiaries and (iii) to Seller’s Knowledge, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default or breach on the part of a third party (other than the Company and the Transferred Subsidiaries).  Seller has made available to Purchaser a copy of each Material Contract, together with all amendments thereto, effective on or prior to the date of this Agreement.

4.10.                     Financial Statements.  (a)  Seller has made available to Purchaser true and complete copies of the unaudited consolidated balance sheet of the Company and the Transferred Subsidiaries as of December 31, 2012, December 31, 2013 and September 30, 2014 and the unaudited statements of income of the Company and the Transferred Subsidiaries for the years ended December 31, 2012, December 31, 2013 and December 31, 2014 (collectively, the “Financial Statements”).  The Financial Statements have been (and the unaudited consolidated balance sheet of the Company and the Transferred Subsidiaries as of December 31, 2014, once prepared and made available to Purchaser, will be) prepared in accordance with GAAP (subject to such exceptions and qualifications as may be described therein) and fairly present, or will present, in all material respects the financial condition of the Company and the Transferred Subsidiaries and their results of operations for the periods then ended.

(b)                                 The books of account and other records of the Company and the Transferred Subsidiaries are, in all material respects, complete and correct and have been maintained in accordance with commercially reasonable business practices. The Financial Statements have been prepared in a manner consistent in all material respects with the books of account and other records of the Company and the Transferred Subsidiaries.

(c)                                  The charges, accruals and reserves for Taxes with respect to the Company and the Transferred Subsidiaries reflected on the books of the Company and the Transferred Subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate in accordance with GAAP to cover Tax liabilities accruing through the end of the last period for which the Company and the Transferred Subsidiaries ordinarily record items on their respective books.

4.11.                     Litigation.  There is no Action or investigation pending or threatened against the Company or the Transferred Subsidiaries or any of their respective properties or assets or with respect to any Company Service Provider (i) that would reasonably be likely, either individually or in the aggregate, to be material to the Company and the Transferred Subsidiaries, taken as a whole, or (ii) challenging the validity or propriety of this Agreement.

4.12.                     No Material Adverse Change.  Since September 30, 2014, the Company and the Transferred Subsidiaries, taken as a whole, have not suffered any adverse change to their respective businesses, assets, operations or financial position, except such changes which have not had, individually or in the aggregate, a Company Material Adverse Effect.  Since September 30, 2014 through the date of this Agreement, neither the Company nor any Transferred Subsidiary has taken or failed to take any action that would require the consent of Purchaser pursuant to Section 7.2(b), (d), (f), (h), (i) or (k) if such act or failure to act occurred after the date hereof and prior to the Closing.

4.13.                     Absence of Undisclosed Liabilities.  None of the Company or the Transferred Subsidiaries has any Liabilities except (i) as accrued or reserved for in the consolidated balance sheet of the Company dated as of September 30, 2014, (ii) under the Contracts to which the Company or any Transferred Subsidiary is a party (other than Liabilities arising from the breach thereof) or (iii)  since September 30, 2014, in the ordinary course of business as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Transferred Subsidiaries, taken as a whole.

4.14.                     Taxes.

(a)                                 The Company and the Transferred Subsidiaries have timely filed, or joined in the filing of, all material Tax Returns required to be filed by or with respect to them prior to the date of this Agreement, all such Tax Returns are true, accurate and complete in all material respects and all material amounts of Taxes owed in respect of the Company and the Transferred Subsidiaries have been timely paid, collected or withheld, as the case may be.  The Company and the Transferred Subsidiaries have withheld and paid or accrued all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(b)                                 There are no material claims or assessments pending against the Company or the Transferred Subsidiaries for any alleged deficiency in any Tax, and the Company and the

Transferred Subsidiaries have not been notified of any material proposed Tax claims or assessments against the Company or the Transferred Subsidiaries.

(c)                                  No waivers of statutes of limitation have been given or requested with respect to any material Taxes of the Company or the Transferred Subsidiaries.

(d)                                 Section 4.14(d) of Seller’s Disclosure Schedules contains a list, as of the date hereof, of all jurisdictions (whether foreign or domestic) to which the Company or any Transferred Subsidiaries pay Taxes. Neither the Company nor any of the Transferred Subsidiaries has received written notice of a claim made by a Tax Authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by that jurisdiction, which claim is still pending.

(e)                                  Except as set forth on Schedule 4.14(e) of Seller’s Disclosure Schedules, as of the date hereof, neither the Company nor any of the Transferred Subsidiaries is a party to any Tax Sharing Agreement.  Neither the Company nor any of the Transferred Subsidiaries has entered into any agreement or arrangement with any Tax Authority with regard to the Tax liability of the Company or any of the Transferred Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.  None of the Company or any Transferred Subsidiary is liable with respect to the Taxes of any other Person (other than Taxes of the Company or any Transferred Subsidiary) (i) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group or (ii) as a result of being or having been before the Closing a party to any Tax Sharing Agreement.

(f)                                   Neither the Company nor any of the Transferred Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g)                                  There are no Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or the Transferred Subsidiaries that arose in connection with any failure (or alleged failure) to pay when due and payable (including all applicable extensions of the time to pay) any Tax.

(h)                                 The Company and the Transferred Subsidiaries will not be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing.

(i)                                     Neither the Company nor any Transferred Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement.

(j)                                    As of the date hereof, the Company is, and always has been treated as, a “corporation” for U.S. federal income tax purposes; each of the Transferred Subsidiaries is, and always has been treated as, a disregarded entity for U.S. federal income tax purposes; and no election has been made under Treasury Regulations Section 301.7701-3 or any similar provision of Tax Law with respect to the Company or any Transferred Subsidiary.

(k)                                 Immediately after the Conversion (as defined below in Section 7.1) and as of the Closing Date, each of the Company and the Transferred Subsidiaries will be treated as a Disregarded Entity.

(l)                                     Prior to 2000, for purposes of Section 197 of the Code and the Treasury Regulations thereunder, none of Seller or any Person “related” (within the meaning of Section 197 of the Code and the Treasury Regulations thereunder) to Seller owned, used or held any “section 197 intangible” (within the meaning of Section 197 of the Code and the Treasury Regulations thereunder) of the Company or any of the Transferred Subsidiaries or otherwise relating to the business engaged in by the Company and the Transferred Subsidiaries.

(m)                             Notwithstanding anything to the contrary set forth herein, this Section 4.14, Section 4.10(c) and Section 4.8 (to the extent it relates to Taxes) contain the sole and exclusive representations and warranties provided by Seller with respect to Taxes.

4.15.                     Intellectual Property.

(a)                                 Schedule 4.15 of Seller’s Disclosure Schedules sets forth a true and complete list of all Owned Intellectual Property that is Registered, indicating for each item the registration or application number, the applicable filing jurisdiction, the recorded owner and the date of application and issuance or registration (the “Scheduled Intellectual Property”). None of the Scheduled Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of Seller, all Scheduled Intellectual Property is valid, enforceable and otherwise in good standing.

(b)                                 The Company and the Transferred Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party. Notwithstanding anything to the contrary in this Agreement, this Section 4.15(b) sets forth the sole and exclusive representations and warranties regarding the non-infringement of third party Intellectual Property by the Company and the Transferred Subsidiaries.

(c)                                  To Seller’s Knowledge, no third party has infringed, misappropriated or otherwise violated any Owned Intellectual Property.

(d)                                 No Person has asserted in a writing received by Seller in the thirty (30) month period immediately prior to the date of this Agreement that any of the Company and the Transferred Subsidiaries have materially infringed, misappropriated or otherwise violated the Intellectual Property of any third party, and there is no Action pending or, to the knowledge of Seller, threatened, against the Company or any Transferred Subsidiary alleging that the Company or any Transferred Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any third party, or that any Scheduled Intellectual Property is invalid or unenforceable.

(e)                                  The Company and the Transferred Subsidiaries have taken measures reasonable in the industry in which they operate to protect the confidentiality of all Trade Secrets owned by the Company and the Transferred Subsidiaries, and to Seller’s Knowledge, no such Trade Secrets that are material to the Company or any Transferred Subsidiary have been disclosed other than to employees, representatives and agents of the Company and the Transferred Subsidiaries and Company Service Providers, all of whom are bound by written confidentiality agreements or other obligations of confidentiality as contained in employee manuals or Seller Parent’s code of conduct.

(f)                                   To Seller’s Knowledge, as of the date of this Agreement, the Company and the Transferred Subsidiaries’ respective IT Assets (i) operate and perform materially in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the respective businesses of the Company and the Transferred Subsidiaries, (ii) are free from material viruses, (iii) are free from bugs, defects, errors or corruptants that would, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect, and (iv) have not materially malfunctioned or failed within the past three (3) years. The Company and the Transferred Subsidiaries have implemented backup, security and disaster recovery technology and procedures reasonable in the industry in which they operate, and there have been no breaches, interruptions, corruptions or violations of the same that would, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect.

(g)                                  Neither the Company nor any Transferred Subsidiary has modified, conveyed or distributed any Software owned by any of them in a manner that obligates the Company or any Transferred Subsidiary to (i) make available or distribute such Software in source code form, (ii) license such Software for the purpose of making derivative works or under terms that allow reverse engineering, reverse assembly or disassembly of any kind (except as may be required by applicable Law) or (iii) redistribute such Software at no charge.

(h)                                 Neither the Company nor any Transferred Subsidiary, nor, to the knowledge of Seller, any party acting on its or their behalf, has disclosed or delivered to any third party (other than Company Service Providers who are bound by written confidentiality agreements or other obligations of confidentiality as contained in employee manuals or Seller Parent’s code of conduct), including any escrow agent, any material Software source code owned by the Company or any Transferred Subsidiary.

(i)                                     The Company and the Transferred Subsidiaries solely and exclusively own all Owned Intellectual Property, free and clear of all Encumbrances, except for Permitted Encumbrances and non-exclusive licenses granted in the ordinary course of business. None of the Owned Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the Company’s or the Transferred Subsidiaries’ use thereof or their respective rights thereto.

(j)                                    Other than the Seller Trademarks, no Intellectual Property owned by the Seller or its Subsidiaries (other than the Company and the Transferred Subsidiaries) is used or held for use in the business of the Company and the Transferred Subsidiaries.

(k)                                 Notwithstanding anything to the contrary in this Agreement, this Section 4.15 sets forth the sole and exclusive representations and warranties regarding all matters related to (i) the non-infringement of third party Intellectual Property by the Company and the Transferred Subsidiaries and (ii) the ownership and sufficiency of any assets comprising Intellectual Property, other than as set forth in Section 4.5.

4.16.                     Labor Matters.  (a)  None of Seller, Seller Parent, the Company, Transferred Subsidiaries nor any of their respective Affiliates is a party to any agreement with respect to Company Service Providers with any labor union or any other employee organization, group or association organized for purposes of collective bargaining nor, to Seller’s Knowledge, has there been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Company Service Provider.  During the past three (3) years there has been no strike, work stoppage, lockout or, to Seller’s Knowledge, threat thereof by or with respect to Company Service Providers.  The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for Seller to enter into this Agreement or to consummate any of the transactions contemplated hereby.  To Seller’s Knowledge, each Company Service Provider working in a country other than the one of which such employee is a national has a valid work permit or visa enabling him or her to work lawfully in the country in which such individual is employed.

(b)                                 No individual set forth on Schedule 4.16(b)(i) of Seller’s Disclosure Schedules has, as of the date hereof, communicated to the persons listed on Schedule 4.16(b)(ii) of Seller’s Disclosure Schedules, his or her intent to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

(c)                                  Each Company Employee is primarily engaged in providing services to the business of the Company or the Transferred Subsidiaries and except as set forth on Schedule 4.16(c)(i) of Seller’s Disclosure Schedules, there are no other service providers of Seller Parent or any of its Subsidiaries who are primarily engaged in providing services to the business of the Company or the Transferred Subsidiaries.  Schedule 4.16(c)(ii) of Seller’s Disclosure Schedules sets forth, for each Company Employee, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), base salary or wage rate, most recent annual bonus and commissions received and current annual bonus and commission opportunities and outstanding equity awards (including grant date, number of shares, vesting schedule and, if applicable, exercise price and expiration date) (such schedule, the “Company Employee Schedule”).  Five (5) days prior to the Closing Date, Seller will provide Purchaser with a revised version of Schedule 1.1(b) of Seller’s Disclosure Schedules, along with a revised version of the Company Employee Schedule, in each case, updated as of such date.

4.17.                     Insurance.  Seller has made available to Purchaser a list of, as of the date hereof, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and the Transferred Subsidiaries.  There are no material claims by or on behalf of the Company or any Transferred Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

4.18.                     Affiliate Transactions.  Except as disclosed on Schedule 4.18 of Seller’s Disclosure Schedules, to Seller’s Knowledge, no Affiliate or Excluded Affiliate of Seller (other than the Company and the Transferred Subsidiaries) and no officer or director, or to Seller’s Knowledge, direct or indirect holder of more than ten percent (10%) of the outstanding equity interests of the Company or any Transferred Subsidiary (nor to Seller’s Knowledge, any ancestor, sibling, descendant or spouse of any such Persons, or any trust, partnership, corporation or other entity in which any of such Persons has or has had an interest), has or has had, directly or indirectly, (i) an economic interest in any entity which, in the last ten (10) months, furnished or sold, or currently furnishes or sells, services, products or technology that the Company or any Transferred Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) any economic interest in any entity that currently purchases from or currently sells or furnishes to the Company or any Transferred Subsidiary, any services, products or technology or (iii) a beneficial interest in any Contract to which the Company or any Transferred Subsidiary is a party, except in the case of clause (iii) in any such Person’s capacity as an officer, director or equityholder of the Company or any Transferred Subsidiary; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a private corporation or two and one-half percent (2.5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in an entity” for purposes of this Section 4.18.

4.19.                     No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of Seller or Seller’s Affiliates makes any express or implied representation or warranty on behalf of Seller or its Affiliates, and each of Seller and Seller’s Affiliates hereby disclaims any such representation or warranty whether by Seller or its Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as Previously Disclosed by Seller, Seller represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (or, with respect to any representations and warranties expressly made as of a specific date or that expressly are limited to a period of time, only as of such date or period of time, as applicable), as follows:

5.1.                            Organization and Good Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

5.2.                            Authority.  Seller has full power to execute and deliver this Agreement and the Transition Services Agreement and perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Transition Services Agreement and the consummation by Seller of the transactions contemplated hereby and thereby have been, or prior to Closing will have been, duly and validly authorized by all necessary corporate action of Seller, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or the Transition Services Agreement.

5.3.                            No Conflicts.  The execution, delivery and performance by Seller of this Agreement and the Transition Services Agreement do not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, (i) violate the Constituent Documents of Seller or (ii) subject to obtaining all Required Governmental Approvals, violate any Law, except in the case of clause (ii), for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

5.4.                            Title to Shares.  Seller has legal and beneficial ownership of all of the Outstanding Company Shares, and at the Closing will have, legal and beneficial ownership of all the Share, in each case, free and clear of any Encumbrances, except for restrictions on transfer arising under applicable securities Laws.

5.5.                            No Fees to Brokers.  No broker, finder or financial adviser is entitled to any brokerage or finder’s fee or other commission or form of compensation from Seller, the Company or the Transferred Subsidiaries (or any of their Affiliates) in connection with the transactions contemplated hereby, except for Jefferies LLC and Sandler O’Neill & Partners, L.P., the fees of which will be paid by Seller or one of its Affiliates (other than the Company and the Transferred Subsidiaries).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as Previously Disclosed by Purchaser, Purchaser represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (or, with respect to any representations and warranties expressly made as of a specific date or that expressly are limited to a period of time, only as of such date or period of time, as applicable), as follows:

6.1.                            Organization, Good Standing and Authority.  Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of Delaware. Purchaser is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Transition Services Agreement and to consummate the transactions contemplated hereby and thereby. All corporate acts and proceedings required to be taken to authorize the execution, delivery and performance by Purchaser of this Agreement and the Transition Services Agreement and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been, and upon its execution the Transition Services Agreement shall have been, duly executed, and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitute or will constitute, as applicable, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms.

6.2.                            No Conflict; No Violation; No Default.  The execution, delivery, and performance by Purchaser of this Agreement and the Transition Services Agreement do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, (i) violate the Constituent Documents of Purchaser or (ii) subject to obtaining all Required Governmental Approvals, violate any Law, except, in the case of clause (ii), for such violations, that would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

6.3.                            Consents and Approvals.  Except for the approvals, notices and filings with Governmental Authorities set forth in Schedule 6.3 (the “Purchaser Required Governmental Approvals”), there are no consents, approvals, orders, registrations, declarations or filings required to be obtained, made or given by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement (including payment of the Tax Sharing Payments) and the consummation of transactions contemplated hereby, except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.  Purchaser is not aware of any reason why the Purchaser Required Governmental Approvals will not be received in order to permit the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement on a timely basis.

6.4.                            Availability of Funds; Financing.

(a)                                 As of the Closing Date and subject to the consummation of the Purchaser Financing (as defined below), Purchaser will have available all funds necessary to (i) pay the Purchase Price, (ii) consummate the other transactions contemplated by the Financing Commitment, (iii) pay any and all fees and expenses in connection with the transactions contemplated by this Agreement and the Transition Services Agreement and the Purchaser Financing (as defined below) and (iv) satisfy all of its other payment obligations payable hereunder.  Purchaser’s obligations under this Agreement are not subject to any condition regarding Purchaser’s ability to obtain or maintain financing for the consummation of the transactions contemplated by this Agreement and the Transition Services Agreement.

(b)                                 Purchaser has delivered to Seller a true, complete and correct copy of the executed commitment letter (the “Financing Commitment”), dated as of the date hereof, among Purchaser and the Commitment Parties, pursuant to which the lenders (the “Lenders”) party thereto have committed, subject to the terms thereof, to lend the debt amounts set forth therein (the “Purchaser Financing”).

(c)                                  The Financing Commitment is (i) a legal, valid and binding obligation of Purchaser and, to the knowledge of Purchaser, each of the other parties thereto and (ii) enforceable in accordance with its terms against Purchaser, and, to the knowledge of Purchaser, each of the other parties thereto.  The Financing Commitment has not been amended or modified, except as consistent with Section 7.19, and as of the date hereof the respective obligations and commitments contained in the Financing Commitment have not been withdrawn or rescinded in any respect.  As of the date hereof, to the Knowledge of Purchaser in the case of the other parties thereto, the Financing Commitment is in full force and effect.

(d)                                 There are no conditions precedent or other contingencies related to the funding of the full amount of the Purchaser Financing, other than as set forth in or contemplated by the Financing Commitment.  As of the date hereof, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Purchaser and to the knowledge of Purchaser, any other parties thereto, under the Financing Commitment or (ii) constitute or result in a failure to satisfy any condition precedent set forth in the Financing Commitment.

(e)                                  Other than a fee letter relating to fees with respect to the Purchaser Financing (a complete copy of which has been provided to Seller, with fee amounts, economic terms of the “Market Flex Provisions” in such fee letter, and other economic provisions not adversely affecting the conditionality, enforceability, availability, termination or aggregate principal amount of the Purchaser Financing redacted), there are no side letters or other agreements, contracts or arrangements related to the funding or investing, as applicable, of the full amount of the Purchaser Financing other than as expressly set forth in the Financing Commitment and delivered to Seller prior to the date hereof.  As of the date hereof, Purchaser has fully paid, or caused to be fully paid, any and all commitment or other fees which are due and payable with respect to the Financing Commitment.  As of the date hereof, assuming the accuracy of the representations and warranties contained in Article 4 and Article 5 in a manner that would satisfy the conditions set forth in Section 8.2(a), Purchaser has no reason to believe that any of the conditions to the Purchaser Financing contemplated by the Financing Commitment will not be satisfied or that the Purchaser Financing will not be made available to Purchaser on or prior to the Closing Date.

6.5.                            Litigation.  There is no Action pending or, to Purchaser’s Knowledge, threatened against Purchaser or Purchaser’s Affiliates or Representatives, as of the date of this Agreement that, if decided adversely to Purchaser, would, individually or in the aggregate, have or be reasonably expected to have a Purchaser Material Adverse Effect.

6.6.                            Investment Intent.  Purchaser is financially sophisticated and is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act. Purchaser understands that the Shares have not been registered under the securities laws of the United States, including the Securities Act, or of any other country and that the Shares may only be transferred pursuant to a registration statement or an applicable exemption under the Securities Act. Purchaser is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof if in violation of applicable securities Laws.  Purchaser has not, directly or indirectly, offered the Shares to anyone or solicited any offer to buy the Shares from anyone, so as to bring to such offer and sale of the Shares by Purchaser within the registration requirements of the Securities Act or the securities Laws of any other jurisdiction.  Purchaser has been given sufficient access to all information required by it and as it considers appropriate to evaluate its purchase of the Shares.

6.7.                            Due Diligence by Purchaser. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the Company and the operations, assets, Liabilities and financial condition of the Company in making the determination to proceed with the transactions contemplated by this Agreement and the Transition Services Agreement and has relied solely on the results of its own independent investigation and the representations and warranties in Article 4 and Article 5 in connection with the Company and the subject matter of this Agreement.

6.8.                            Solvency.  After giving effect to the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the Purchaser Financing, the other transactions contemplated by the Financing Commitment, the payment of the Purchase Price and the payment of all amounts required to be paid in connection with the transactions contemplated by this Agreement and all related fees and expenses and assuming the accuracy in all material respects of the representations and warranties contained in Article 4 and Article 5, each of Purchaser, the Company and each Transferred Subsidiary will be Solvent as of and immediately following the Closing.  For purposes of this Agreement, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of such Person as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its Liabilities as they mature.

6.9.                            No Fees to Brokers.  No broker, finder or financial adviser is entitled to any brokerage or finder’s fee or other commission or form of compensation from Purchaser or any of its Affiliates in connection with the transactions contemplated hereby, except for J.P. Morgan Securities LLC, the fees of which will be paid by Purchaser or one of its Affiliates.

6.10.                     No Other Representations or Warranties(a)          .  Except for the representations and warranties contained in this Agreement, none of Purchaser or Purchaser’s Affiliates makes any express or implied representation or warranty on behalf of Purchaser or its Affiliates, and each of Purchaser and Purchaser’s Affiliates hereby disclaims any such representation or warranty whether by Purchaser or its Affiliates.

ARTICLE 7

COVENANTS

7.1.                            Pre-Closing Conversion.  Seller shall, no later than two (2) days prior to the Closing Date, (i) cause the Company to convert to a Delaware limited liability company that is treated as a Disregarded Entity (the “Conversion”) and (ii) if any Transferred Subsidiary is not treated as a Disregarded Entity at such time, cause such Transferred Subsidiary to be treated as a Disregarded Entity.  As of the Conversion, the provisions of this Agreement will be deemed amended to the extent necessary to reflect and give effect to the Conversion.  If the Shares are uncertificated, Seller shall not permit the Company to take any action to cause the Shares to be or become a “security” within the meaning of, or to be governed by, Article 8 of the UCC as in effect under applicable Law, including to “opt in” or take any similar action seeking to establish the Shares as “securities.”

7.2.                            Conduct of the Business.  Seller shall, from the date hereof to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, except as otherwise required by this Agreement, as Previously Disclosed, as required by Law or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), cause the Company and the Transferred Subsidiaries (i) to conduct their businesses in the ordinary course consistent in all material respects (including, if needed, with respect to the making or incurrence of capital expenditures) with past practice and to use their reasonable efforts to preserve intact their business organizations, Licenses and Permits and relationships with Governmental Authorities, key employees, customers and other Persons with whom they have business dealings and (ii) not take any of the following actions:

(a)                                 (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, (ii) declare, set aside, or pay any dividends or distributions on, or make any other distributions in respect of, (iii) split, combine or reclassify or (iv) purchase, redeem or otherwise acquire any shares of capital stock or any other equity interests of any class of the Company or the Transferred Subsidiaries;

(b)                                 amend or supplement the Constituent Documents of the Company or the Transferred Subsidiaries or enter into a plan of consolidation, merger, share exchange, reorganization or similar business combination (other than as between the Company and the Transferred Subsidiaries);

(c)                                  (i) enter into any Contract with respect to any sale, transfer, assignment, acquisition, disposition or Encumbrance of any material amount of assets or securities, in each case, in any transaction with a value greater than $500,000, (ii) enter into any Contract that would have been a Material Contract under clauses (vi)-(x) of Section 4.9 if entered into prior to the date hereof (except for any Contract that would have been a Material Contract under clause (viii) of Section 4.9 because it includes a nonexclusive license for Intellectual Property granted in the ordinary course of business consistent in all material respects with past practice),  (iii) terminate or materially amend, or release or assign any material rights or claims under, any Contract described in the foregoing clause (i), any Material Contract, any Licenses and Permits or any Contract with an Excluded Affiliate or (iv) enter into or materially amend any Contract with an Excluded Affiliate if such new Contract or amendment is not on arms length terms, other than, in the case of clauses (i) and (iii), in the ordinary course of business consistent in all material respects with past practice;

(d)                                 adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization involving any of the Companies or the Transferred Subsidiaries;

(e)                                  except as required by applicable Law or pursuant to any Benefit Plan in effect as of the date of this Agreement, (i) grant or increase the compensation, bonus or pension, welfare, severance, retention, change in control, termination pay or other benefits of any Company Employee (other than a one-time payment that will be the responsibility of Seller or an Affiliate of Seller (other than the Company or the Transferred Subsidiaries), provided that such payment shall not be taken into account for the purposes of Section 7.6(a) hereof and shall not otherwise bind Purchaser or any of its Affiliates (including the Company or the Transferred Subsidiaries)), (ii) grant or increase the compensation, bonus or pension, welfare, severance, retention, change in control, termination pay or other benefits of any Company Service Provider who is not a Company Employee to the extent that it would result in any liability to the Company or the Transferred Subsidiaries, (iii) establish, adopt, amend or terminate any Company Benefit Plan or any Benefit Plan subject to Title IV of ERISA or recognize or enter into an agreement with any union, works council or other similar employee representative, (iv) establish, adopt, amend or terminate any Seller Benefit Plan, unless it (A) would apply in the same manner to Company Employees as to similarly situated employees of Seller (other than the Company or the

Transferred Subsidiaries) and (B) would not result in material liability to the Company or the Transferred Subsidiaries, (v) solely to the extent applicable to Company Employees, take any action to accelerate the vesting or payment of compensation or benefits under any Benefit Plan, (vi) grant any equity or equity-based awards to any Company Employee or, except as properly accrued as of the date of this Agreement in accordance with GAAP and the terms of any applicable Benefit Plan, pay any cash incentive compensation or (vii) hire or transfer any employees that once hired or transferred would be a Company Service Provider, terminate any Company Employee other than for cause or transfer the employment duties of any Company Employee to a business unit of Seller or its Affiliates that is not the Company or the Transferred Subsidiaries;

(f)                                   other than in the ordinary course of business consistent in all material respects with past practice, sell, lease, license or otherwise dispose of, grant an Encumbrance on or permit an Encumbrance to exist on, or agree to sell, lease, license, or otherwise dispose of, or grant or permit an Encumbrance on, any properties or assets of the Company or the Transferred Subsidiaries with a value greater than $500,000, in each case, other than any Permitted Encumbrances;

(g)                                  except for (i) Indebtedness to Seller, the Company or either of the Transferred Subsidiaries which shall be repaid prior to Closing or (ii) in the ordinary course of business consistent in all material respects with past practice, incur any Indebtedness;

(h)                                 except as may be required as a result of a change in applicable Law or in GAAP and after consultation with Seller’s independent accountants, make any material change in any of the accounting methods, principles, policies, procedures or practices used by it;

(i)                                     except as may be required to effect the Conversion, make or change any Tax election not in the ordinary course of business consistent with past practice, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any claim for Taxes or assessments relating to it, surrender any right to claim a refund of Taxes, consent to any extension or waiver of limitation period applicable to any claim for Taxes or assessments relating to it, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would materially increase the liability of Purchaser, the Company or any Transferred Subsidiaries for Taxes that are not otherwise borne by the Sellers under Section 9.1(a) or reduce any Tax asset of the Company or any Transferred Subsidiaries in any Post-Closing Tax Period;

(j)                                    enter into any new material line of business;

(k)                                 settle any Action, unless (i) such Action does not have more than $1,000,000 in dispute, (ii) such settlement does not involve payments by the Company or any Transferred Subsidiary after the Closing in excess of $250,000 with respect to any individual Action and $500,000 in the aggregate (and any such post-Closing payments shall, for the avoidance of doubt, be reflected in the calculation of the Purchase Price) and (iii) such settlement does not involve any admission of wrongdoing by the Company or the Transferred Subsidiaries and would not reasonably be expected to impose any material restriction on the Company or the Transferred Subsidiaries that would remain in effect after the Closing Date;

(l)                                     enter into or modify any Contract with Seller or any of its Affiliates (other than the Company and the Transferred Subsidiaries), other than as expressly contemplated by this Agreement; or

(m)                             authorize or commit to do any of the actions prohibited by this Section 7.2.

7.3.                            Cooperation.  (a)  The parties shall, and shall cause their respective Affiliates to, cooperate with each other and use their respective reasonable best efforts promptly to take, or cause to be taken, in good faith, all actions that are reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Transition Services Agreement as promptly as practicable, including using its reasonable best efforts to (i) take all reasonable acts necessary to cause the conditions precedent set forth in Article 8 to be satisfied, (ii) obtain all consents, registrations, approvals, waivers, orders, interpretive guidance, exemptions, Licenses and Permits and authorizations necessary to be obtained from any Governmental Authority (including the Required Governmental Approvals) in order to consummate the transactions contemplated by this Agreement and the Transition Services Agreement and (iii) obtain all other necessary consents, approvals or waivers from third parties (including all Third-Party Consents).

(b)                                 Each party shall use its reasonable best efforts to prepare or cause to be prepared as promptly as practicable all documentation and make all filings necessary to obtain all Required Governmental Approvals. Purchaser and Seller will provide such assistance, information and cooperation to each other as is reasonably required to obtain any Required Governmental Approvals, other third-party consents and any notices (including Third-Party Consents) and, subject to applicable Law, will provide each other with the reasonable opportunity to review in advance any applications, notices or other filings proposed to be made with respect to the transactions contemplated hereby (and will give due consideration to any comments and suggestions made with respect thereto by the other party). In connection therewith, each party will notify the other promptly following the receipt of any comments from any Governmental Authority and of any request by any Governmental Authority for amendments, supplements or additional information in respect of any application, notice or other filing with such Governmental Authority and will supply the other party with copies of all material correspondence between such party or any of its Representatives, on the one hand, and any Governmental Authority in connection with obtaining any Required Governmental Approval, on the other hand; provided that such disclosure is permitted under applicable Law.  Any such provision of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law (including any anti-gun jumping Laws), and any such materials may be redacted (i) as necessary to comply with contractual arrangements, (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns or (iii) as otherwise necessary to comply with applicable Law.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Authority in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Authority, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)                                  Without limiting the generality of the foregoing, each of Seller and Purchaser will, as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, file with the FTC and the DOJ the notification and report form required for the transactions contemplated hereby and any supplemental information required in connection therewith pursuant to the HSR Act.  Each party hereto represents and warrants that such notification and report form and all such supplemental information submitted by such party or its ultimate parent, and any additional supplemental information filed by such party after the date of the original filing, will be in substantial compliance with the requirements of the HSR Act. Seller and Purchaser shall each furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall each use its reasonable best efforts to comply promptly with any such inquiry or request. Seller and Purchaser will each use its reasonable best efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of Shares under this Agreement and shall use reasonable best efforts to defend against any action of the FTC or the DOJ to enjoin such purchase and sale and to satisfy any conditions imposed or to avoid the imposition thereof, by the FTC or DOJ, as applicable.

(d)                                 Purchaser and the Company shall cooperate in determining the most efficient manner to establish an office of Purchaser or the Company (including a branch, representative office or other office) in Singapore.  Purchaser and the Company agree to promptly file any applications or notices necessary to establish such office and to use reasonable best efforts to obtain the approval of any such applications or notices.  If notwithstanding the efforts of the parties, an office is not established in Singapore at the time of the Closing, the Closing will proceed; provided, however, that the Company Employees who work in Singapore will not transfer to Purchaser on the Closing Date, will remain employed by an Affiliate of Seller and will be seconded to Purchaser or an Affiliate of Purchaser pursuant to a customary secondment or similar arrangement or otherwise dedicated to provide services to Purchaser and its Affiliates.  If an office is not established prior to Closing, Purchaser will continue to use reasonable best efforts to establish an office and upon establishment of such office, the Company Employees located in Singapore will transfer to Purchaser or an Affiliate of Purchaser.

(e)                                  The parties shall keep each other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of any material notices or other communications received by either party or its Affiliates (as the case may be) or, to its Knowledge, its Representatives from any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case to the extent permitted by applicable Law.  The parties shall give prompt notice to each other of any development or combination of developments that, individually or in the aggregate, is reasonably likely to prevent, materially delay or materially impair its respective ability to consummate the transactions contemplated by this Agreement, including the failure to satisfy a condition to the Closing set forth in Article 8; provided, however, that no such notification or other Information provided or obtained by any party prior to the Closing shall affect the representations, warranties, covenants or obligations of the parties or the conditions to the obligations of the parties under this Agreement.

7.4.                            Pre-Closing Access.  (a)  Prior to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, subject to applicable Law, Purchaser shall be entitled, at Purchaser’s expense, to have such access to the offices, Representatives, and books, data, files, information, records, documents, correspondence and other materials of the Company and the Transferred Subsidiaries as Purchaser may reasonably request. Any such access pursuant to this Section 7.4(a) shall be conducted or occur at reasonable times during regular business hours, as approved in advance by Seller and shall not otherwise unreasonably interfere with business or operations of Seller and its Subsidiaries; provided that any such access shall be subject to the terms and conditions of the Confidentiality Agreement and that in no event shall Purchaser have access to any information that relates solely to any portion of the business of Seller and its Affiliates that is not being transferred pursuant to this Agreement; provided further that the auditors and independent accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary third-party access and confidentiality agreements in form and substance acceptable to such auditors or accountants.

(b)                                 The foregoing shall not require Seller or Seller’s Affiliates to permit any inspection, or to disclose any information, that could reasonably be expected to result in (i) the disclosure of any Trade Secrets or the violation of any obligations of Seller or Seller’s Affiliates with respect to confidentiality if Seller shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable legally recognized privilege or (iii) the violation of any applicable Law.

7.5.                            Post-Closing Access.  (a)  Seller and its Affiliates shall have the right, subject to compliance with all applicable Laws (including privacy Laws), to retain copies of all books, data, files, information, records, documents, correspondence and other materials in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of the Company and each of the Transferred Subsidiaries (i) relating to information (including employment, medical and immigration records) regarding the Company Employees or relating to the Tax Returns of, or that include, the Company or the Transferred Subsidiaries, (ii) as required by any legal or regulatory authority, including any applicable Law or regulatory request or (iii) as may be necessary for Seller and its Affiliates to perform their respective obligations pursuant to this Agreement, the Transition Services Agreement or any other agreement between Seller and its Affiliates, on the one hand, and the Company or either of the Transferred Subsidiaries, on the other hand, that will remain in effect after the Closing.

(b)                                 After the Closing, Purchaser shall allow (or shall cause its Affiliates to allow) Seller and its Affiliates, upon reasonable prior notice and during regular business hours and subject to compliance with all applicable Laws (including privacy Laws), the right, at Seller’s expense, to examine and make copies of any books, data, files, information, records, documents, correspondence and other materials of the Company or the Transferred Subsidiaries for any reasonable, non-competitive business purpose, including the preparation or examination of Tax Returns, regulatory filings and financial statements, the conduct of any litigation or the conduct of any regulatory, contractholder, participant or other dispute resolution (whether pending or threatened) and the enforcement or discharge of its indemnification rights or obligations under this Agreement; provided that the auditors and independent accountants of Purchaser or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary access and confidentiality agreements in form and substance acceptable to such auditors or accountants.  In the event that disclosing information would violate any obligation of Purchaser or any of its Affiliates with respect to confidentiality, the parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, Purchaser shall make such information available if Seller delivers confidentiality undertakings reasonably satisfactory to Purchaser.

(c)                                  After the Closing, Seller shall allow (or shall cause its Affiliates to allow) Purchaser and its Affiliates, upon reasonable prior notice and during regular business hours and subject to compliance with all applicable Laws (including privacy Laws), the right, at Purchaser’s expense, to examine and make copies of any books, data, files, information, records, documents, correspondence and other materials of Seller or its Affiliates relating to the Company or the Transferred Subsidiaries for any reasonable non-competitive business purpose, including the preparation or examination of Tax Returns, regulatory filings and financial statements, the conduct of any litigation or the conduct of any regulatory, contractholder, participant or other dispute resolution (whether pending or threatened) and the enforcement or discharge of its indemnification rights or obligations under this Agreement; provided that the auditors and independent accountants of Seller or any of its Affiliates shall not be obligated to make any work papers available to any Person unless and until such Person has entered into reasonable and customary access and confidentiality agreements in form and substance acceptable to such auditors or accountants.  In the event that disclosing information would violate any obligation of Seller or any of its Affiliates with respect to confidentiality, the parties shall reasonably cooperate so the information might be made available in a redacted format, or, if such redaction would result in pertinent information being omitted, Seller shall make such information available if Purchaser delivers confidentiality undertakings reasonably satisfactory to Seller.

(d)                                 Purchaser agrees that, with respect to all original books, data, files, information, records, documents, correspondence and other materials of the Company and each of the Transferred Subsidiaries existing as of the Closing Date, it will (and will cause each of the Company and the Transferred Subsidiaries and any other Affiliates of Purchaser to) (i) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (ii) apply preservation and retention policies that are no less stringent than those generally applied by Purchaser from time to time with respect to its other businesses and that are customary for similar businesses and (iii) maintain such books, data, files, information and other records for examination and copying by Seller (such copying to be at the expense of Seller) for six (6) years following the Closing (or for a longer period if required by applicable Law); provided that after such six-year (or other) period, Purchaser shall use its reasonable best efforts to provide Seller with at least ninety (90) days’ written notice prior to destroying or disposing of any such books, data, files, information and other records, at which time and at the option and expense of Seller, Purchaser shall deliver such books, data, files, information, records, documents, correspondence and other materials to Seller.

(e)                                  Seller agrees that, with respect to all original books, data, files, information, records, documents, correspondence and other materials of Seller and its Affiliates (other than the Company and the Transferred Subsidiaries) relating to the Company and any Transferred Subsidiary existing as of the Closing Date, it will (and will cause each of its Affiliates to) (i) comply in all material respects with all applicable Laws relating to the preservation and retention of records, (ii) apply preservation and retention policies that are no less stringent than those generally applied by Seller from time to time with respect to its other businesses and that are customary for similar businesses and (iii) make such books, data, files, information and other records available for examination and copying by Purchaser (such copying to be at the expense of Purchaser) for the periods required by the preservation and retention policies described in clause (ii) (or for a longer period if required by applicable Law); provided that after such retention period, Seller shall use its reasonable best efforts to provide Purchaser with at least ninety (90) days’ written notice prior to destroying or disposing of any such books, data, files, information and other records, at which time and at the option and expense of Purchaser, Seller shall deliver such books, data, files, information, records, documents, correspondence and other materials to Purchaser.

7.6.                            Employee Benefit Matters.  (a)  Through the Coverage Period, Purchaser shall provide or cause its Affiliates to provide to each Company Employee who continues employment with the Company, the Transferred Subsidiaries, Purchaser or any of the Affiliates of Purchaser following the Closing Date (each, a “Continuing Employee”), during any period of employment, (i) a base salary or wage rate, as applicable, at least equal to the base salary or wage rate, as applicable, provided to such Continuing Employee immediately prior to the Closing Date, (ii) annual bonus and commission opportunities that are no less favorable as to opportunity amounts (regardless of the form of payment) than the annual bonus and commission opportunities provided to such Continuing Employee immediately prior to the Closing Date, (iii) employee health and welfare benefits that are substantially comparable, in the aggregate, to the employee health and welfare benefits provided to the Continuing Employees immediately prior to the Closing Date and (iv) severance benefits no less favorable than the greater of (A) the severance benefits provided by Purchaser to similarly situated employees of Purchaser and (B) the severance benefits provided to such Continuing Employee immediately prior to the Closing Date; provided that any cash severance payments made to a Continuing Employee may be offset by any contractual right of such Continuing Employee to receive (x) a payout of guaranteed compensation upon a termination or (y) payment with respect to post-termination restrictive covenants, it being understood that any contractual right to receive a payout of guaranteed compensation (which, for the avoidance of doubt shall be conditioned on such Continuing Employee executing a release of claims) or any payment with respect to post-termination restrictive covenants, in each case, shall not offset a Continuing Employee’s right to receive severance benefits in the form of healthcare continuation coverage under this Section 7.6(a)(iv).  Notwithstanding anything herein to the contrary, the parties agree to the allocation of certain specified liabilities as set forth on Schedule 7.6(a) of Seller’s Disclosure Schedule.  Immediately following the Coverage Period, the Continuing Employees who continue to be employed with Purchaser or any of the Affiliates of Purchaser shall be eligible to participate in benefit plans comparable to those provided to similarly situated employees of Purchaser and the Affiliates of Purchaser, as applicable, in the same geography.

(b)                                 Prior to the Closing Date, any Company Employee who is not already employed by the Company or a Transferred Subsidiary (other than Inactive Employees) will be transferred to the Company or a Transferred Subsidiary or, at the request of Purchaser will not be so transferred and instead will be offered employment, effective as of the Closing, by Purchaser or one of its Subsidiaries; provided that Purchaser shall, no later than twenty (20) Business Days after the date hereof, provide written notice to Seller of any such Company Employee who will be offered employment by Purchaser and shall not be so transferred pursuant to this Section 7.6(b).  Any individual who is a Company Employee and, as of immediately prior to the Closing, is not actively employed (an “Inactive Employee”) shall remain an employee of, or have his or her employment transferred prior to Closing to, Seller Parent or one of its Subsidiaries other than the Company or the Transferred Subsidiaries.  Subject to Seller notifying Purchaser of an Inactive Employee’s return to active employment within 10 Business Days of such return, Purchaser or one of its Affiliates shall make an offer of employment to such Inactive Employee; provided that the Inactive Employee returned to active employment with Seller Parent or one of its Subsidiaries on or prior to the expiration date of such Inactive Employee’s eligibility for disability benefits or approved leave period and within 180 days after Closing.

(c)                                  Purchaser agrees to honor, assume, fulfill and discharge, or to cause the Company or any Transferred Subsidiary to honor, assume, fulfill and discharge, all obligations to Company Employees under the Benefit Plans set forth on Schedule 7.6(c) of Seller’s Disclosure Schedules.

(d)                                 Effective as of the Closing Date or, for an Inactive Employee, the date the Inactive Employee’s employment transfers to Purchaser or one of its Affiliates pursuant to

Section 7.6(b) (such date, the “Transfer Date”), the Company Employees and their applicable dependents shall cease to be covered by any applicable Seller Benefit Plans and shall cease to accrue benefits under any such Seller Benefit Plans.  From and after the Closing Date or as applicable, the Transfer Date, each Continuing Employee shall receive credit for all service with the Company or any of its Affiliates to the extent recognized by Seller prior to the Closing for purposes of eligibility, vesting, level of benefit and benefit accrual (other than benefit accrual under a defined benefit pension plan) under employee benefit plans sponsored or maintained by Purchaser or its Affiliates (“Purchaser Benefit Plans”) in which such Continuing Employee is eligible to participate; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits.  Subject to the terms of the applicable Purchaser Benefit Plan, Purchaser or its Affiliates, as applicable, shall use reasonable best efforts to (i) cause each Continuing Employee to be immediately eligible to participate in any Purchaser Benefit Plan to the extent coverage under such Purchaser Benefit Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date or as applicable, the Transfer Date, (ii) waive all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under Purchaser Benefit Plans that are welfare benefit plans and (iii) provide credit to each Continuing Employee for any co-payments and deductibles paid by such employees under the Seller Benefit Plans for the plan year during which the Closing Date occurs for the purpose of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to each Continuing Employee and his or her covered dependents for the applicable plan year under a Purchaser Benefit Plan to the extent coverage under such Purchaser Benefit Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date, or as applicable, the Transfer Date.

(e)                                  If Purchaser maintains a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code, (the “Purchaser 401(k) Plan”), Purchaser shall permit each Continuing Employee participating in the Seller Benefit Plan that is a defined contribution plan with a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”) to effect, and Purchaser agrees to cause the Purchaser 401(k) Plan to accept, in accordance with applicable Law and subject to the provisions of the Purchaser 401(k) Plan, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances (including earnings thereon through the date of transfer and promissory notes evidencing all outstanding loans) under the Seller 401(k) Plan if such rollover to the Purchaser 401(k) Plan is elected in accordance with applicable Law and each applicable plan by such Continuing Employee.

(f)                                   Following the Closing, Seller shall promptly pay to Purchaser, upon Purchaser’s written request, by wire transfer of immediately available funds to one or more accounts designated by Purchaser, any Transaction Expenses to the extent not taken into account at the Closing or pursuant to the adjustment under Section 3.4.

(g)                                  The parties agree to reasonably cooperate with each other (i) in order to comply with the Worker Adjustment and Retraining Notification Act and any similar state or local Laws, (ii) to comply with their respective obligations, if any, pursuant to the Automatic Transfer Regulations and (iii) to avoid, to the extent possible, the restart of United States Federal Insurance Contributions Act, as amended, or the United States Federal Unemployment Tax Act, as amended, and related state unemployment insurance laws upon or following the Closing Date with respect to each Continuing Employees for the tax year during which the Closing Date occurs.

(h)                                 Nothing in this Agreement is intended to or shall (i) be treated as an amendment to, or be construed as amending, any Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, the Company, any Transferred Subsidiary, Purchaser or any of their respective Affiliates, (ii) prevent Purchaser or its Affiliates from terminating any Company Benefit Plan or any other benefit plan in accordance with its terms, (iii) prevent Purchaser or its Affiliates, after the Closing Date, from terminating the employment of any Continuing Employee or (iv) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, the Company, any Transferred Subsidiary, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

7.7.                            Non-Competition and Non-Solicitation.

(a)                                 Non-Competition.  During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Non-Competition Period”), neither Seller nor Seller Parent or any of their respective Subsidiaries (collectively, the “Restricted Entities”) shall, directly or indirectly, own, invest in or operate an electronic communication network, electronic market or matching platform, aggregation service or third party liquidity management service in the institutional foreign exchange (“FX”) market (including, for the avoidance of doubt, for financial institutions or retail brokers and with respect to FX spots, swaps, futures, non-deliverable forwards or spot metals) (any of the foregoing, a “Competing Business”); provided, however, that Seller may do each of the following without Seller or any Affiliate of Seller being deemed to be in violation of this Section 7.7(a):

(i)                                     own or hold as principal up to ten percent (10%) of the outstanding securities of any entity (provided that Seller Parent or an Affiliate of Seller Parent does not otherwise control the business or affairs of such entity), hold or exercise rights of ownership with respect to any security in any amount in a fiduciary capacity for the benefit of an unaffiliated third party or make markets in any security;

(ii)                                  merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any Person that is not an Affiliate of Seller Parent with an existing Competing Business and continue to operate such existing Competing Business; provided that members of

Seller’s board of directors do not constitute fifty percent (50%) or more of the board of directors of the surviving corporation of such transaction (or of the board of directors of its publicly traded parent company) and that Seller’s shareholders immediately prior to consummation of such transaction do not immediately after consummation of such transaction own fifty percent (50%) or more of the outstanding capital stock or other equity interests of the surviving entity of such transaction (or of its publicly traded parent company); and, upon the consummation of such a permitted transaction, the Non-Competition Period and the prohibitions of this Section 7.7 shall immediately terminate and be of no further effect;

(iii)                               purchase or acquire (through merger, stock purchase or purchase of all or substantially all of the assets or otherwise) any entity with an existing Competing Business and continue to operate such existing Competing Business; provided that if the consolidated revenue of such Competing Business for the twelve (12) month period ending on the date of the consummation of such purchase or acquisition is greater than fifteen percent (15%) of such acquired entity’s total revenue over the same period, Seller then shall commence as promptly as practicable a process to sell such Competing Business to an unaffiliated third party and shall use reasonable best efforts to complete such sale within nine (9) months after the consummation of such purchase or acquisition;

(iv)                              own or hold equity interests in Purchaser or its Affiliates; and

(v)                                 provide liquidity (A) on FX electronic communications networks, matching platforms, electronic markets, aggregation services, third party liquidity management services or any other platform or (B) directly to customers (including financial institutions and retail brokers) in FX spots, swaps, futures, non-deliverable forwards, spot metals or any other product.

(b)                                 Seller Non-Solicitation; Non-Hire.  During the period beginning on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date, the Restricted Entities shall not, directly or indirectly, solicit, hire or attempt to solicit or hire any Continuing Employee; provided, however that the foregoing shall not apply to any (i) individual whose employment or service was terminated by the Company or the Transferred Subsidiaries in connection with ordinary course reductions in force or other similar layoffs and other than for “cause”, (ii) publishing or posting of open positions in the course of normal hiring practices which are not specifically sent to, or do not specifically target, Continuing Employees (but shall prohibit the hiring of any Continuing Employee as a result of such posting), or (iii) solicitations made by third-party search firms that have not been directed by Seller or its Affiliates to specifically solicit such individuals (but shall prohibit the hiring of any Continuing Employee as a result of such solicitations).

(c)                                  The parties acknowledge that the covenants set forth in this Section 7.7 are an essential element of this Agreement.  The parties acknowledge that this Section 7.7 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement.  If any covenant contained in this Section 7.7 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, Seller and Purchaser agree that:  (i) such determination shall not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction or (B) the remaining terms and provisions of this Section 7.7 in any situation in any jurisdiction; and (ii) the offending term or provision shall be reformed rather than voided and the court or Governmental Authority making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 7.7 enforceable to the fullest extent permitted by applicable Law.

(d)                                 The parties hereby acknowledge and agree that irreparable damage would occur if this Section 7.7 were not performed in accordance with its specific terms and that any breach of this Section 7.7 would not be adequately compensated by monetary damages alone.  Accordingly, in addition to any other right or remedy to which such party may be entitled, at law or in equity or under this Agreement, such party shall be entitled to enforce this Section 7.7 by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of this Section 7.7, without posting any bond or other undertaking.

(e)                                  For the avoidance of doubt, none of the restrictions imposed by applicable subsections of this Section 7.7 shall apply to any Person that is an Affiliate of Seller or Seller Parent if such Person ceases to be an Affiliate of Seller and Seller Parent.

7.8.                            Insurance.  (a)  Seller shall (i) keep, or cause to be kept, all insurance policies in effect relating to the Company and the Transferred Subsidiaries as of the date hereof or suitable replacements therefor (with terms, conditions, retentions and limits of liability that are substantially similar in all material respects to the existing policies or otherwise consistent with the market practice of businesses of a similar size and type), in full force and effect through the close of business on the Closing Date, and (ii) use commercially reasonable efforts to protect the rights of the insured Persons under such insurance policies or replacements in all material respects, including by causing said insured Persons to (A) pay or otherwise satisfy or have satisfied any unpaid premiums when due with respect to any period ending at or prior to the Closing, (B) provide any reasonably required notices (including renewal notices or, if applicable, other documentation reasonably required to continue in full force and effect such insurance policies) to the issuers thereof, and (C) act reasonably in respect of any decision whether to submit and pursue claims on a timely basis under such insurance policies.

(b)                                 Purchaser and its Affiliates (including, after the Closing, the Company and the Transferred Subsidiaries) will not have access to, and shall not be permitted to make any claims under, any of Seller’s or any of its Affiliate’s insurance policies and programs with respect to any events or circumstances, including events or circumstances relating to the business of the Company and the Transferred Subsidiaries that occurred or existed prior to the Closing.

7.9.                            Transition Services Agreement.  Seller and Purchaser shall use their respective reasonable best efforts to promptly negotiate in good faith and finalize the complete terms and conditions of the Transition Services Agreement within thirty (30) days of the date of this Agreement.  The parties shall execute and deliver the Transition Services Agreement to one another on the Closing Date.

7.10.                     Further Assurances.  On and after the Closing Date, Seller (as reasonably requested from time to time by Purchaser) and Purchaser (as reasonably requested from time to time by Seller) shall take all reasonably appropriate action and execute any additional documents, instruments or conveyances of any kind (not containing additional representations and warranties) which may be reasonably necessary to carry out any of the provisions of this Agreement.

7.11.                     Confidentiality.  The Confidentiality Agreement shall remain in full force and effect until the Closing.  After the Closing, each party shall hold, and shall cause their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent necessary to discharge obligations pursuant to Section 7.3 or unless compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party or its Affiliates (or, if required under a contract with a third party, such third party) furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement or, in the case of Information relating to the Company or any Transferred Subsidiary, known to Seller or its Affiliates through Seller’s ownership of the Company (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished), and neither Seller nor Purchaser shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Authority.  To the extent permitted by applicable Law, each party will notify the other party promptly upon becoming aware that any of the Information has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 7.11).

7.12.                     Publicity; Notices.  Until the Closing Date, the parties hereto shall coordinate with each other as soon as practicable in advance as to (a) the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public regarding the transactions contemplated by this Agreement and (b) the form and content of any communication from Purchaser to any Continuing Employee other than individual agreements. Neither party shall, or shall permit its Affiliates to, disseminate any such communication without adequate advance notice and the prior consent of the other, which shall not be unreasonably withheld or delayed, except that nothing contained in this Agreement shall prevent the parties hereto from making any and all public disclosures legally required to comply with any applicable securities laws or regulations, rules of a national securities exchange to which the parties are subject, or requests of Governmental Authorities; provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so; provided, further, that the restrictions in this Section 7.12 shall not apply to any disclosure contained in Seller Parent’s periodic reports filed with the SEC.

7.13.                     Director Indemnification; Exculpation.  (a)  All rights to indemnification for and exculpation from liabilities for acts or omissions occurring at or prior to the Closing now existing in favor of any current or former director or officer of the Company or the Transferred Subsidiaries (or any of their respective predecessor entities) or any Person who becomes prior to the Closing a director or officer of the Company or the Transferred Subsidiaries (each, an “Indemnified Director”) as provided in the Constituent Documents of each such Person, or in any indemnification agreement set forth on Schedule 7.13 of Seller’s Disclosure Schedules between such Indemnified Director and such Person (in each case, as in effect on the date of this Agreement), shall survive the Closing and shall continue in full force and effect in accordance with their respective terms for a period of six (6) years from the Closing; provided, however, that all rights to indemnification in respect of any Action asserted or made prior to the Closing or within such six-year period shall continue until the final disposition of such Action.

(b)                                 Purchaser shall ensure that from and after the Closing until the sixth (6th) anniversary thereof, the Constituent Documents of the Company and the Transferred Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Indemnified Directors than are presently set forth in such Constituent Documents, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.  From and after the Closing, Purchaser shall cause the Company or the applicable Transferred Subsidiary to, to the same and fullest extent a Delaware corporation is permitted to indemnify its officers, directors or employees by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified Director against all reasonable losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or either of the Transferred Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Closing Date, whether asserted or claimed prior to, or at or after, the Closing Date (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).  At its election, Purchaser shall control and assume the defense and settlement of any Action in which an Indemnified Director seeks indemnification or advancement of expenses pursuant to this Section 7.13 (except for any Action that seeks material non-monetary, equitable or injunctive relief or alleges violation of criminal law or any Action by any Governmental Authority in which the Indemnified Director is a named defendant).

(c)                                  The provisions of this Section 7.13 shall survive the Closing and are intended to be for the benefit of, and will be enforceable by, each Indemnified Director and his or her heirs and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have from the Company or either of the Transferred Subsidiaries or any other person by contract or otherwise except as expressly provided in this Agreement.  The obligations of Purchaser and Seller under this Section 7.13 shall not be terminated or modified in a manner so as to adversely affect any Indemnified Director or any other person entitled to the benefit of this Section 7.13 without the prior written consent of the affected Indemnified Director.

(d)                                 Notwithstanding the foregoing, the rights to indemnification and advancement of expenses provided for in this Section 7.13 shall not apply to, and each Indemnified Director waives such rights with respect to, matters or claims arising from claims made by any Purchaser Indemnified Parties pursuant to this Agreement.

7.14.                     Release of Guarantees.

(a)                                 Purchaser shall reasonably cooperate with Seller prior to the Closing Date in Seller’s efforts to terminate as of the Closing, all guarantees or commitments by Seller or its Affiliates (other than the Company and the Transferred Subsidiaries) set forth on Schedule 7.14(a) of Seller’s Disclosure Schedules of specified obligations of the Company or either of the Transferred Subsidiaries under any agreements to which the Company or either of the Transferred Subsidiaries is a party (the “Seller Performance Guarantees”), including if requested by the relevant beneficiary of such Seller Performance Guarantee following discussions between such beneficiary and Purchaser, by offering guarantees, support or other security arrangements reasonably acceptable to the relevant beneficiary of such Seller Performance Guarantee (including bank or other third-party guarantees, letters of credit or insurance) or taking such other actions as Purchaser and such beneficiary may mutually agree on.  Purchaser shall not take any action to cause any Seller Performance Guarantees (and, so long as any Seller Performance Guarantee remains in effect, obligations thereunder) to be renewed, extended, expanded or amended after the Closing.

(b)                                 If any Seller Performance Guarantees are not terminated as of the Closing other than through any failure to take action by Seller or its Affiliates (the “Continuing Seller Performance Guarantees”), Purchaser shall (i) use its reasonable best efforts to procure that the Continuing Seller Performance Guarantees be terminated as promptly as practicable after the Closing on terms reasonably acceptable to the parties to this Agreement, (ii) defend, indemnify and hold harmless Seller and its Affiliates against and from, and reimburse Seller and its Affiliates for any reasonable losses incurred to the extent relating to or arising under the Continuing Seller Performance Guarantees following the Closing and (iii) procure that such documents, as are reasonably requested by Seller or its Affiliates and in form and substance reasonably acceptable to Purchaser, be executed by Purchaser to further evidence the obligations set forth in clauses (i) and (ii) of this Section 7.14(b).

(c)                                  Prior to the Closing, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser terminations and/or releases with respect to all Indebtedness of the Company and the Transferred Subsidiaries to the extent reasonably requested by Purchaser, in each case, in customary and commercially reasonable form, subject in each case to the Closing.

7.15.                     Trademark Matters.  (a)  Except as specifically provided in this Section 7.15, Purchaser acknowledges and agrees that none of Purchaser or its Affiliates is purchasing, acquiring, receiving a license to or otherwise obtaining any right, title or interest in, to or under any Intellectual Property owned or licensed by Seller or any of its Affiliates (other than the Company and the Transferred Subsidiaries), including in or to the Seller Trademarks.

(b)                                 Within thirty (30) days following the Closing Date, Purchaser shall cause each of Company and its Affiliates (which, as of and after the Closing, shall include the Company and the Transferred Subsidiaries) to make all filings necessary to (i) change its corporate name to a name that does not contain any Seller Trademarks, and (ii) withdraw all its fictitious name filings and “doing business as” filings for any name that contains any Seller Trademarks.  Purchaser shall provide Seller with any additional information, documents and materials that Seller may reasonably request to evidence the filings described in clauses (i) and (ii).

(c)                                  Purchaser shall, and shall cause its Affiliates (which, as of and after the Closing, shall include the Company and the Transferred Subsidiaries) to cease and discontinue all uses of the Seller Trademarks; provided, however, that the Company and the Transferred Subsidiaries may, during the ninety (90) day period immediately after the Closing, continue to use the Seller Trademarks on signage, stationery, forms, and marketing and informational materials, to the extent such items exist and are in the possession of the Company or its Affiliates as of the Closing, in the same manner as used by the Company and the Transferred Subsidiaries as of Closing. For the avoidance of doubt, nothing in this Agreement shall be construed as restricting or limiting Purchaser or any of its Affiliates from using or referencing any Seller Trademarks in a manner that would constitute “fair use” under applicable Law if such use were made by a third party (including, for the avoidance of doubt, in any materials or documents to indicate Seller’s or any Seller’s Affiliate’s historic or factual relationship to the Company and the Transferred Subsidiaries in a manner that would constitute “fair use” under applicable Law if such use were made by a third party).

(d)                                 Purchaser hereby irrevocably and unconditionally covenants, and will cause its Subsidiaries (which, as of and after the Closing, shall include the Company and the Transferred Subsidiaries) and its and their respective successors and assigns to covenant, not to (i) represent to any third party that it has, in any jurisdiction, any ownership rights in or to the Seller Trademarks or any other rights in the Seller Trademarks other than the specific rights conferred in this Agreement; or (ii) adopt, use, register or attempt to register in any jurisdiction any of the Seller Trademarks or instruct others to do any of the foregoing.

(e)                                  From and after the Closing Date, neither Seller nor any of its Subsidiaries shall use, or license or permit any third party to use, (i) any Trademarks included in the Owned Intellectual Property, or (ii) any Trademarks consisting of “KCG,” “Knight” or “GETCO” used together with any Trademarks included in the Owned Intellectual Property (collectively, “Combined Marks”) (other than the domain names listed on Schedule 7.15(g) of Seller’s Disclosure Schedules, but only for the sole purpose of redirecting such domain names as contemplated by Section 7.15(g) below), and Seller shall promptly cancel any registered trademarks for the Combined Marks owned by Seller or any of its Subsidiaries, including KCG HOTSPOT (registration number 4594145).

(f)                                   Prior to the Closing Date, Seller Parent shall, and shall cause its Affiliates to, assign and transfer all right, title and interest of Seller Parent and its Affiliates in, to and under the websites and domain names listed on Schedule 7.15(f) of Seller’s Disclosure Schedules (including all goodwill associated therewith and all content contained therein) to the Company.

(g)                                  During the twelve (12) month period immediately following the Closing Date, Seller Parent shall, and shall cause its Affiliates to, redirect each of the domain names listed on Schedule 7.15(g) of Seller’s Disclosure Schedules, which domain names are being retained by Seller, to such IP address or such other domain name as Purchaser may reasonably instruct from time to time (it being understood that such IP address or such other domain name shall be reasonably related to the business of the Company and the Transferred Subsidiaries).

7.16.                     Transition Plan.  Between the date of this Agreement and the Closing Date, Seller and Purchaser shall, in accordance with mutually acceptable guidelines and procedures and in all events in accordance with applicable Law, internal policies of Purchaser, Seller Parent and its Subsidiaries and the Transition Services Agreement: (a) designate certain Persons (including, in the case of Persons designated by Seller, representatives of the Company) to serve as members of one or more (as agreed by Seller and Purchaser) transition teams with representatives of the other party and cause such Persons to devote a reasonable amount of time to discussing transition matters, including periodic meetings to discuss planning and implementation of transition plans, and (b) reasonably cooperate with the other party to assist in the formulation of a transition plan in furtherance of the transactions contemplated by the Transition Services Agreement; provided that Seller and its Affiliates (including the Company and the Transferred Subsidiaries) shall not be required to disclose to Purchaser or any of its Affiliates any Trade Secrets and any other confidential information owned or held by Seller or any of its Affiliates (including, prior to Closing, the Company and the Transferred Subsidiaries);

provided, further, that implementation of such transition plan shall commence only following the Closing Date.  In furtherance of the foregoing, Seller Parent shall, and shall cause its Affiliates to, promptly after the Closing Date, transfer and deliver to the Purchaser (or otherwise make available for Purchaser to copy) all data (including all production databases, electronic trading records, emails, customer records, Salesforce data, file shares and electronic documentation (including the Wiki)) primarily used or held for use in, or otherwise necessary for, the businesses of the Company and the Transferred Subsidiaries; but (i) solely to the extent that such data is in the possession or control of Seller Parent or any of its Affiliates (other than the Company or any Transferred Subsidiaries) and (ii) excluding any accounting and tax records (including Tax returns and related work pages) and other records to the extent they contain information relating to the businesses of Seller or its Affiliates (other than accounting and tax records and other records relating solely to the Company and the Transferred Subsidiaries). For the avoidance of doubt, Seller may retain such data or copies thereof to the extent necessary to provide Services (as defined in the Transition Services Agreement) under the Transition Services Agreement or as otherwise contemplated by the Transition Services Agreement.

7.17.                     Intercompany Items.  (a) Except as contemplated by the Transition Services Agreement or otherwise Previously Disclosed on Schedule 7.17 of Seller’s Disclosure Schedules, Seller shall take, or cause to be taken, all such actions necessary so that the Intercompany Payables and the Intercompany Receivables as of the Closing Date shall have been settled or paid in full in cash (and, to the extent any Intercompany Payables or Intercompany Receivables are not paid on or prior to Closing, all such unpaid amounts shall be deemed cancelled effective as of the Closing).  At least five (5) Business Days prior to the Closing, Seller shall prepare and deliver to Purchaser a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent requested by Purchaser, provide Purchaser with supporting documentation to verify the underlying intercompany charges and transactions.  All such intercompany account balances shall be paid in full in cash prior to the Closing.

(b)                                 In addition, Seller shall cause all other agreements, contracts, arrangements and commitments between or among the Company or any of the Transferred Subsidiaries, on the one hand, and Seller or any of its Affiliates (but excluding Company and the Transferred Subsidiaries), on the other hand, to be terminated effective as of the Closing Date without continuing liability or obligation of any kind of the Company or any of the Transferred Subsidiaries, on the one hand, or Seller and its Affiliates (other than the Company or the Transferred Subsidiaries), on the other hand (other than any agreement, contract, arrangement or commitment set forth on Schedule 7.17 of Seller’s Disclosure Schedules, which shall remain in effect after the Closing in accordance with its terms), and Seller shall deliver written evidence of each such termination to Purchaser at or prior to the Closing.

7.18.                     Financing Cooperation.  Prior to Closing, Seller shall use its reasonable best efforts to, and shall cause its Affiliates and its and their Representatives to use their reasonable best efforts to reasonably cooperate in connection with Purchaser’s arrangement of any debt financing for the transactions contemplated by this Agreement as may be reasonably requested by Purchaser at Purchaser’s sole expense, including (a) participation in a reasonable number of meetings, presentations, drafting sessions, due diligence sessions and road shows (it being understood that no participation by any director of Seller or its Affiliates or any officer of Seller or its Affiliates (other than officers of the Company and the Transferred Subsidiaries) shall be required in any such meetings, presentations, due diligence sessions, drafting sessions and sessions with prospective lenders in connection with the Purchaser Financing), (b) as promptly as reasonably practicable, furnishing Purchaser, its Affiliates and its financing sources (subject to the financing sources being bound by confidentiality agreements in accordance with customary market practice) with the financial information required by clause (g) of Exhibit C of the Financing Commitment as in effect on the date hereof (the “Financing Commitment Required Information”) and such other information regarding the Company and the Transferred Subsidiaries customarily included in information memoranda and other syndication materials for revolving and term loan facilities but excluding, for the avoidance of doubt, any pro forma financial statements, including providing consolidated financial statements for the Company and the Transferred Subsidiaries as of and for the year ended December 31, 2014 no later than February 15, 2015, (c) reasonably cooperating with the marketing efforts of Purchaser and its financing sources for any debt to be raised to complete the transactions contemplated hereby, (d) assisting with the preparation of customary materials, including information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials, in connection with the financing, (e) facilitating the pledging of collateral in connection with the Purchaser Financing (which shall only be effective at or after Closing) and (f) the execution and delivery of any commitment letters, pledge and security documents, other definitive financing documents, or other requested certificates of documents in connection with the Purchaser Financing.  None of Seller, its Affiliates or its or their Representatives shall have any liability or obligation under any agreement or any document related to Purchaser’s financing or be required to take any action in violation or conflict with any applicable Laws, and Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective Representatives, from and against any and all Losses suffered or incurred by them (including attorneys’ and other fees and expenses as incurred) in connection with the performance of its obligations under this Section 7.18 or in connection with the arrangement of the Purchaser Financing except in the event such Losses arose out of or resulted from the willful misconduct of any such persons or historical information relating to the Company or the Transferred Subsidiaries provided in writing by or on behalf of Seller, the Company or the Transferred Subsidiaries for use in the Purchaser Financing offering materials, and this indemnification shall survive termination of this Agreement.  Purchaser shall promptly, upon request by Seller, reimburse Seller for all costs and expenses (including attorneys’ fees) incurred by Seller or its Affiliates (including the documented out-of-pocket Company and the Transferred Subsidiaries) in connection with the cooperation contemplated by this Section 7.18.  For the avoidance of doubt, (x) nothing in this Section 7.18 shall require any cooperation to the extent that it would unreasonably interfere in any material respect with the business or operations of Seller or its Affiliates (including the Company and the Transferred Subsidiaries), (y) none of Seller or its Affiliates (including the Company and the Transferred Subsidiaries) shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Purchaser Financing and (z) none of Seller or their respective Affiliates (including the Company and the Transferred Subsidiaries) shall be required to execute or deliver any document, including any agreement, instrument, guaranty, warranty, indemnity or certificate, that is not contingent upon the Closing or that would be effective prior to Closing.  All non-public information identified as such regarding Seller and its Affiliates provided to Purchaser, its Affiliates or its Representatives pursuant to this Section 7.18 shall be kept confidential by them in accordance with Section 7.11, except for disclosure to potential lenders or investors as required in connection with the Purchaser Financing subject to customary confidentiality provisions.  For the avoidance of doubt, Purchaser’s obtaining of any debt financing shall not be a condition to the Closing.

7.19.                     Maintenance of Financing.  (a) Purchaser shall use its reasonable best efforts to obtain the Purchaser Financing on the terms and conditions described in the Financing Commitment and, if applicable, any definitive agreement relating to the Purchaser Financing as promptly as practicable, including using its reasonable best efforts to (i) maintain in effect the Financing Commitment on the terms and conditions (including the flex provisions) contained therein, (ii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Financing Commitment or on other terms that would not (A) reduce the aggregate amount of the Purchaser Financing (including by changing the amount of fees to be paid or original issue discount of the Purchaser Financing) or (B) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Purchaser Financing, in each case in a manner that could reasonably be expected to impair Purchaser’s ability to perform its obligations under this Agreement and the Transition Services Agreement in any material respect, (iii) satisfy on a timely basis all conditions applicable to Purchaser in such definitive agreements that are within its control, and (iv) comply with its obligations under the Financing Commitment and the definitive agreements with respect thereto.  Purchaser shall use its reasonable best efforts to cause the lenders and the other persons providing such Purchaser Financing to fund the Purchaser Financing required to consummate the transactions contemplated by this Agreement and the Transition Services Agreement on the Closing Date.  In the event any portion of the Purchaser Financing becomes unavailable on the terms and conditions (including the flex portions) contemplated in the Financing Commitment or the definitive agreements with respect thereto, Purchaser shall promptly notify Seller and, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to obtain alternative financing from the same or alternative sources on terms and conditions not materially less favorable, taken as a whole, to Purchaser (taking into account the flex provisions as set forth in the Financing Commitment), in an amount sufficient to consummate the transactions contemplated by this Agreement and the Transition Services Agreement as promptly as possible.  Any such alternative financing shall constitute Purchaser Financing and any commitment received by Purchaser in connection with such alternative financing shall constitute a Financing Commitment.

(b)                                 Purchaser shall not agree to any amendments or modifications to, or grant any waivers of, any condition or other material provision under the Financing Commitment or the definitive agreements with respect thereto without the consent of Seller if such amendments, modifications or waivers, in each case that could reasonably be expected to impair the Purchaser’s ability to perform its obligations under this Agreement and the Transition Services Agreement in any material respect.  Purchaser shall provide Seller notice of any such amendment promptly and, upon Seller’s written request, Purchaser shall provide Seller with a copy thereof.

(c)                                  Purchaser shall provide to Seller copies of all executed definitive documents related to the Purchaser Financing.  Purchaser shall give Seller prompt notice:  (i) of any material breach or default (in the case of a material breach or default by a party other than Purchaser and its Affiliates, to Purchaser’s Knowledge) in respect of the Purchaser Financing and (ii) of the receipt by Purchaser of any notice or other communication from any party to the Financing Commitment with respect to any material breach, default, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Purchaser Financing or any provisions of the Financing Commitment or any definitive document related to the Purchaser Financing.

7.20.                     Resignations.  At or prior to the Closing Date, Seller will deliver to Purchaser the resignations of all officers and directors of the Company and each Transferred Subsidiary who are not Company Employees from their positions with the Company or such Transferred Subsidiary effective as of the Closing Date.

ARTICLE 8

CONDITIONS TO CLOSING

8.1.                            Conditions Precedent to the Obligations of Purchaser and Seller.  The obligations of the parties under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by the parties hereto in their discretion):

(a)                                 No Prohibitions.  There shall not be any statute, rule, regulation, executive order, ruling, judgment, order, injunction or decree of any Governmental Authority in effect that prohibits or prevents the consummation of the transactions contemplated hereby; and

(b)                                 Governmental Approvals.  All Required Governmental Approvals shall have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated.

8.2.                            Conditions Precedent to the Obligations of Purchaser.  The obligations of Purchaser under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its discretion):

(a)                                 Representations and Warranties.  Each of the representations and warranties of Seller set forth in this Agreement shall be true and correct, without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 8.2(a) shall be deemed to have been satisfied even if such representations and warranties of Seller are not so true and correct, unless (i) any of the Fundamental Representations of Seller is not true and correct in all material respects or (ii) the failure of such other representations and warranties of Seller to be so true and correct, individually or in the aggregate, has had or is reasonably like to have a Company Material Adverse Effect;

(b)                                 Compliance with Covenants.  Seller shall have performed in all material respects its covenants contained in this Agreement to be complied with or performed on or prior to the Closing Date;

(c)                                  Certificates.  Seller shall have furnished Purchaser with a certificate, dated as of the Closing Date, executed by a duly authorized officer evidencing satisfaction of the conditions set forth in Sections 8.2(a) and (b); and

(d)                                 Transition Services Agreement.  The Transition Services Agreement shall have been duly executed by Seller or its Affiliate(s), as applicable, and shall have been delivered to Purchaser.

8.3.                            Conditions Precedent to the Obligations of Seller.  The obligations of Seller under this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

(a)                                 Representations and Warranties.  Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct, without giving effect to any limitation as to materiality or Purchaser Material Adverse Effect set forth therein, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of such date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 8.3(a) shall be deemed to have been satisfied even if such representations and warranties of Purchaser are not so true and correct, unless the failure of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Purchaser Material Adverse Effect;

(b)                                 Compliance with Covenants.  Purchaser shall have performed in all material respects its covenants contained in this Agreement to be complied with or performed on or prior to the Closing Date;

(c)                                  Certificates.  Purchaser shall have furnished Seller with a certificate, dated as of the Closing Date, executed by a duly authorized officer evidencing satisfaction of the conditions set forth in Sections 8.3(a) and (b); and

(d)                                 Transition Services Agreement.  The Transition Services Agreement shall have been duly executed by Purchaser or its Affiliate(s), as applicable, and shall have been delivered to Seller.

ARTICLE 9

TAX MATTERS

9.1.                            Tax Covenants.  (a)  Seller’s Liability for Taxes.  Seller shall be liable for and indemnify Purchaser Indemnified Parties for (i) all Taxes imposed on the Company or the Transferred Subsidiaries or for which the Company or the Transferred Subsidiaries are otherwise liable for any Pre-Closing Tax Period, (ii) all Taxes of any person other than the Company or the Transferred Subsidiaries for which the Company or the Transferred Subsidiaries are liable (A) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group or (B) as a result of being or having been before the Closing a party to any Tax Sharing Agreement, (iii) any Losses that are incurred as a result of a breach of any representation or warranty contained in Section 4.14, and (iv) any Losses that are incurred as a result of a breach of any covenant of the Company or Seller contained in Section 7.1 and Section 7.2(i) or this Article 9; provided, however, that Seller shall have no liability for any Taxes or Losses described in clauses (i) through (iv) to the extent that (x) such Taxes or Losses were reflected as a liability in the calculation of Closing Net Working Capital or (y) in the case of any Taxes described in clause (iii), such Taxes or Losses relate to any Post-Closing Tax Period, other than any Taxes or Losses resulting from a breach of the representations and warranties of Sections 4.14(e), (h), (j) and (l).  Seller shall pay to Purchaser the Taxes for which Seller is liable pursuant to this Section 9.1(a) but which are payable with Tax Returns to be filed by Purchaser pursuant to Section 9.1(e) within ten (10) days prior to the due date for the filing of such Tax Returns, except as otherwise provided by this Article 9.

(b)                                 Tax Refunds. Seller shall be entitled to any refund in the form of cash received by the Company or a Transferred Subsidiary or direct credits against Taxes otherwise payable by the Company or a Transferred Subsidiary with respect to Taxes of the Company or a Transferred Subsidiary for any Pre-Closing Tax Period (other than any such refund that was reflected in the calculation of Closing Net Working Capital and, for the avoidance of doubt, Purchaser, the Company or their Subsidiaries shall not be required to pay or cause to be paid to Seller pursuant to this Section 9.1(b) any refund or credit to the extent such refund or credit reduced other amounts with respect to which Seller would have been obligated to pay to a Purchaser Indemnified Party pursuant to Section 9.1(a) but for such refund or credit).  After receipt by Purchaser, the Company or any of their Subsidiaries of any such Tax refund, or after the filing of a Tax Return on which the Taxes payable for which Purchaser, the Company or any of their Subsidiaries would otherwise be liable is reduced as a result of such Tax credit to which Seller is entitled, Purchaser or the Company shall, or shall cause the applicable Subsidiary to, deliver and pay over, by wire transfer of immediately available funds, such Tax refunds to Seller. At the request of Seller, Purchaser will, and will cause the Company and its Subsidiaries to, execute such documents and take any other reasonable actions as may be necessary for Purchaser, the Company and their Subsidiaries to obtain Tax refunds for which any such Person is eligible and to which Seller is entitled pursuant to this Section 9.1(b) and Seller shall reimburse Purchaser, the Company and their Subsidiaries for any out-of-pocket expenses incurred by them in connection therewith.  Notwithstanding the foregoing, any such Tax refunds shall be for the account of Purchaser, the Company and their Subsidiaries to the extent that such Tax refund is attributable to the carryback from any Post-Closing Tax Period of items of loss, deductions or other Tax items of the Purchaser, the Company and their Subsidiaries.

(c)                                  Purchaser’s Liability for Taxes.  Purchaser shall be liable for and indemnify Seller for the Taxes of the Company and the Transferred Subsidiaries for any Post-Closing Tax Period.  For the avoidance of doubt, Purchaser shall be entitled to any refund of Taxes of the Company received for such periods.

(d)                                 Taxes for Short Taxable Year.  For purposes of paragraphs (a) and (c) of this Section 9.1, whenever it is necessary to determine the liability for Taxes (other than Transfer Taxes) of the Company or the Transferred Subsidiaries for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date (i) in the case of any Taxes other than (A) gross receipts, sales or use Taxes and (B) Taxes based upon or related to income, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, shall equal the portion of such Tax that would have been payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing sentence shall be made in a manner consistent with prior practice of the Company or the Transferred Subsidiaries.

(e)                                  Tax Returns.

(i)                                     Seller shall file or cause to be filed when due (including all applicable extensions of the time to pay) all Tax Returns that are required to be filed by or with respect to the Company and the Transferred Subsidiaries on or before the Closing Date and shall pay any Taxes due in respect of such Tax

Returns, and Purchaser shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company and the Transferred Subsidiaries after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller includes the operations of the Company and the Transferred Subsidiaries, which shall be filed by Seller) and shall pay any Taxes due in respect of such Tax Returns (it being understood that Seller shall be obligated to reimburse and indemnify Purchaser with respect to the Taxes described in Section 9.1(a)(i)).

(ii)                                  Any Tax Return of the Company or either of the Transferred Subsidiaries (for the avoidance of doubt, other than a consolidated, unitary or combined income Tax Return of Seller) which is to be prepared by one party but which (A) could reasonably be expected to result in an indemnity obligation of the other party under Section 9.1(a) or Section 9.1(c) or (B) relates to a Straddle Period, shall be provided to the other party for its review, reasonable comment, and consent (which shall not be unreasonably withheld) at least thirty (30) days prior to filing.

(f)                           Treatment of Payments for Tax Purposes.  Seller, Purchaser, the Company and the Transferred Subsidiaries shall treat any and all payments under this Article 9 and Section 10.2 as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Law.

(g)                          Notwithstanding any other provision of this Agreement, the provisions of this Section 9.1, and not the provisions of Article 10 shall govern indemnity claims with respect to Losses that relate to Taxes; provided, however, that, Section 10.1 shall apply for purposes of Section 9.1(a)(iii) and Section 10.4 (other than Section 10.4(a) or 10.4(b)) shall apply to indemnity claims with respect to Losses that relate to Taxes mutatis mutandis.

9.2.                            Contest Provisions.  (a)  Each party agrees to give prompt notice to the other party of any claim for Taxes or the commencement of any suit, action or proceeding (including Tax audits) (a “Tax Claim”) in respect of which indemnity may be sought under Section 9.1(a) or 9.1(c) (specifying with reasonable detail the basis therefor).  No failure or delay in providing notice hereunder shall relieve either party of its obligations hereunder, except to the extent it is actually prejudiced by such delay or failure.

(b)                         Other than with respect to a Tax Claim in respect of Taxes relating to a Straddle Period that is governed by Section 9.2(c), the Indemnifying Person may, at its own expense, (i) participate in any Tax Claim and (ii) with respect to any Tax Claim that relates solely to indemnified Taxes where Seller is the Indemnifying Person or solely to indemnified Taxes where Purchaser is the Indemnifying Person, as the case may be, assume the defense of any such Tax Claim; provided that in the event that the Tax Indemnifying Party assumes the defense of a Tax Claim pursuant to clause (ii) of this paragraph, (A) the Tax Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense (which, for the avoidance of doubt, the costs of such voluntary participation will not give rise to any indemnity under Section 9.1(a) or 9.1(b)), separate from the counsel employed by the Tax Indemnifying Party, (B) the Tax Indemnifying Party shall keep the Tax Indemnified Party reasonably informed regarding the status of such Tax Claim and consult with the Tax Indemnified Party upon the Tax Indemnified Party’s reasonable request for such consultation with respect to such Tax Claim, and (C) the Tax Indemnifying Party shall not, without the Tax Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed, agree to any settlement of such Tax Claim.  Whether or not the Tax Indemnifying Party chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof and the Tax Indemnified Party shall not settle or make payment on account of any Tax Claim in respect of which indemnity may be sought without the consent of the Tax Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c)                          With respect to a Tax Claim in respect of Taxes relating to a Straddle Period, Purchaser and Seller shall, in good faith, jointly control the defense of such Tax Claim with respect to any item that relates to both a Pre-Closing Tax Period and a Post-Closing Tax Period; provided, however, that (i) control over any claims with respect to any item that relates solely to a Pre-Closing Tax Period shall be governed by the provisions of this Section 9.2(c) and (ii) Purchaser shall control any claims with respect to an item that relates solely to a Post-Closing Tax Period.

(d)                         To the extent that there is an inconsistency between this Section 9.2 and Section 10.3, the provisions of this Section 9.2 shall govern.

9.3.                            Tax Sharing Payments.  (a)(i) (A) Within thirty (30) days after each of the first (1st) three (3) anniversaries of the Closing Date, Purchaser shall pay to Seller an amount equal to the Target Pre-Option Annual Tax Sharing Amount.

(B) Within ninety (90) days after the filing of the Tax Return for the Purchaser Consolidated Group with respect to a Pre-Option Taxable Year, Purchaser shall provide a written statement to Seller setting forth the amount of True-Up Tax Benefit Amount with respect to such Pre-Option Taxable Year.  If the True-Up Tax Benefit Amount with respect to such Pre-Option Taxable Year is greater than zero (0), within fourteen (14) days of providing Seller with the written statement, Purchaser shall pay to Seller an amount equal to such True-Up Tax Benefit Amount multiplied by the Tax Benefits Sharing Percentage with respect to such Pre-Option Taxable Year.  If the True-Up Tax Benefit Amount with respect to such Pre-Option Taxable Year is less than zero (0), within fourteen (14) days after Purchaser provides Seller with the written statement from Purchaser, Seller shall pay to Purchaser an amount equal to the absolute value of such True-Up Tax Benefit Amount multiplied by the Tax Benefits Sharing Percentage with respect to such Pre-Option Taxable Year.

(C) Within five (5) days after the day on which a payment is made pursuant to clause (i)(B) or clause (ii) of this Section 9.3(a) with respect to a Post-Closing Taxable Year

(such Post-Closing Taxable Year, the “Payment Year”), if (I) the aggregate amount of the Allocable Target Pre-Option Period Tax Sharing Amounts with respect to (x) all Pre-Option Taxable Years prior to the Payment Year and (y) if the Payment Year is a Pre-Option Taxable Year, the Payment Year (the Pre-Option Taxable Years described in (x) and (y) together, the “Catch-Up Years”) is greater than (II) the Tax Sharing Payment previously made with respect to the Catch-Up Years (the difference between the amount described in (I) and (II), the “Catch-Up Amount”), Purchaser shall pay to Seller an amount equal to the difference, if any, of (u) the Transaction Structure Tax Benefits with respect to the Catch-Up Years and (v) the Tax Sharing Payments previously made with respect to the Catch-Up Years; provided that Purchaser shall only be required to make payments pursuant to this clause (C) until the aggregate amount paid to Seller pursuant to this clause (C) is equal to the Catch-Up Amount; provided further that if Purchaser becomes obligated hereunder to make the Tax Sharing Option Payment, Purchaser shall not be required thereafter to make any payment pursuant to this clause (C).

(ii) Within ninety (90) days after the filing of the Tax Return for the Purchaser Consolidated Group with respect to a Post-Option Taxable Year, Purchaser shall pay to Seller an amount equal to the applicable Tax Benefits Sharing Percentage of the Transaction Structure Tax Benefits with respect to such Post-Option Taxable Year, as reflected on such Tax Return.

(iii) If, following the filing of an amended Tax Return or a Final Determination, the Transaction Structure Tax Benefits for a Post-Closing Taxable Year is increased, subsequent Tax Sharing Payments shall be increased by an amount equal to (x) the applicable Tax Benefits Sharing Percentage of the Transaction Structure Tax Benefits with respect to such Post-Closing Taxable Year, as reflected on such amended Tax Return or as adjusted pursuant to such Final Determination, minus (y) the Tax Sharing Payment made with respect to such Post-Closing Taxable Year; provided, however, that if, at the time of the increase described in this clause (iii), Purchaser has previously paid an amount to Seller in respect of a Catch-Up Amount attributable to a Pre-Option Taxable Year, Purchaser shall not be required to make a payment to Seller pursuant to this clause (iii) until Purchaser has retained a cumulative amount otherwise payable pursuant to this clause (iii) with respect to such Pre-Option Taxable Year, such that, after taking into account the amounts retained by Purchaser pursuant to this proviso and the amounts paid to Seller in respect of Catch-Up Amounts pursuant to clause (i)(C) of Section 9.3(a), Seller has received no more than its Tax Benefits Sharing Percentage of the Transaction Structure Tax Benefits for the relevant Pre-Option Taxable Year.

(iv) If, following the filing of an amended Tax Return or a Final Determination, the Transaction Structure Tax Benefits for a Post-Closing Taxable Year is decreased, subsequent Tax Sharing Payments shall be decreased by an amount equal to (x) the Tax Sharing Payment made with respect to such Post-Closing Taxable Year, minus (y) the applicable Tax Benefits Sharing Percentage of the Transaction Structure Tax Benefits with respect to such Post-Closing Taxable Year, as reflected on such amended Tax Return or as adjusted pursuant to such Final Determination (“Excess Payment”); provided that if the aggregate amount of subsequent Tax Sharing Payments as of the fifteenth (15th) anniversary of the Closing Date is less than such

Excess Payment, then, no later than fourteen (14) days after Purchaser provides Seller with notice of such amount, Seller shall make a payment to Purchaser in an amount equal to the difference between such Excess Payment and the total amount that was subtracted from subsequent Tax Sharing Payments; provided further that if an amended Tax Return is filed, or a Final Determination occurs, after the last Tax Sharing Payment is made by Purchaser pursuant to clause (i) or (ii) of Section 9.3(a), and as a result there is an Excess Payment, Seller shall make a payment to Purchaser in an amount equal to such Excess Payment no later than fourteen (14) days after Purchaser provides Seller with notice of such Excess Payment.  If an adjustment is made pursuant to this clause (iv) reducing the Transaction Structure Tax Benefits with respect to any Post-Closing Taxable Year and a Catch-Up Amount was previously made pursuant to clause (i)(C) of Section 9.3(a), notwithstanding the foregoing, Seller shall make a payment to Purchaser equal to the difference between (p) the aggregate amount of Tax Sharing Payments previously made and (q) the aggregate amount of Tax Sharing Payments that would have been made pursuant to this Section 9.3(a) had the adjustment pursuant to clause (iv) of this Section 9.3(a) been reflected in the originally filed Tax Return of the Purchaser Consolidated Group, no later than fourteen (14) days after Purchaser provides Seller with a written notice.

(b)                                 Seller shall have the right, exercisable upon written notice to Purchaser, within thirty (30) days after the third (3rd) anniversary of the Closing Date, to require Purchaser to make a one-time cash payment to Seller equal to the Tax Sharing Option Payment Amount, which payment shall be made by Purchaser by the last day of the calendar month following Purchaser’s receipt of such written notice (such payment, the “Tax Sharing Option Payment”); provided, however, that if a Tax Sharing Acceleration Event occurs, Seller shall be deemed to have delivered such written notice to Purchaser and the Tax Sharing Option Payment shall immediately become due and payable.  In the event that Seller fails to deliver such a notice, Purchaser shall have the right to provide Seller with a written notice, within fourteen (14) days after the expiration of the period during which Seller is entitled to deliver a written notice, that Purchaser elects to make the Tax Sharing Option Payment.  If Purchaser becomes obligated hereunder to make the Tax Sharing Option Payment, Purchaser shall not have any obligations under clause (ii) of Section 9.3(a) with respect to any Post-Option Taxable Year and no adjustment to the Tax Sharing Payment that would otherwise be required under clause (iii) or (iv) of Section 9.3(a) shall be required to be made by either party.

(c)                                  All payments pursuant to this Section 9.3(a) (other than amounts treated as interest for U.S. federal income tax purposes) will be treated as subsequent purchase price adjustments that give rise to further Transaction Structure Tax Benefits in the year of payment and, as a result, shall be reflected in the calculation of Transaction Structure Tax Benefits for the current and subsequent Post-Closing Taxable Years.  For the avoidance of doubt, any basis adjustment (or any amount treated as interest for U.S. federal, state or local income tax purposes) as a result of the Tax Sharing Option Payment shall not be reflected in any Transaction Structure Tax Benefits for any period or result in any payment obligation under this Section 9.3.

(d)                                 Notwithstanding anything in this Agreement to the contrary, if the Trigger Event has occurred, Purchaser shall have no obligation to make any payment pursuant to this Section 9.3 other than the Tax Sharing Option Payment.

(e)                                  In the event that any payment required to be made by Purchaser or Seller under this Section 9.3 is made after the date on which such payment is required to be made under this Section 9.3, interest will accrue on such amount from (but not including) the due date of the payment pursuant to this Section 9.3 to (and including) the date such payment is actually made at the rate equal to ten percent (10%), compounded on a daily basis.

(f)                                   During any portion of the Measurement Period that occurs after the Closing Date, Purchaser shall operate the business of Hotspot FX in commercially reasonable fashion, and shall not permit the Company or any Transferred Subsidiary to, directly or indirectly take any action that is intended to artificially decrease the notional amounts traded on Hotspot FX.

(g)                                  During any portion of the Measurement Period that occurs prior to the Closing Date, without limiting Seller’s obligations to operate the business of Hotspot FX in the ordinary course of business pursuant to Section 7.2 and otherwise in accordance with the terms of Article 7, Seller shall not, and shall not permit the Company or any Transferred Subsidiary to, directly or indirectly take any action that is principally intended to artificially increase the notional amounts traded on Hotspot FX.

(h)                                 (i) No later than forty-five (45) days prior to the due date (taking into account extensions) of the U.S. federal income Tax Return of the Purchaser Consolidated Group with respect to a Post-Closing Taxable Year, Purchaser shall provide Seller a copy of the portions of the draft of such Tax Return that could reasonably be expected to impact the amount of the Transaction Structure Tax Benefits with respect to such Post-Closing Taxable Year for Seller’s review and comment.  No later than fifteen (15) days thereafter,  Seller shall provide Purchaser with any comments that Seller may have with respect to such Tax Return, which comments Purchaser shall consider in good faith.  For the avoidance of doubt, Purchaser shall retain the ultimate discretion as to the preparation and filing of such Tax Return.

(ii)                                  In the event that Purchaser becomes aware of a fact that could reasonably be expected to give rise to an adjustment under Section 9.3(a)(iii) or Section 9.3(a)(iv), Purchaser shall promptly notify Seller of such facts, shall keep Seller reasonably informed as to developments relating to such matter, consult with Seller in good faith with respect to such matter and consider in good faith any comments made by Seller in connection therewith.  For the avoidance of doubt, Purchaser shall retain the ultimate discretion with respect to the matter potentially giving rise to an adjustment under Section 9.3(a)(iii) or Section 9.3(a)(iv), including the decision to settle a tax audit or other controversy or file an amended Tax Return.

(iii)                               Purchaser shall have no further obligations, and Seller shall have no further rights, under this Section 9.3(h) after the date on which Purchaser makes the Tax Sharing Option Payment.

9.4.                            Termination of Tax Allocation Agreements.  Any tax allocation or sharing agreement or arrangement, whether or not written, that may have been entered into by Seller or any of its Affiliates on the one hand, and the Company or the Transferred Subsidiaries, on the other hand, shall be terminated as to the Company and the Transferred Subsidiaries as of the Closing Date, and no payments which are owed by or to the Company and the Transferred Subsidiaries pursuant thereto shall be made thereunder.  From and after the Closing Date, this Agreement shall be the sole Tax allocation or sharing agreement or arrangement relating to the Company or the Transferred Subsidiaries for all Pre-Closing Tax Periods.

9.5.                            Cooperation.  Seller and Purchaser shall cooperate in good faith, and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives to cooperate in good faith, in connection with (i) the preparation and filing of all Tax Returns relating to the Company and the Transferred Subsidiaries, (ii) the determination of Seller, Purchaser or their respective Affiliates, as the case may be, of any liability for any Taxes relating to the Company or the Transferred Subsidiaries, (iii) any audit, dispute or other examination or assessment by any Tax Authority with respect to such Taxes, or (iv) any judicial or administrative proceeding relating to liability for such Taxes. Purchaser and Seller agree to use commercially reasonable efforts to retain or cause to be retained all books and records with respect to Taxes relating to the Company and the Transferred Subsidiaries until the applicable period for assessment under applicable Law (giving effect to all extensions or waivers) has expired, and to use commercially reasonable efforts to abide by or cause the abidance with all record retention agreements entered into with any Tax Authority. Purchaser and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Company or the Transferred Subsidiaries for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 9.5.

9.6.                            Transfer Taxes.  All excise, sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be equally apportioned between the Seller, on the one hand, and Purchaser, on the other hand. Notwithstanding Section 9.1(e), which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by such party as required by applicable Law and, if required by applicable Law, the other party shall join in the execution of any such Tax Returns.

9.7.                            Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 9 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

ARTICLE 10

SURVIVAL; INDEMNIFICATION

10.1.                     Survival.  All of the representations and warranties of Seller and Purchaser contained in this Agreement shall survive the Closing until the second (2nd) anniversary of the Closing Date; provided, however, that the representations and warranties contained in Section 4.1, Section 4.3, Section 4.4, Section 4.14, Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 6.1, Section 6.3, Section 6.4, Section 6.6 and Section 6.9 (collectively, the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations thereof, except that the representations and warranties in Section 4.14 shall survive until thirty (30) days following the expiration of the applicable statute of limitations thereof; provided, further, that the representations and warranties in Section 4.15(b) and, solely with respect to Intellectual Property, Section 4.5, shall be limited to Seller’s Knowledge during the period between the first (1st) anniversary of the Closing Date and the second (2nd) anniversary of the Closing Date.  Notwithstanding the foregoing, any bona fide notice given prior to such applicable expiration date claiming an alleged breach of any representation or warranty under this Agreement shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter. All covenants and other agreements contained in this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing in accordance with their terms, and breaches of all covenants and other agreements contained in this Agreement shall survive indefinitely or until the latest date permitted by Law.

10.2.                     Indemnification.  (a)  Subject to the limitations contained in this Article 10, Seller agrees to indemnify Purchaser, its Affiliates (including the Company and the Transferred Subsidiaries after the Closing Date) and their respective Representatives (collectively, the “Purchaser Indemnified Parties”) for all Losses actually incurred or sustained by any of them or to which any of them may become subject arising out of or relating to (i) any breach of or inaccuracy in the representations or warranties of Seller contained in this Agreement (in all cases, other than the representation and warranty made in the first sentence of Section 4.12, without giving effect to any materiality, Company Material Adverse Effect or similar qualifications thereto), (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) service providers of Seller, Seller Parent or any of their respective Affiliates who are not Company Employees and Seller Benefit Plans that are not listed on Schedule 7.6(c) of Seller’s Disclosure Schedules (it being understood that nothing in this Section 10.2(a)(iii) shall be construed as restricting or limiting the obligations of Purchaser or one of its

Affiliates to Continuing Employees under Section 7.6 of this Agreement) and (iv) the matters listed on Schedule 10.2(a)(iv) of Seller’s Disclosure Schedules.

(b)                                 Subject to the limitations contained in this Article 10, Purchaser agrees to indemnify Seller, its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) for all Losses actually incurred or sustained by any of them or to which any of them may become subject resulting from or arising out of or relating to (i) any breach of or inaccuracy in the representations or warranties of Purchaser contained in this Agreement (in all cases without giving effect to any materiality, Purchaser Material Adverse Effect or similar qualifications thereto) or (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement.

10.3.                     Claims for Indemnification.  (a)  Notice of Claim.  Any Person who is claiming indemnification pursuant to the provisions of Section 10.2 (the “Indemnified Person”) shall deliver prompt written notification in accordance with Section 12.1 to the Person to provide indemnification under this Agreement (the “Indemnifying Person”) of each such claim for indemnification by specifying in reasonable detail the material facts known to such Indemnified Person constituting the basis for, and the amount (if known) of (including the basis of calculation of such amount), the claim asserted (a “Claim Notice”). Such written notice shall be accompanied by a copy of all papers served, if any, relating to the claim. Failure of the Indemnified Person to give such notice promptly after becoming aware of such claim or to give such notice in such form shall not relieve the Indemnifying Person from its obligations under this Agreement except to the extent that the Indemnifying Person is actually prejudiced by such failure.

(b)                         Defense and Settlement of Third-Party Claims.  To the extent a claim for indemnification results from a Third-Party Claim:

(i)                                     The Indemnifying Person shall have thirty (30) days (or such lesser number of days set forth in the Claim Notice as may be required by court proceedings in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Person that it desires to assume the defense of the Indemnified Person against such Third-Party Claim. In the event that the Indemnifying Person notifies the Indemnified Person within the Notice Period that it desires to defend the Indemnified Person against a Third-Party Claim, the Indemnifying Person shall have the right to defend the Indemnified Person by appropriate proceedings and shall have the sole power to direct and control such defense at its expense; provided that the Indemnifying Person shall not have the right to assume, direct or control the defense of the Indemnified Person if the Third-Party Claim seeks material non-monetary, equitable or injunctive relief or alleges violation of criminal law or if the Indemnifying Person has failed or is failing to prosecute or defend the Third-Party Claim.  Once the Indemnifying Person has duly assumed the defense of such Third-Party Claim, the Indemnified Person shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Person shall participate in any such defense at its expense (which expense shall not constitute a Loss from and after the date the Indemnifying Person has validly assumed the defense of such claim) unless the Indemnifying Person and the Indemnified Person are both named parties to the proceedings or the Indemnified Person shall have reasonably concluded, based on the written advice of counsel, that representation of both parties by the same counsel would be inappropriate due to actual or potential differing material interests between them. The Indemnifying Person shall not, without the prior written consent of the Indemnified Person, settle, compromise or offer to settle or compromise any Third-Party Claim; provided, however, that no such prior written consent of the Indemnified Person shall be required to any proposed settlement that involves only the payment of money by the Indemnifying Person, includes as an unconditional term thereof the granting by the person asserting such claim or bringing such action of an unconditional release from liability to all Indemnified Persons with respect to such claim and does not include any admission of culpability by the Indemnified Persons.

(ii)                                  If the Indemnifying Person is not permitted to or elects not to defend the Indemnified Person against such Third-Party Claim, whether by not giving the Indemnified Person timely notice of its desire to so defend or otherwise, the Indemnified Person shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Person’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. The Indemnified Person shall not (A) settle a Third-Party Claim or (B) make an external communication intended for dissemination or to reach members of the public regarding the settlement of a Third-Party Claim, in each case without the consent of the Indemnifying Person (which shall not be unreasonably withheld) and, if applicable in the case of clause (A), its respective insurer.

(iii)                               Each party shall cooperate with the other in order to ensure the proper and adequate defense of any such Third-Party Claim, including by providing reasonable access to each other’s relevant business records, other documents and employees and by using its reasonable efforts to, and causing the Indemnified Person and its Affiliates to use their reasonable efforts to, (A) preserve all material evidence relevant to the claim, (B) allow the Indemnifying Person and its advisors to investigate the fact, matter, event or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim, and (C) disclose to the Indemnifying Person and its Representatives all material of which it is aware which relates to the claim and provide, and procure that its Affiliates provide, all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Indemnifying Person or its Representatives may reasonably request, subject to the Indemnifying Person and its advisers agreeing in such form as the Indemnified Person may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.  The Indemnified Person agrees to make its employees reasonably available to participate in the defense of any Third-Party Claim at the Indemnifying Person’s reasonable expense.

(c)                                  Direct Claims.  If an Indemnified Person delivers a Claim Notice with respect to any claim that does not result from a Third-Party Claim, both the Indemnified Person and the Indemnifying Person shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such claim within the next thirty (30) days.  If a mutually acceptable resolution cannot be reached between the Indemnified Person and the Indemnifying Person within such thirty (30) day period, the parties may thereupon proceed to pursue any and all available remedies at law.

10.4.                     Indemnification Limitations.

(a)                                 Indemnification of Purchaser.  Notwithstanding anything in this Agreement to the contrary, with respect to claims for indemnification pursuant to Section 10.2(a)(i) (other than with respect to any Fundamental Representations): (i) Seller shall not be liable to the Purchaser Indemnified Parties for Losses under Section 10.2(a)(i) until the aggregate amount of Losses (excluding any De Minimis Losses), exceeds the Indemnity Threshold Amount, after which the Purchaser Indemnified Parties shall be entitled to receive the amount of any such Losses in excess of the Indemnity Threshold Amount; (ii) the aggregate amount of Losses for which the Purchaser Indemnified Parties shall be entitled to receive any payment from Seller or Seller’s Affiliates shall not exceed the Indemnity Cap; and (iii) no payment for any Loss under Section 10.2(a)(i) shall be made on account of De Minimis Losses; provided that under each of clauses (i), (ii) and (iii) of this Section 10.4(a), the amount of any Loss shall be calculated in accordance with the other provisions of this Section 10.4.

(b)                                 Indemnification of Seller. Notwithstanding anything in this Agreement to the contrary, with respect to claims for indemnification pursuant to Section 10.2(b)(i) (other than with respect to any Fundamental Representations): (i) Purchaser shall not be liable to the Seller Indemnified Parties for Losses under Section 10.2(b)(i) until the aggregate amount of Losses, excluding any De Minimis Losses (as calculated in accordance with this Section 10.4(b)), with respect to such matters exceeds the Indemnity Threshold Amount, after which the Seller Indemnified Parties shall be entitled to receive the amount of any such Losses in excess of the Indemnity Threshold Amount; (ii) the aggregate amount of Losses under Section 10.2(b)(i) for which the Seller Indemnified Parties shall be entitled to receive any payment from Purchaser shall not exceed the Indemnity Cap; and (iii) no payment for any Loss shall be made on account of De Minimis Losses; provided that in each case (i), (ii) and (iii), the amount of any Loss shall be calculated in accordance with the other provisions of this Section 10.4.

(c)                          Notwithstanding anything to the contrary in this Agreement, no Person shall be liable under this Article 10 for any consequential, special, exemplary or punitive damages, except (i) to the extent awarded in a Final Determination in connection with a Third-Party Claim, or (ii) for any consequential damages or losses that are reasonably foreseeable.

(d)                         Each Indemnified Person shall be obligated in connection with any claim for indemnification under this Article 10 to use commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Person with regard to the applicable claims.  The amount of any Losses sustained by the Purchaser Indemnified Parties or the Seller Indemnified Parties shall be reduced by (i) any amount received by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, with respect to such Losses under any insurance coverage (net of any reasonable costs in connection with such recovery) or from any other party alleged to be responsible therefor (it being understood that, subject to Section 10.4(f), nothing in this Section 10.4(d) shall require any Purchaser Indemnified Party or any Seller Indemnified Party to pursue any Action against any such other party alleged to be responsible) and (ii) any net Tax benefit actually realized by the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, with respect to such Losses through a reduction in Taxes otherwise due.  The amount of any Losses sustained by the Purchaser Indemnified Parties or the Seller Indemnified Parties shall be increased by the amount of any Tax imposed on the receipt of any indemnity payment with respect to any such Losses.

(e)                          Subject to the other provisions of this Article 10, each Indemnified Person shall act in good faith regarding the conduct of any proceedings or the taking of any action for which indemnification may be sought.

(f)                           Each Indemnified Person shall use its commercially reasonable efforts to mitigate any Loss that is subject to indemnification pursuant to Section 10.4(a) or (b).  In the event an Indemnified Person fails to use its commercially reasonable efforts to so mitigate a Loss, the Indemnifying Person shall have no liability for any portion of such Loss that reasonably would have been avoided had the Indemnified Person made such efforts.

(g)                          If the Indemnified Person receives any payment from an Indemnifying Person in respect of any Losses pursuant to this Article 10 and the Indemnified Person could have recovered all or a part of such Loss from a third party based on the underlying claim asserted against the Indemnifying Person, the Indemnified Person shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Person to recover from such third party the amount of such payment.

(h)                         If an Indemnified Person recovers an amount from a third party or actually realizes any net Tax benefit, in each case, in respect of any Loss that is the subject of indemnification under this Agreement after all or a portion of such Loss has been paid by an Indemnifying Person pursuant to this Article 10, the Indemnified Person shall promptly remit to the Indemnifying Person the excess (if any) of (i) the amount paid by the Indemnifying Person in respect of such Loss, plus the amount received from third parties in respect thereof, plus the amount of any net Tax benefit actually realized in respect thereof, minus (ii) the amount of the Loss.

10.5.                     Survival of Indemnity.  The obligation of Purchaser and Seller to indemnify under this Article 10 as to claims covered by Sections 10.2(a)(i) and 10.2(b)(i), as applicable, shall expire on the second anniversary of the Closing Date, and shall not apply to any claims pursuant to Sections 10.2(a)(i) and 10.2(b)(i) made after such date, except that the obligation of Purchaser and Seller to indemnify with respect to (i) claims for indemnity pursuant to Sections 10.2(a)(i) and 10.2(b)(i) made in writing by Seller Indemnified Parties and Purchaser Indemnified Parties, as applicable, within such two-year period shall continue until final resolution of such claims and (ii) the Fundamental Representations shall continue until the expiration of the applicable statute of limitations (or such longer period specified with respect to representations and warranties in Section 4.14).

10.6.                     Exclusive Remedy.  Except in the case of fraud or the failure of Purchaser to make a Tax Sharing Payment and without limiting the right of the parties to specific performance pursuant to Section 12.11, or as otherwise provided in this Agreement, the parties hereto acknowledge and agree that should the Closing occur, the indemnities provided for in this Agreement shall be the sole and exclusive remedies of the Purchaser Indemnified Parties and the Seller Indemnified Parties for any Losses sustained, incurred or suffered relating to or arising out of this Agreement.

10.7.                     Payments.  The Indemnifying Person shall pay to the Indemnified Person, by wire transfer of immediately available funds, the amount of any Loss for which the Indemnifying Person is liable under this Agreement no later than three (3) Business Days following any Final Determination with respect to such Loss finding the Indemnifying Person’s liability therefor.

ARTICLE 11

TERMINATION

11.1.                     Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                         By mutual written consent of Purchaser and Seller;

(b)                         By Purchaser or Seller upon written notice to the other party if the Closing shall not have occurred on or before the Outside Date, unless the failure of the Closing to occur by such date arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, agreement or obligation of such party under this Agreement;

(c)                          By Purchaser or Seller upon written notice to the other party if (i) any Governmental Authority that must grant a Required Governmental Approval has denied such approval and such denial has become final and non-appealable or (ii) any statute, rule, regulation, executive order, ruling, judgment, order, injunction or decree of any Governmental Authority is in effect (which, as applicable, is final and non-appealable) that permanently prohibits or prevents the consummation of the transactions contemplated hereby, unless, in either case, such denial of approval or issuance of such executive order, ruling, judgment, order, injunction or decree arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant, agreement or obligation of such party under this Agreement;

(d)                         By Purchaser, upon written notice to Seller, if Seller has breached its representations, warranties, covenants, agreements or obligations under this Agreement and such breach, individually or in the aggregate, would result in the failure of a condition set forth in Section 8.2, and such breach has not been or cannot be cured within thirty (30) days following written notification thereof or, by its nature, cannot be cured prior to the Outside Date; provided further that the right to terminate this Agreement pursuant to this Section 11.1(d) shall not be available to Purchaser if Purchaser is currently in material breach of its representations, warranties, covenants, agreements or obligations under this Agreement; or

(e)                          By Seller, upon written notice to Purchaser, if Purchaser has breached its representations, warranties, covenants, agreements or obligations under this Agreement and such breach, individually or in the aggregate, would result in the failure of a condition set forth in Section 8.3 and such breach has not been or cannot be cured within thirty (30) days following written notification thereof or, by its nature, cannot be cured prior to the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 11.1(e) shall not be available to Seller if Seller is currently in material breach of its representations, warranties, covenants, agreements or obligations under this Agreement.

11.2.                     Effect of Termination.  In the event this Agreement is terminated pursuant to Section 11.1, this Agreement shall terminate and become null and void and none of Purchaser, Seller, any of their respective Affiliates or any of the officers, directors or stockholders of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated hereby, except that (i) the provisions of this Section 11.2, Section 7.11 and Article 12 shall survive such termination and (ii) nothing in this Agreement will relieve any party from liability for any pre-termination willful or intentional breach by such party of the terms and provisions of this Agreement; provided, however, that notwithstanding the termination of this Agreement pursuant to this Section 11.2, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE 12

MISCELLANEOUS

12.1.                     Notices.  All notices, requests, demands and other communications required under this Agreement shall be in writing and shall be deemed to have been duly given or made: (a) on the day of delivery if delivered in person, or if delivered by facsimile upon confirmation of receipt, (b) upon transmission if sent via facsimile during the normal business hours of the recipient (otherwise such notice shall be deemed to have been delivered on the next Business Day), (c) the first (1st) Business Day following the date of dispatch if delivered by a nationally recognized express courier service, or (d) on the earlier of confirmed receipt or the tenth (10th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, demands and other communications under this Agreement shall be delivered as set forth below, or pursuant to such other instructions as may be designated by notice given in accordance with this Section 12.1 by the party to receive such notice:

Any notice to Seller shall be addressed to:

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention: John McCarthy

Facsimile: (312) 931-2210

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York  10004

Attention:  H. Rodgin Cohen and Jared M. Fishman

Facsimile:  (212) 291-9028; (212) 291-9280

Any notice to Purchaser shall be addressed to:

BATS Global Markets, Inc.
17 State Street, 31st Floor

New York, New York 10004

Attention:  Eric Swanson
Facsimile:  (212) 378-8550

with a copy to:

BATS Global Markets, Inc.
8050 Marshall Drive, Suite 120

Lenexa, Kansas 66214

Attention:  Greg Steinberg
Facsimile:  (913) 815-7119

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York  10017
Attention:  Leonard Kreynin
Facsimile:  (212) 701-5800

12.2.                     Governing Law; Consent to Jurisdiction.  The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement and the Transition Services Agreement, exclusively in the United States District Court for the Southern District of New York or any New York State court located in the Borough of Manhattan in New York City, as well as all courts from which an appeal may be taken or other review sought from the aforesaid course (collectively, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement or the Transition Services Agreement: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.1.

12.3.                     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two (2) or more counterparts, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

12.4.                     Entire Agreement.  All Exhibits (attached hereto and as executed) and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement. Except as set forth on Schedule 12.4 of Seller’s Disclosure Schedules, this Agreement, together with the Exhibits (attached hereto and as executed) and Schedules hereto, and the Confidentiality Agreement and the Transition Services Agreement, contain the entire agreement and understanding among the parties with respect to the subject matter of this Agreement (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter of this Agreement) and there are no agreements, representations, or warranties which are not set forth in this Agreement.

12.5.                     Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided in Article 10.

12.6.                     Binding Effect; Assignment; Third-Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other party hereto. Any purported assignment or delegation in contravention of this provision shall be null and void.  Notwithstanding the foregoing, Purchaser may assign any or all of its rights under this Agreement to any of its Controlled Affiliates, to its or its Controlled Affiliates’ lenders as collateral security or, after the Closing, to any Person, in each case, without Seller’s consent but with prior notice to Seller; provided that no such assignment by Purchaser shall (i) relieve Purchaser of its obligations under this Agreement, (ii) enlarge or alter any obligation of any other party hereto due to Purchaser or its assignees or (iii) be permitted if such assignment would prevent, impair or delay the consummation of the transactions contemplated hereby.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller, the Indemnified Persons, the Indemnified Directors and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement; provided that the Commitment Parties shall be third party beneficiaries of, and entitled to enforce, Sections 12.2, 12.5, 12.6, 12.10 and 12.12, and none of such sections shall be amended, modified or supplemented in a manner that is adverse in any respect to a Commitment Party without the prior written consent of such Commitment Party.

12.7.                     Severability.  If any provision or any portion of any provision of this Agreement shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement shall not be affected thereby. If any provisions of this Agreement or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision or the application thereof, in any other jurisdiction.

12.8.                     Expenses.  Except (i) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Purchaser and (ii) as otherwise provided in this Agreement, each party hereto shall pay all fees, charges and expenses incurred by such party in connection with this Agreement, whether or not the Closing occurs.

12.9.                     Scope of Agreements.  This Agreement shall not create any partnership, joint venture or other similar arrangement between Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand.

12.10.              Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION HEREWITH (INCLUDING THE PURCHASER FINANCING), OR THE ADMINISTRATION THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN (INCLUDING THE PURCHASER FINANCING). NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENT OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.10.

12.11.              Specific Performance.  The parties hereto acknowledge and agree that: (a) monetary damages could not adequately compensate any party hereto in the event of a breach of this Agreement by any other party, which results in the failure of the transactions contemplated by this Agreement to be consummated by the Outside Date, (b) the non-breaching party would suffer irreparable harm in the event of such a breach with such an effect and (c) the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement of this

Agreement. The parties agree not to seek, and agree to waive, any requirement for the securing or posting of a bond in connection with a party seeking or obtaining any relief pursuant to this Section 12.11.

12.12.              No Recourse; Waiver of Claims.  Notwithstanding anything herein to the contrary, Seller, on behalf of itself and its Affiliates, hereby waives any rights or claims against any Lender in connection with this Agreement, the Purchaser Financing or the Financing Commitment, whether at law or equity, in contract, in tort or otherwise, and Seller, on behalf of itself and its Affiliates, agrees not to commence a proceeding against any Lender in connection with this Agreement or the transactions contemplated hereunder (including any proceeding relating to the Purchaser Financing or the Financing Commitment). In furtherance and not in limitation of the foregoing waiver, it is agreed that no Lender shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to Seller or its Affiliates, in connection with this Agreement or the transactions contemplated hereunder. Nothing in this Section 12.12 shall in any way (a) expand the circumstances in which Purchaser may be liable under this Agreement or as a result of the transactions contemplated hereby (including as a result of the Purchaser Financing) or (b) limit or qualify the obligations and liabilities of the parties to the Financing Commitment or the definitive financing agreements to each other thereunder or in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ John McCarthy
Name: John McCarthy
Title: General Counsel

BATS GLOBAL MARKETS, INC.

By:	/s/ Joe Ratterman
Name: Joe Ratterman
Title: Chief Executive Officer

[Securities Purchase Agreement Signature Page]

EXHIBIT 1

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of                             , 2015, by and between Knight Capital Group, Inc., a Delaware corporation (“KCG”), and BATS Global Markets, Inc., a Delaware corporation (“BATS”, and together with KCG, the “Parties”).

RECITALS

WHEREAS, KCG has entered into a Securities Purchase Agreement dated as of January 27, 2015 (the “SPA”) with BATS, whereby, subject to the conditions set forth in the SPA, KCG agrees to sell to BATS and BATS agrees to purchase from KCG all of the issued and outstanding equity interests of FX Holdings, Inc. (“Hotspot”); and

WHEREAS, KCG currently provides certain operational, administrative, and other services to Hotspot, and BATS has requested KCG to continue to provide such services following the Closing (as such term is defined in the SPA) (the “Effective Date”);

WHEREAS, it is the intention of the Parties to effect the migration of Services (as defined below) from KCG to BATS as promptly as reasonably practicable;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions.  For the purposes of this Agreement, unless the context clearly requires otherwise, the following terms shall have the following meanings.  Any term not otherwise defined herein shall have the mean ascribed in the SPA.

“Personnel” means the employees, officers, agents, independent contractors and consultants of (a) a Party, (b) the Affiliates (as such term is defined in the SPA) of such Party and (c) in case of KCG, any third parties engaged by KCG or its Affiliates to Provide the Services.

“Provide” or “Provision” means provide or cause to be provided by any Affiliates or third parties.

ARTICLE II

SERVICES

Section 2.1            Services.  During the Term of this Agreement, and subject to the terms and conditions hereof, KCG shall Provide to BATS or Hotspot, as applicable, the services set forth on Schedule 2.1 attached hereto (the “Services”), unless terminated in accordance with Section 7.2(c).

Section 2.2            Additional Services.  From time to time, to the extent BATS becomes aware of any additional Service not described in Schedule 2.1 (other than any Service previously terminated pursuant to this Agreement) that was Provided by KCG to Hotspot prior to the Closing and is reasonably required after the Closing to continue to operate Hotspot as operated prior to the Closing and cannot otherwise be reasonably Provided by BATS without undue burden, BATS may request in writing that KCG Provide a service relating to the operations of Hotspot that is not set forth in Schedule 2.1 (an “Additional Service”).  Such request shall include a description of such Additional Service and the associated business requirements.  KCG will consider, in its reasonable discretion, whether it is capable of providing such Additional Service and if reasonably able, shall provide BATS an estimate which includes the “Cost” required to Provide such Additional Service (“Cost” shall be defined as KCG’s fully loaded cost of Providing the applicable Service, including costs of labor, materials, KCG’s customary allocation of overhead and administrative expenses, and fees and expenses charged by third parties).  KCG will cooperate with BATS in good faith in negotiating the scope, terms, base Cost and duration of all such Additional Services.  Upon agreement between the Parties, the terms relating to such Additional Services will be set forth in a writing referencing this Agreement and executed by the Parties and such Additional Services shall thereafter be deemed to constitute “Services” hereunder, and the content of such separate writing shall be deemed to be incorporated into Schedule 2.1 hereof.

Section 2.3            Replacement Services.  If (i) KCG is unable to Provide any Service that is otherwise required to be provided pursuant to this Agreement for any reason outside of its control or (ii) KCG is excused from Providing any Service by reason of Section 2.5(b), KCG shall provide notice thereof to BATS at least sixty (60) days in advance (or as much in advance as reasonably practicable under the circumstances) and shall use its reasonable best efforts to provide BATS or Hotspot (as applicable) substantially equivalent services and support in accordance with this Agreement, which replacement services and support (to the extent acceptable to BATS in its reasonable discretion) shall be considered a Service for purposes of this Agreement and the terms of which will be incorporated into Schedule 2.1 hereof.

Section 2.4            Service Coordinators.  KCG and BATS shall each nominate an employee to act as the primary contact person with respect to the Provision of the Services (each, a “Service Coordinator”).  Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services Provided hereunder shall be directed to the Service Coordinators.

Section 2.5            Standard of Performance.  (a) KCG shall use reasonable efforts to Provide Services hereunder in a manner consistent with recent practice prior to the Effective Date.

(b) Notwithstanding anything to the contrary contained in this Agreement, KCG shall not be obligated to Provide any Services to the extent the provision of such Service would violate (i) any agreement or license with a third party and set forth on Schedule 2.5(b)(i) to this Agreement to which KCG or its Affiliates are subject as of the date of this Agreement, and any extension or renewal of those agreements or licenses or (ii) applicable Law.  With respect to Services that KCG has Provided through a third party provider, KCG shall use reasonable efforts to cause such third party provider to perform such Services in accordance with the contract with the applicable KCG entity; provided that KCG shall not be obligated to incur any cost or expense, in connection with obtaining such approvals, agreements, permits consents, waivers and licenses, except as set forth on Schedule 2.5(b) to this Agreement.  To the extent a third party provider refuses or conditions its willingness to perform Services, KCG and BATS will cooperate and jointly participate in negotiating with such third party provider.  If, during the term of this Agreement, any agreement with a third party provider under which Services are provided is terminated by such third party provider or not renewed by either party thereto, (i) BATS will use commercially reasonable efforts to secure an agreement with such third party provider to provide such Services, (ii) KCG and BATS will cooperate and jointly participate in negotiating with such third party provider and (iii) BATS shall use commercially reasonable efforts to obtain substantially similar services from a different third party provider.  In connection with the foregoing, KCG will use commercially reasonable efforts to minimize any service disruption, including by providing BATS with prompt advance notice of any such termination or non-renewal to the extent practicable.

(c) BATS agrees to give KCG reasonably prompt notice of any change in the manner the business of Hotspot is conducted or Services Provided that would reasonably be expected to have an adverse effect on KCG’s Provision of Services hereunder.  KCG will work in good faith with BATS to determine if the Services can still be provided, and if so, what, if any, changes in the terms of such Services are needed.  In addition, in the event BATS determines to make a change in the manner in which the business of Hotspot is operated during the Term that would require Services to be Provided in a different manner (it being understood that KCG shall not be required to provide Services in such different manner except as contemplated by this Section 2.5(c) or as KCG may otherwise consent), BATS may provide notice to KCG and, upon receipt of such notice, KCG will work in good faith with BATS to determine whether such Services can be so Provided without undue burden and, if so, on what terms.  If the parties can agree on terms, such Services shall each be considered a Service for purposes of this Agreement and the terms of which will be incorporated into Schedule 2.1 hereof.  It is agreed that (i) KCG being required to utilize additional persons (either employees, independent contractors or service providers) to Provide Services, (ii) a non-de minimis increase in the time any KCG employee must commit to Providing Services, (iii) the incurrence of any costs that are not reimbursed by BATS, and (iv) requiring the consent under any license of KCG, shall be considered an undue burden; provided, that, notwithstanding the foregoing, even if a Service would create an undue burden, KCG will reasonably cooperate with BATS in finding a solution that does not include KCG Providing Services and will provide reasonable transition support for the migration of any Service to BATS or a third party.

(d) Notwithstanding anything in this Agreement to the contrary, the nonperformance of KCG or its Affiliates under this Agreement shall be excused if such nonperformance results from BATS’ or Hotspot’s failure to perform its obligations under this Agreement or from wrongful or tortious actions of BATS or Hotspot after KCG has provided reasonable notice of such nonperformance or wrongful or tortious actions and used commercially reasonable efforts to perform notwithstanding such nonperformance or wrongful or tortious actions.

Section 2.6            Consent and Approvals.  KCG represents and warrants to BATS that the execution, delivery and performance by KCG of this Agreement does not and will not (a) violate any provision of the Constituent Documents of KCG, (b) other than with respect to the agreements or licenses set forth on Schedule 2.5(b)(i) to this Agreement, result in a breach of or default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of KCG or any of its Affiliates or to a loss of any benefit to which KCG or its Affiliates is entitled, under any Contract, or any judgment or decree to which any assets of KCG or any of its Affiliates are subject or by which KCG or any of its Affiliates is bound, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Provision of any Services hereunder or (c) violate any material Law binding upon KCG, except for such violations that would not, individually or in the aggregate, reasonably be expected to be material to the Provision of any Services hereunder.

ARTICLE III

PAYMENT

Section 3.1            Service Fees.  The fees that shall be due in respect of the Services and payable by BATS in accordance with the terms hereof, (the “Service Fees”) are set forth on Schedule 2.1.

Section 3.2            Billing and Payment Terms. KCG shall invoice BATS for Services on a monthly basis for all Services that KCG Provided during the preceding month.  Each such invoice shall be payable within thirty (30) days after BATS’ receipt of the invoice.  Payment of all such invoices shall be made in U.S. dollars by wire or ACH transfer to such accounts as designated by KCG.

(b)           If BATS in good faith disputes any invoice or portion of an invoice by providing written notice to KCG of such dispute prior to the due date, it may withhold the disputed portion of such payment until such dispute is resolved.  If BATS disputes any charges hereunder, the Parties shall work together in good faith to resolve such dispute. All undisputed charges shall be paid when otherwise due.  If the resolution of such a dispute is that BATS owes an amount of money to KCG, BATS shall pay such amount within fifteen (15) days following resolution of the dispute.

(c)           Neither BATS nor Hotspot shall have any right of set off or other similar rights with respect to amounts owed under this Agreement or any other amounts claimed to be owed by or to BATS or its Affiliates arising out of the SPA (other than amounts that are due and payable pursuant to Section 3.4 of the SPA or are otherwise due and payable after a Final Determination pursuant to the SPA).

Section 3.3            Records; Inspection and Audit Rights.  During the Term and for twelve (12) months thereafter, KCG agrees to maintain accurate records regarding its compliance with the terms of this Agreement, including substantiating the charges for any Service Provided hereunder.  Upon no less than thirty (30) days prior written notice from BATS, KCG shall make available to an independent auditing firm (which will not be the independent auditor of KCG or BATS) (the “Auditor”) reasonable access to such records.  Such access shall be provided during

KCG’s regular business hours and any review shall be conducted in a manner that shall not unreasonably interfere with KCG’s normal operations.  In no event shall BATS be permitted to request such an audit more than once in any twelve (12) month period or with respect to a calendar quarter in which the aggregate Service Fees payable by BATS are less than $50,000.  All information disclosed to the Auditor shall constitute the Confidential Information of KCG, and, if so requested by KCG, the Auditor shall be required to enter into a reasonable and customary nondisclosure agreement with KCG.  The Auditor shall not be permitted to disclose to BATS any such information other than its determination that an overcharge or undercharge may have occurred, and in what amount.  In the event that either KCG disagrees with an overcharge found by the Auditor, KCG may, within thirty (30) days, deliver a notice to BATS and the Auditor disagreeing with the overcharge and providing evidence of its calculation of the Servicing Fees owed by BATS and its grounds for disagreement.  During the fifteen (15) day period following the delivery of notice by KCG, the Auditor shall consider the evidence provided by KCG.  Any determination by the Auditor following such fifteen (15) day period of an overcharge, and the amount of such overcharge, shall be final and binding upon KCG.  All costs and expenses of such audit shall be borne by BATS unless such audit reveals any overcharge in excess of $10,000, in which case all costs and expenses of such audit shall be borne by KCG.  Any amounts found pursuant to this Section 3.3 to have been overpaid by BATS shall be refunded within fifteen (15) days following the confirmation thereof by the audit above.

ARTICLE IV

ACCESS AND SECURITY

Section 4.1            Security Level; Additional Security Measures.

(a)           KCG shall at all times during the Term maintain a level of physical and electronic security (including data security and data privacy) in its Provision of the Services that it Provides, consistent with that of market practice for similar businesses and sufficient to at the least comply with applicable Law, and shall use commercially reasonable efforts promptly address any new security related issues, including compliance with applicable Law related to security and issues related to new technologies or threats.

(b)           KCG may take physical or information security measures that affect the manner in which Services are Provided, provided that the substance and overall delivery of any affected Services are not materially and adversely effected and otherwise complies with this Agreement; and KCG will give BATS reasonable, prior notice of any such physical or information security measures that are material.

Section 4.2            Security Breaches.  In the event that a security breach that relates to the Services, or an attempted security breach that relates to the Services and is deemed in good faith not to be immaterial, is discovered by either Party, such Party shall promptly notify the other Party of such event.  KCG and BATS shall, subject to any applicable Law, cooperate with each other regarding the timing and manner of (a) notification to their respective customers, potential customers, employees and/or agents concerning a breach or potential breach of security and (b) disclosures to appropriate Governmental Entities as required by applicable Law regarding such security breach or attempted security breach.

Section 4.3            Systems Security.

(a)           If either Party, or its Personnel or clients, will be given access to the other Party’s computer systems or software (“Systems”) in connection with the Provision of the Services, the accessing Party, its Personnel, or its clients, as the case may be, shall comply with all of such other Party’s written system security policies, procedures and requirements (as amended from time to time, the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by such other Party.

(b)           Each Party shall use reasonable best efforts to ensure that only those of its Personnel and its clients who are specifically authorized to have access to the Systems of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its Personnel and its clients regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions.

(c)           If, at any time, either Party determines that (i) a Party, its Personnel or its clients has sought to circumvent, or has circumvented, the Security Regulations, (ii) that any unauthorized Personnel or clients of a Party has accessed its Systems or (iii) that a Party, any of its Personnel or any of its clients has engaged in activities that may lead or have led to the unauthorized access, use, destruction, alteration or loss of data, information or software, (in each of clauses (i), (ii), and (iii) of this Section, the Party referred to therein being the “Non-Harmed Party”), the Non-Harmed Party shall, upon receipt of notification from the harmed Party or its otherwise becoming aware of such matter, immediately suspend its Personnel’s or client’s access to the Systems until such time that the Parties may reasonably agree to restore such access.

(d)           Each of KCG, BATS and their respective Personnel and clients, shall access and use only those Systems, and only such data and information within such Systems to which it has been granted the right to access and use.  Any Party shall have the right to deny the Personnel and clients of the other Party access to such Party’s Systems, after prior written notice, in the event the Party reasonably believes that such Personnel or clients pose a security concern.

(e)           All user identification numbers and passwords of a Party disclosed to the other Party, and any information obtained from the use of such disclosing Party’s Systems, shall be deemed Confidential Information of the disclosing Party.

ARTICLE V

CONFIDENTIAL INFORMATION AND PROPRIETARY INFORMATION

Section 5.1            Confidential Information.

(a)           “Confidential Information” means all information (whether in written, electronic or oral form) disclosed by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) under the terms and for purposes of this Agreement (including information disclosed in the course of negotiation of this Agreement and the terms of this Agreement) that is not generally known to the public and that is designated as confidential or otherwise should reasonably be understood as confidential given the nature and circumstances of its disclosure, except for (i) information that is or becomes publicly available (other than through disclosure by the Receiving Party or its Affiliates), from and after the date of public availability; (ii) information rightfully disclosed to the Receiving Party by a third party not bound by any confidentiality agreement with the Disclosing Party; (iii) information developed by the Receiving Party independent of any of the Disclosing Party’s Confidential Information; or (iv) information that is rightfully in the possession of the Receiving Party and not subject to any duty of confidentiality as of the Effective Date.

(b)           The Receiving Party shall not, and shall cause its respective Affiliates and each of its and its Affiliates’ directors, partners, officers, managers, members, personnel, accountants, counsel and other advisers, and other representatives (“Representatives”) not to, disclose to any other person or use, except for purposes of this Agreement (and only in accordance with applicable Law), any information that is Confidential Information of the Disclosing Party; provided, however, that the Receiving Party may disclose such Confidential Information, to the extent permitted by any applicable Law (i) to its Representatives solely on a reasonable need to know basis in connection with the performance of the Receiving Party’s obligations or rights under this Agreement, so long as such Representatives are under an obligation to maintain the information as confidential in accordance with Section 5.1(d), (ii) in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the Receiving Party to the extent required by applicable Law or (iii) in order to comply with any applicable Law applicable to the Receiving Party, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the Receiving Party in the course of any litigation, investigation or administrative proceeding.

(c)           In the event that the Receiving Party or any of its Representatives becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall, unless prohibited by law, Provide the Disclosing Party with prompt prior written notice of such requirement, and, shall exercise reasonable efforts to cooperate with the Disclosing Party (at the Disclosing Party’s expense) in any reasonable efforts by the Disclosing Party to obtain a protective order or similar remedy to such Confidential Information, as the case may be, not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege.  In the event that such protective order or other similar remedy is not obtained, the Receiving Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall cooperate with the Disclosing Party (at the Disclosing Party’s expense) in any reasonable efforts by the Disclosing Party to obtain assurance that confidential treatment will be accorded such disclosed Confidential Information.

(d)           The Receiving Party shall, and shall cause its Representatives to, protect the Disclosing Party’s Confidential Information by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such as the Receiving Party uses to protect its own confidential information of a like nature.

(e)           The Receiving Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of the Disclosing Party’s Confidential Information, as

bind the Receiving Party under this Agreement in advance of the disclosure of any such Confidential Information to such Representatives.

ARTICLE VI

INDEMNIFICATION

Section 6.1            Each party hereby represents and warrants that, to its knowledge, this Agreement, and the performance of such Party’s obligations hereunder, does not violate any applicable Law or breach any other agreement to which such Party is a party or is otherwise bound.

Section 6.2            Indemnification by BATS.  BATS (in this Section 6.2, Section 6.4 and Section 6.5, the “Indemnifying Party”) shall indemnify, defend and hold harmless KCG and its Affiliates and their respective officers and directors, employees, agents, successors and permitted assigns (each, in this Section 6.2, Section 6.4 and Section 6.5, an “Indemnified Party”) from and against all Indemnified Liabilities (as defined below) arising from any fraud, willful misconduct or gross negligence of BATS or any of its Affiliates or their respective directors, officers, employees or agents in connection with the performance of their respective obligations under this Agreement.  BATS shall not be liable under this Section 6.2 for any specific act (or omission to act) taken or omitted to be taken by BATS or Hotspot at KCG’s express direction.

Section 6.3            Indemnification by KCG.  KCG (in this Section 6.3, Section 6.4 and Section 6.5, the “Indemnifying Party”) shall indemnify, defend and hold harmless BATS, Hotspot, their Affiliates and their respective officers and directors, employees, agents, successors and permitted assigns (each, in this Section 6.3, Section 6.4 and Section 6.5, an “Indemnified Party”) from and against all Indemnified Liabilities arising from any fraud, willful misconduct or gross negligence of KCG or any of its Affiliates, or their respective directors, officers, employees or agents in connection with the performance of their respective obligations under this Agreement.  KCG shall not be liable under this Section 6.3 for any specific act (or omission to act) taken or omitted to be taken by KCG or its Affiliates at BATS’ or Hotspot’s express direction.

Section 6.4            Indemnified Liabilities.  As used in this Article, “Indemnified Liabilities” means any and all claims, demands, costs, damages, settlements and liabilities (including all reasonable attorneys’ fees and court costs) of any kind whatsoever, directly and to the extent arising out of any claim, action or proceeding brought by a third party for which such Indemnified Party is entitled to indemnification pursuant to this Article, except to the extent provided in Section 6.6.

Section 6.5            Indemnification Procedure.  The Indemnifying Party’s indemnity obligations under this Article are subject to the following conditions and procedure:  (a) the Indemnified Party promptly notifying the Indemnifying Party in writing of the Indemnified Liabilities, however, the Indemnifying Party’s indemnity obligations shall not cease unless the failure to so notify materially prejudices its ability to defend; (b) the Indemnifying Party having sole control of the defense and all related settlement negotiations, provided that the Indemnified Party may participate in the defense and settlement negotiations using its own counsel at its own expense, and provided further that the Indemnifying Party shall not settle any Indemnified Liabilities without the Indemnified Party’s consent unless the settlement provides for an unconditional release of the Indemnified Party from all liability with respect to such Indemnified Liabilities and admits no fault by the Indemnified Party; and (c) the Indemnified Party, at the Indemnifying Party’s expense, reasonably cooperating with the Indemnifying Party in the defense and settlement.

Section 6.6            Limitations.

(a)           The indemnity provided in this Article VI shall be the sole and exclusive remedy of the Parties for any breach of this Agreement in the Provision of the Services by KCG.

(b)           No Party shall be liable for any consequential, special, exemplary or punitive damage or loss (other than (i) to the extent awarded in a final and non-appealable order or judgment entered by a court of competent jurisdiction resolving such dispute or a final non-appealable determination rendered by an arbitration or like panel to which the parties submitted such dispute that resolves such dispute in connection with a third-party claim for Indemnified Liabilities or (ii) any consequential damages or losses that are reasonably foreseeable).

(c)           KCG shall not have any liability under this Agreement for any nonperformance that is excused pursuant to the terms of this Agreement.

(d)           Except in the case of fraud, gross negligence or willful misconduct, no Party’s liability under this Agreement shall exceed the aggregate amount of all Service Fees paid by BATS to KCG .

ARTICLE VII

TERM AND TERMINATION

Section 7.1            Term of Agreement.  Unless earlier terminated pursuant to this Article VII, this Agreement and the Provision of all Services set forth on Schedule 2.1 shall become effective on the Effective Date and shall remain in force for an initial term of two (2) years thereafter or such shorter period as may be set forth on Schedule 2.1 with respect to any Service (the “Initial Term”).  The term of this Agreement and each Service shall extend automatically for one additional six (6) month period unless otherwise provided with respect to a Service on Schedule 2.1 (“Renewal Term” and, collectively with the Initial Term, the “Term”), unless either Party notifies the other of its intention not to renew the Agreement a minimum of ninety (90) days before the first day of the Renewal Term.

Section 7.2            Termination.

(a)           Termination of Services; Agreement.  Any Service set forth on Schedule 2.1 may be terminated at any time by BATS upon written notice to KCG upon the proscribed “Termination Notice Period” set forth for the respective Service on Schedule 2.1.  Such notice must specify the Service or Services to be terminated, and the effective date of such termination.

Any such terminated Service shall, on the effective date of such termination, be deemed deleted from Schedule 2.1, KCG shall have no further obligation to Provide such Service, and BATS shall have no further obligation to continue to use or pay for such Service.  Notwithstanding the foregoing, this Agreement may be terminated at any time by BATS upon thirty (30) days’ prior written notice to KCG.

(b)           Termination for Material Breach.  If a Party materially breaches this Agreement, the other Party may terminate this Agreement or any or all Services affected by such material breach unless, within thirty (30) days of written notice thereof, such breaching Party (i) cures such material breach to the reasonable satisfaction of the other Party (if such material breach is subject to cure) and (ii) demonstrates, to the other Party’s reasonable satisfaction, that such breaching Party has enacted remedial measures designed to prevent the breach from occurring again.

(c)           Termination for Completion of Services.  This Agreement may be terminated in writing by both Parties in the event that the Parties agree BATS no longer requires the Provision of Services.

(d)           Other Termination by KCG or BATS.  This Agreement, or any Service Provided hereunder, as applicable, may be terminated by either Party upon written notice to the other Party, if the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party.

Section 7.3            Effects of Termination.  Upon termination of this Agreement for any reason:

(a)           The obligations of KCG to Provide the Services hereunder shall immediately cease, and BATS and its Affiliates shall stop using, directly or indirectly, such Services.  BATS shall only be liable for such costs incurred in connection with the Services prior to the date of such termination.

(b)           Subject to any applicable Law, upon request, each Party shall, and shall cause its Affiliates to, return to the other Party or destroy (and certify to the destruction of), all of the other Party’s and its Affiliates’ Confidential Information and proprietary information, and all tangible personal property and books, records or files provided by such other Party or its Affiliates and used in connection with the Provision of Services that are in their possession as of the termination date.  Notwithstanding the foregoing, Receiving Party shall not be required to return or destroy any Confidential Information that it is required to retain to comply with record-keeping requirements for legal or regulatory purposes, provided that such Confidential Information is kept confidential in accordance with the terms of this Agreement.  The return and/or destruction of the Confidential Information shall not relieve Receiving Party from compliance with other terms and conditions of this Agreement.

(c)           The following provisions shall survive the termination of this Agreement:  Section 3.2, Section 3.3, ARTICLE V, ARTICLE VI, this Section 7.3 and ARTICLE VIII.

ARTICLE VIII

MISCELLANEOUS

Section 8.1            Section Headings and References; Interpretation.  The section headings are for the convenience of the Parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the Parties.  Any reference in this Agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise. The words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation.”  The Parties have participated jointly in the negotiation and drafting of this Agreement with counsel sophisticated in investment transactions.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.2            Notices and Demands.  Any notice or demand that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand or by telecopy, e-mail or other method of electronic transmission (provided such transmission generates evidence of delivery), or five (5) calendar days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) calendar days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

(a)           If to KCG:

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, New Jersey 07310

Attention:

Facsimile:

E-Mail:

(b)           If to BATS:

BATS Global Markets, Inc.

8050 Marshall Drive

Lenexa, KS 66214

Attention:

Facsimile:

E-Mail:

or, in either case, at such other address as such Party may designate by ten (10) days’ advance written notice to the other Party hereto.

Section 8.3            Governing Law; Consent to Jurisdiction.  The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court located in the Borough of Manhattan in New York City, as well as all courts from which an appeal may be taken or other review sought from the aforesaid course (collectively, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement: 1. irrevocably submits to the exclusive jurisdiction of the Chosen Courts, 2. waives any objection to laying venue in any such action or proceeding in the Chosen Courts, 3. waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and 4. agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.2.

Section 8.4            Integration.  This Agreement, together with the SPA, constitutes the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

Section 8.5            Waivers and Consents; Amendments.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by KCG and BATS, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.6            Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement unless the effect thereof would be to alter materially the effect of this Agreement, and this Agreement (if not so altered) shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

Section 8.7            Successors and Assigns; No Third Party Beneficiaries.  No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, except that either Party may assign this Agreement in full to a successor to its business in connection with a merger or sale of all or substantially all its assets relating to the subject matter hereof or in the event of a corporate restructuring or consolidation.  Any assignment made in violation of this section shall be wholly void and invalid, the assignee shall acquire no rights whatsoever, and the non-assigning party shall not recognize, nor shall it be required to recognize, the assignment.  Subject to the terms of this Section 8.7, this Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether express or implied, shall confer on any person or entity, other than the Parties or their Affiliates, any rights, remedies or liabilities.

Section 8.8            WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR

OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.9            Expenses.  Except as stated herein, each Party hereto shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder; provided, however, that nothing in this Section 8.9 shall relieve any Party hereto of any liability resulting from such Party’s breach of this Agreement.

Section 8.10          Counterparts; Facsimiles.  This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.  The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.tiff” files.

Section 8.11          Employee Matters.  All employees and representatives of KCG or its Affiliates providing Services under this Agreement shall be deemed for purposes of all compensation and employee benefits to be employees or representatives solely of KCG or its Affiliates (as applicable) and not to be employees or representatives of BATS or Hotspot.  In performing their respective duties hereunder, all such employees and representatives of KCG or its Affiliates shall be under the direction, control and supervision of KCG or its Affiliates (as applicable), subject to the reasonable directions of BATS, and such entity shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.  KCG and its Affiliates shall have responsibility for compliance with all applicable Law relating to the employer/employee relationship between KCG and its Affiliates and their respective employees providing Services, including, but not limited to, federal, state and/or local laws on hours of labor, wages, worker’s compensation, taxes, unemployment compensation, insurance and social security benefits.

Section 8.12          Relationship of the Parties.  Each Party and its Affiliates shall be acting as an independent contractor in performing under this Agreement, and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party or any of its Affiliates.  Each Party and its Affiliates shall, at all times, maintain complete control over its Personnel and operations, and shall have sole responsibility for staffing, instructing and compensating its Personnel.  Neither Party (nor its Affiliates) shall have, or shall represent that it has, any power, right or authority to bind the other Party (or its Affiliates) to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other Party (or its Affiliates), or make any promises or representations on behalf of the other Party (or its Affiliates), unless agreed to in writing.

Section 8.13          Force Majeure.  No Party shall be liable for any failure or performance to the extent attributable to acts, events or causes (including war, riot, rebellion, civil disturbances, terrorist actions or attacks, flood, storm, fire and earthquake or other conditions or events of nature, or any act of a Governmental Authority) beyond its control to prevent in whole or in part performance by such Party under this Agreement.  Each Party agrees to use commercially reasonable efforts to minimize the effect of any such, act, event or cause.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BATS GLOBAL MARKETS, INC.

By:
Name:
Title:

KNIGHT CAPITAL GROUP, INC.

By:
Name:
Title:

[Transition Services Agreement Signature Page]